AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1999



                                                      REGISTRATION NO. 333-79757

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                               MORTGAGE.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                FLORIDA                                     6162                                   65-0435281
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)

                            ------------------------

                               MORTGAGE.COM, INC.
                      8751 BROWARD BOULEVARD, FIFTH FLOOR
                           PLANTATION, FLORIDA 33324
                                 (954) 452-0000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 SETH S. WERNER
                            CHIEF EXECUTIVE OFFICER
                               MORTGAGE.COM, INC.
                      8751 BROWARD BOULEVARD, FIFTH FLOOR
                           PLANTATION, FLORIDA 33324
                                 (954) 452-0000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

       LUTHER F. SADLER, JR., ESQ.                    JOHN M. HESSION, ESQ.                       MICHAEL BRENNER, ESQ.
        JEFFREY M. MCFARLAND, ESQ.                    JOHN M. MUTKOSKI, ESQ.                     CHAN BRYANT ABNEY, ESQ.
             FOLEY & LARDNER                     TESTA, HURWITZ & THIBEAULT, LLP                    MORTGAGE.COM, INC.
             200 LAURA STREET                            125 HIGH STREET                   8751 BROWARD BOULEVARD, FIFTH FLOOR
       JACKSONVILLE, FLORIDA 32202                       BOSTON, MA 02110                       PLANTATION, FLORIDA 33324
             (904) 359-2000                              (617) 248-7000                              (954) 452-0000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /:

     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. / /                      .

     If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. / /                      .

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 13, 1999



                                7,500,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                            ------------------------


     Mortgage.com is selling shares of common stock. Prior to this offering, there has been no public market for the common stock. We expect the price to be between $10.00 and $12.00 per share. We have applied to list the common stock on The Nasdaq Stock Market's National Market under the symbol "MDCM."



     Mortgage.com has granted the underwriters an option to purchase a maximum of 1,125,000 additional shares of common stock to cover over-allotments of shares.



  INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" ON
                                    PAGE 6.



                                                                  UNDERWRITING
                                          PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                           PUBLIC                 COMMISSIONS               MORTGAGE.COM

Per Share.......................             $                         $                         $
Total...........................             $                         $                         $




We will deliver the shares of common stock on or about             , 1999.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON



                           DEUTSCHE BANC ALEX. BROWN


                                                      U.S. BANCORP PIPER JAFFRAY

                       PROSPECTUS DATED            , 1999

     [The graphic appearing here represents the process through which a mortgage loan is originated, funded and closed with Mortgage.com.


     Beginning at the top of the picture, symbols represent the avenues through which Mortgage.com receives applications. These applications flow through the CLOser software system represented in the picture. Moving down the picture, a series of boxes represent steps in the mortgage process and show the associated Mortgage.com service.]

                               TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
PROSPECTUS SUMMARY.........................................................................................      3
RISK FACTORS...............................................................................................      6
USE OF PROCEEDS............................................................................................     15
DIVIDEND POLICY............................................................................................     15
CAPITALIZATION.............................................................................................     16
DILUTION...................................................................................................     17
SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................     18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................     19
BUSINESS...................................................................................................     33
MANAGEMENT.................................................................................................     50
CERTAIN TRANSACTIONS.......................................................................................     57
PRINCIPAL STOCKHOLDERS.....................................................................................     59
DESCRIPTION OF CAPITAL STOCK...............................................................................     62
SHARES ELIGIBLE FOR FUTURE SALE............................................................................     66
UNDERWRITING...............................................................................................     68
NOTICE TO CANADIAN RESIDENTS...............................................................................     70
LEGAL MATTERS..............................................................................................     71
EXPERTS....................................................................................................     71
ADDITIONAL INFORMATION.....................................................................................     71
INDEX TO FINANCIAL STATEMENTS..............................................................................    F-1

                            ------------------------


     Until             , 1999 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


     This summary highlights information that we present more fully in the rest of this prospectus. You should read the entire prospectus carefully, except where we state otherwise, all information in this prospectus assumes:



     o the conversion of the outstanding convertible note and all shares of convertible preferred stock into an aggregate of 27,530,306 shares of common stock upon completion of this offering, assuming an initial public offering price of $11.00 per share;



     o a 7-for-1 split of the common stock prior to completion of this offering;



     o no exercise of the underwriters' over-allotment option; and



     o redemption of the warrants held by Superior Bank and repayment of the notes issued in February and April 1999, as described in "Use of Proceeds."


                                  MORTGAGE.COM


     Mortgage.com is a leading provider of online mortgage services to consumers and businesses. We have developed state-of-the-art technology called CLOser that uses the Internet to offer origination, processing, underwriting, closing and secondary marketing of mortgage loans. We offer these mortgage services directly to consumers at our www.mortgage.com Web site and retail locations. We also use our technology to provide online mortgage services to other businesses, including mortgage brokers, mortgage banks, financial institutions, Realtors and homebuilders. Through this multifaceted strategy, we aspire to "touch every mortgage."



     According to the Mortgage Banker's Association, approximately $1.5 trillion in mortgage loans were originated in 1998. Despite its lengthy history and numerous refinements, the mortgage purchasing process remains arduous for most borrowers. Many borrowers are dissatisfied with:



     o the complexity and inefficiency of the borrowing process,



     o time delays related to the manual collection and transfer of information, and



     o the inability to monitor the status of loans.


     Even though these are the types of bottlenecks that the Internet is expected to alleviate, Forrester Research reported that less than 1% of mortgages funded in 1998 were originated online. We believe that this is mainly because traditional mortgage industry participants lack technological capabilities and, until very recently, both borrowers and lenders have been reluctant to embrace new online customer contact channels. In light of the recent development of online mortgage services, Forrester Research expects that by 2003, online mortgage loan volume will grow to nearly 10% of all mortgage loans funded, exceeding $91 billion.


     At Mortgage.com, we offer borrowers a more satisfying and efficient mortgage purchasing experience, both directly to the consumer and through our more than 50 business clients, including Intuit Lender Services, Mason-McDuffie Real Estate, GE Capital Mortgage Services, Fleet Mortgage and Century 21 and Coldwell Banker offices in California. Borrowers can select from a wide range of loan products at our Web site, www.mortgage.com, at our branch office facilities and through our mortgage professionals at locations where homes are purchased. Borrowers can also visit any of our 22 client Web sites to satisfy their mortgage needs.


     Our mortgage financing services provide borrowers with widespread benefits, including:

     o Convenient access to the mortgage lending process--through the Internet, by e-mail, by telephone, or at the locations where homes are sold;

     o Interactive selection from a comprehensive suite of mortgage products and services;

     o Personalized services and products tailored to individual needs;


     o Faster applications and preliminary indications of whether the borrower qualifies for a particular loan;



     o Ability to immediately lock-in an interest rate; and


     o Constant monitoring of loan status.

     For the year ended 1998, we originated and closed $2.0 billion of mortgage loans, of which approximately 21% were originated online. For the three months ended March 31,1999, we originated and closed $751.6 million of mortgage loans, of which approximately 39% were originated online.


     We are located at www.mortgage.com, our address is 8751 Broward Boulevard, Plantation, FL 33324 and our telephone number is (954) 452-0000. We began operations in April 1994 and changed our name to Mortgage.com in January 1999.


                               RECENT FINANCINGS


     In May 1999 we issued a convertible note in the principal amount of $27.5 million to Intuit. The note is convertible prior to the public offering into 3,208,333 shares of common stock based upon an approximately $8.57 conversion price. The common stock issued upon conversion of the note will represent approximately 7.1% of the issued and outstanding voting stock. The proceeds of the sale of the note allowed us to purchase technology and redeem outstanding warrants.



     Also in May 1999, we issued 250,001 shares of convertible non-voting preferred stock for working capital purposes. The preferred stock will automatically convert into 1,750,007 shares of common stock upon completion of this offering. The common stock issued upon conversion of this series of preferred stock will represent approximately 3.9% of the issued and outstanding voting stock. The proceeds of the sale of the note were used for general corporate purposes.


                                  THE OFFERING


Common stock offered.............................................................   7,500,000 shares
Common stock to be outstanding after the offering................................   44,778,674 shares
Use of proceeds..................................................................   For working capital and other
                                                                                    general corporate purposes.
Proposed Nasdaq National Market symbol...........................................   MDCM



     These share numbers are based on shares outstanding on June 30, 1999. The share numbers exclude:



     o 12,567,716 shares of common stock issuable upon exercise of options outstanding under our stock option plan, 3,795,134 of which are exercisable at a weighted average exercise price of approximately $.97 per share;



     o 8,427,944 shares authorized but unissued under our stock option plan; and



     o 6,996,080 shares of common stock issuable upon exercise of exercisable options and warrants outstanding outside of our stock option plan, 6,867,749 of which are exercisable at a weighted average exercise price of approximately $.96 per share. Of the options and warrants outstanding, warrants to purchase 128,331 shares of common stock become exercisable upon completion of this offering at the offering price, assuming an offering price of $11.00 per share.

                                SUMMARY FINANCIAL DATA
                         (In thousands, except per share data)


     We have calculated unaudited pro forma basic and diluted net loss per share assuming the conversion of the convertible note issued in May 1999 and all outstanding preferred stock into common stock as if the shares had converted immediately upon their issuance, but without assuming undeclared cumulative dividends on preferred stock. Net loss attributable to common shareholders includes undeclared cumulative dividends on preferred stock and is not included in the calculation of pro forma basic and diluted net loss per share.



                                                                                                          THREE MONTHS
                                                                                                              ENDED
                                                                          YEAR ENDED DECEMBER 31,          MARCH 31,
                                                                       -----------------------------    -----------------
                                                                        1996       1997       1998       1998      1999
                                                                       -------    -------    -------    ------    -------
                                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenue.....................................................   $ 7,516    $16,474    $35,691    $6,819    $13,216
  Total expenses....................................................    11,534     20,006     41,768     7,189     16,414
  Net loss..........................................................    (4,018)    (3,532)    (6,078)     (370)    (3,199)
  Net loss attributable to common shareholders......................    (4,434)    (4,485)    (8,943)     (691)    (4,130)
  Basic and diluted net loss per share..............................     (0.56)     (0.55)     (1.02)    (0.09)     (0.44)
  Shares used in computation of basic and diluted net loss per
    share...........................................................     7,924      8,162      8,729     7,686      9,492
  Unaudited pro forma net loss attributable to common
    shareholders....................................................                         $(6,829)             $(3,377)
  Unaudited pro forma basic and diluted net loss per share..........                         $ (0.19)             $ (0.09)
  Shares used in computation of unaudited pro forma basic and
    diluted net loss per share......................................                          36,071               36,834



     The pro forma as adjusted balance sheet data as of March 31, 1999 gives effect to:

  o the receipt of cash proceeds from the issuance of the convertible note issued in May 1999;

  o the receipt of cash proceeds from the issuance of the preferred stock after March 31, 1999;

  o the conversion of the convertible note issued in May 1999 and all outstanding preferred stock into common stock;

  o the sale of 7,500,000 shares of common stock offered at an assumed initial public offering price of $11.00 per share after deducting underwriting discounts and commissions and estimated offering expenses;

  o the use of a portion of the offering proceeds to repay some of our debt.





                                                                                                   MARCH 31, 1999
                                                                            DECEMBER 31,        -----------------------
                                                                         -------------------                PRO FORMA
                                                                          1997        1998       ACTUAL     AS ADJUSTED
                                                                         -------    --------    --------    -----------
                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................   $ 1,680    $  3,412    $  6,251     $ 86,826
  Working capital (deficit)...........................................     1,353       2,204       6,142       86,767
  Total assets........................................................    81,927     193,438     188,805      269,433
  Total long-term debt, net of current portion........................         0           0       7,623            0
  Convertible preferred stock.........................................    11,823      26,473      26,473            0
  Stockholders' equity................................................     3,797      13,136      10,993      101,618

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you might lose all or part of your investment.


WE HAVE EXPERIENCED LOSSES SINCE INCEPTION, WE EXPECT FUTURE LOSSES AND WE MAY
  NOT BECOME PROFITABLE.



     We have incurred substantial net losses in every fiscal period since we began operations. Although we have experienced strong revenue growth in the last several quarters, we anticipate further quarterly and annual losses until at least the latter half of 2002.



     As of March 31, 1999, we had an accumulated deficit of approximately
$21.3 million. We incurred net losses of nearly $6.1 million for the year ended December 31, 1998 and approximately $3.2 million for the three months ended March 31, 1999. Net losses have increased for each fiscal year since 1996 and this trend may continue. We may not become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect to increase our research and development, general and administrative, and marketing expenses. As a result, we will need to generate significant additional revenues to achieve and maintain profitability.



WE HAVE ONLY OPERATED ONLINE SINCE 1997, SO YOU MAY EXPERIENCE DIFFICULTY IN
  EVALUATING OUR PROSPECTS.



     We began operations in April 1994 and did not begin our Internet-related business until the summer of 1997. Our Web site was not identified as "www.mortgage.com" until January 1999. Accordingly, we have a limited operating history on which you can base your evaluation of our business and prospects. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stages of development in new and evolving markets for online financial services. These risks include:


     o our ability to develop further our unproven online business model;

     o our ability to further develop awareness and loyalty for our Mortgage.com brand;

     o our ability to maintain funding sources for mortgage loans;

     o our ability to attract and retain qualified personnel; and

     o our ability to anticipate and adapt to the changes in the evolving electronic commerce market.


     In addition, we have never operated our Internet-related business during a downturn in the mortgage market and we cannot assure you we will be successful in such a market.



WE WILL ORIGINATE AND FUND FEWER MORTGAGE LOANS IF INTEREST RATES RISE.



     In periods of rising interest rates, demand for mortgage loans typically declines. During those periods, we will likely originate and fund fewer mortgage loans and our revenues will decline.



OUR GAINS AND LOSSES ON SALES OF MORTGAGE LOANS IN THE SECONDARY MARKET ARE
  AFFECTED BY RISING INTEREST RATES AND ANY HEDGING STRATEGY WE IMPLEMENT MAY NOT OFFSET THE RISK.



     Our ability to generate net gains on the sale of loans in the secondary market may be adversely affected by increases in interest rates. We typically establish interest rates on mortgage loans we originate at the same time we obtain commitments from the anticipated purchasers of the loans. The mortgage loan purchase commitments we obtain are contingent upon delivery of the loans to the purchasers within specified periods. If we are unable to deliver closed loans on time and interest rates increase, we may experience no gain, or even a loss, on the sale of these loans. We currently do not use derivative financial instruments to hedge these risks and are therefore exposed to losses caused by rising interest rates.



     Management is currently evaluating hedging strategies to protect us against this risk. Hedging strategies involve buying and selling mortgage-backed securities so that if interest rates increase and we expect to suffer a loss on the sale of those loans, our buying and selling of mortgage-backed securities will offset the loss. An effective hedging strategy is complex and no hedging strategy can completely eliminate our risk. To the extent that we implement a hedging strategy but are unable to effectively match our purchases and sales of mortgage-backed securities with the sale of the loans we originate, our gains on sales of mortgage loans may be reduced. See "Disclosures About Market Risk" in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation."



IF WE ADOPT A HEDGING STRATEGY, WE MAY ALSO CHANGE THE WAY WE SELL LOANS IN THE
  SECONDARY MARKET, WHICH WOULD EXPOSE US TO LOSSES IF INTEREST RATES DECLINE SHARPLY.



     If we adopt a hedging strategy to manage our risks, we may also begin selling more loans on a mandatory delivery basis. Selling on a mandatory delivery basis means we are required to sell the loans to a secondary market investor at a price we agree upon, regardless of whether the loans close. This strategy potentially generates greater revenue for us because secondary market investors are willing to pay more for this type of commitment. However, it also exposes us to greater losses if interest rates decline sharply and borrowers choose not to close on the higher interest rate loans that we promised them prior to the decline in interest rates.



     Any hedging strategy we adopt would help us manage the risk of selling loans on a mandatory delivery basis. However, as with hedging strategies to protect us against rising interest rates, no hedging strategy is perfect. To the extent that we are unable to effectively match our purchases and sales of mortgage-backed securities with the sale of the loans we originate, the greater risks associated with loans sold on a mandatory delivery basis may cause us to lose money on the sale of those loans. See "Disclosures About Market Risk" in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."



OUR NET INTEREST INCOME IS AFFECTED BY FLUCTUATIONS IN INTERMEDIATE-TERM AND
  SHORT-TERM INTEREST RATES.



     When intermediate-term interest rates approach or sink below short-term interest rates, our net interest income is reduced or we suffer net interest losses. We earn net interest income or suffer net interest losses from the time we fund a mortgage loan until it is delivered to an investor in the secondary market. That time period generally consists of 25-40 days. Whether we earn net interest income or suffer net interest losses depends on the difference between the interest rates on mortgage loans we fund and the interest rates on the money we borrow to fund those mortgage loans.



     The interest rates on mortgage loans we fund are affected by intermediate-term rates in the United States. The interest rates on the money we borrow to fund mortgage loans are affected by short-term rates based on the London Interbank Offered Rate (LIBOR). If the intermediate-term rates in the United States approach the LIBOR rate, our net interest income is reduced or we suffer net interest losses.


FLUCTUATIONS MAY OCCUR IN OUR OPERATING RESULTS DUE TO SEASONALITY AND OTHER
  FACTORS, ANY OF WHICH MAY REDUCE THE PRICE OF OUR COMMON STOCK.


     Our revenue is subject to seasonal and other fluctuations. Due to these factors, our operating results during any given period may suffer, which could result in a reduction in the trading price of our common stock.



     Home sales typically peak during the spring and fall seasons and decline in the summer and winter. Our operating results may fluctuate significantly as a result of a variety of other factors, many of which are outside our control. These factors include:


     o a decline in residential home buying that decreases the demand for purchase mortgage loans;

     o an increase in interest rates that decreases the demand for refinancing existing mortgage loans; and

     o the number of applications generated through our Web site and those sites we create and maintain for clients.


OUR BUSINESS HAS GROWN SIGNIFICANTLY IN THE PAST 2 YEARS AND WE MAY HAVE
  DIFFICULTY MANAGING THE GROWTH.



     We have been experiencing a period of rapid growth that has been placing a significant strain on our resources. If we fail to manage our growth effectively, the quality of our services will be impaired and our financial performance will suffer.

     We have maintained a significant online presence only since April 1998. The number of our employees increased from 255 on December 31, 1997, to 594 on March 31, 1999. In addition, we recently hired a new chief financial officer and other key members of management. To manage future growth effectively, we must integrate these and other new personnel, manage our expanded operations, invest in our technology infrastructure and obtain additional space to house our operations.


IF WE ARE UNABLE TO MAINTAIN ADEQUATE FINANCING SOURCES, OUR ABILITY TO
  ORIGINATE AND FUND MORTGAGE LOANS WILL BE IMPAIRED AND OUR REVENUES WILL
  SUFFER.



     Our ability to fund mortgage loans depends to a large extent upon our ability to secure financing on acceptable terms. We currently fund most of the loans we originate through large lines of credit known as warehouse lines of credit, or under collateralized loan repurchase agreements. Several commercial banks and institutional investors provide these funding sources. Most of these financing arrangements have one-year terms and some are cancellable by the lenders at any time.


     If we are not successful in renewing our borrowings or in arranging new financing with terms as favorable as the terms of our current financing arrangements, we may have to curtail our origination and funding activities, which would reduce our revenue.


     All of the financing arrangements we use to fund mortgage loans are subject to financial covenants and other restrictions. Because we are an early stage company that is actively investing in growth, we are at times in default under those covenants and restrictions and rely on waivers from the various lenders. If we are unable to operate within the covenants or obtain waivers, all amounts that we owe under the financing arrangements could become immediately payable. The termination of a financing arrangement by a lender, or the acceleration of our debt, would have a significant negative effect on our business.


LOSS OF OUR RELATIONSHIP WITH INTUIT LENDER SERVICES WOULD ADVERSELY AFFECT OUR
  REVENUE.


     During the first three months of 1999, our relationship with Intuit Lender Services accounted for approximately 12% of the loans we originated. If Intuit Lender Services terminated one or both of our agreements, it would have a negative impact on our online originations and consequently, our revenue.



     The processing, underwriting and funding services we provide to participating lenders on www.quickenmortgage.com are subject to performance standards relating to the number of applications and inquiries we convert to funded loans and the level of customer service we provide. During portions of the first half of 1999, we were not meeting the performance standards that relate to converting applications and inquiries to closed loans. In June, we met or exceeded the performance standards under our agreement. However, if we fail to meet the performance standards in the future, Intuit Lender Services may terminate the agreements.



     Intuit Lender Services also may terminate our agreements if there is a merger or other change of control involving our company and one of Intuit Lender Services' chief competitors.



THE INTERNET MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO SUCCESSFULLY
  COMPETE AGAINST INCREASED COMPETITION IN THIS MARKET.



     The market for Internet products and services is highly competitive and there are no substantial barriers to entry. We expect that competition will continue to intensify. Many of our Internet competitors have more experience online and have greater brand recognition. We may not be able to successfully compete in the Internet services market, which would prevent us from effectively executing our business strategy.



     Recent significant entrants into the online mortgage market include E-Loan, Countrywide and iOwn. In addition, some of our competitors are partnering with Internet portals such as Yahoo! and America Online.



ADDITIONAL PRICING PRESSURES RESULTING FROM INCREASED ONLINE COMPETITION COULD
  REDUCE OUR REVENUES.



     Pricing of mortgage loans on the Internet is also highly competitive. Increased competition in the online arena has forced us and other online mortgage lenders to reduce our prices to borrowers, thus reducing our revenue.



     Pricing to borrowers involves a number of factors, including the interest rate on the loan, up-front origination fees and fees for processing, underwriting and document preparation. We have seen the difference between the price borrowers pay on 30-year mortgage loans and the price at which we expect to sell the loan drop from approximately .80% of the principal amount of loans originated in January to approximately .66% of the principal amount of loans originated in May.



OUR COMPETITORS IN THE MORTGAGE BANKING MARKET ARE OFTEN LARGER, MORE
  EXPERIENCED AND HAVE GREATER FINANCIAL RESOURCES THAN WE DO, WHICH WILL MAKE IT DIFFICULT FOR US TO SUCCESSFULLY COMPETE.



     We compete with other mortgage banking companies, commercial banks, savings associations, credit unions, insurance companies and other financial institutions in every aspect of our business. Many of these companies and financial institutions are larger, more experienced and have greater financial resources than we do. Accordingly, we may not be able to successfully compete in the mortgage banking market. Our competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer requirements. They also may be able to undertake more extensive promotional activities, offer more attractive terms to borrowers and adopt more aggressive pricing policies.



A DISCONTINUATION OR REDUCTION IN SECONDARY MARKET PROGRAMS WOULD HURT OUR
  FINANCIAL PERFORMANCE.



     Our ability to sell mortgage loans to institutional investors in the secondary market is largely dependent upon the continuation of programs administered by Fannie Mae, Freddie Mac, Ginnie Mae and private mortgage investors. These entities facilitate the sale of mortgage loans and mortgage-backed securities through the secondary market. Any discontinuation of or reduction in the operation of those programs or any significant impairment of our eligibility to participate in those programs would hurt our financial performance. Also, any significant adverse change in the secondary market level of activity or the underwriting criteria of Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors would reduce our revenues.



THE LOSS OF OUR RELATIONSHIP WITH FANNIE MAE WOULD INTERRUPT OUR PLANS FOR
  WWW.OPENCLOSE.COM.



     We have an agreement with Fannie Mae that allows us to provide mortgage brokers and mortgage bankers with use of Fannie Mae's Desktop Underwriter software through www.openclose.com. This is a Web site where mortgage companies can exchange product and pricing data and borrower information. If Fannie Mae terminates the agreement, our plans for www.openclose.com would be interrupted, and possibly discontinued, which could reduce our revenue. Our agreement with Fannie Mae expires October 14, 2003 and is automatically renewed for one year terms unless:



     o we or Fannie Mae give notice of intention to terminate before the renewal date;



     o we or Fannie Mae terminate the agreement because of a breach by the other party which remains uncured; or



     o Fannie Mae terminates the agreement upon significant changes in our management, our board of directors or the ownership of our company.



IF INTERNET GROWTH SLOWS OR BORROWERS ARE RELUCTANT TO CONDUCT FINANCIAL
  BUSINESS THROUGH THE WEB, WE WILL GENERATE FEWER LOANS ONLINE.


     Our ability to originate mortgage loans on the Internet and provide clients with Internet-based mortgage services is dependent upon continued growth in Internet usage. Web-based mortgage lending is relatively new, and we cannot predict whether there will be growth in mortgage loans generated on the Internet.

     The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, inadequate development of the Internet infrastructure or slow or inadequate development of performance improvements.

     Mortgage borrowers are accustomed to traditional means of obtaining mortgage financing. For us to be successful, these borrowers must accept the use of the Internet to conduct financial transactions and exchange information online.


IF THE ECONOMIES OF FLORIDA AND CALIFORNIA EXPERIENCE A DOWNTURN, OUR BUSINESS
  MAY BE SIGNIFICANTLY AFFECTED.



       Although we expect our mortgage loan business to have a greater national scope in the future, our short-term results of operations and financial condition will be negatively affected by poor economic conditions in Florida and California, particularly in their residential real estate markets.

     Approximately 9.5% of our funded loan volume for the year ended
December 31, 1998 was derived from borrowers or properties in Florida and approximately 72.3% was derived from borrowers or properties in California. From January 1, 1999 through March 31, 1999, our funded loan volume from Florida accounted for approximately 8.1% and our funded loan volume from California accounted for approximately 63.0% of our total loan volume.



INTERNET SYSTEM FAILURES AND SECURITY CONCERNS COULD MAKE BORROWERS RELUCTANT TO
  USE OUR ONLINE SERVICES.


     The performance of our Web site and the Web sites we maintain for our clients is important to our reputation, our ability to attract customers and our ability to achieve market acceptance of our services. Any system failure that causes an interruption or an increase in response time of our services could result in fewer loan applications through our Web sites and those we maintain for clients. System failures, if prolonged, could reduce the attractiveness of our services to borrowers and clients.


     Our primary Internet-related computer and communications hardware is currently located in New Jersey. Although we plan to fully duplicate our New Jersey hardware in a Florida plant, we currently do not have backup facilities to prevent interruption of business in the event of any widespread power or telecommunications outages in New Jersey.


     In addition, despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems.

     We do not carry sufficient insurance to compensate for losses that may occur as a result of any of these events.


IF WE ARE UNABLE TO COMPLY WITH MORTGAGE BANKING RULES AND REGULATIONS, OUR
  ABILITY TO ORIGINATE AND FUND MORTGAGE LOANS MAY BE RESTRICTED.



     Our mortgage banking business is subject to the rules and regulations of various federal, state and local regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. These rules and regulations, among other things, impose licensing obligations on us, prohibit discrimination, establish underwriting guidelines and mandate disclosures and notices to borrowers. We also are required to comply with each regulatory entity's financial requirements. If we do not comply with these rules, regulations and requirements, the regulatory agencies may restrict our ability to originate and fund mortgage loans.



     We also must comply with state usury laws. If we fail to comply with these laws, the states can impose civil and criminal liability and restrict our ability to operate in those states. In addition, secondary market investors may demand indemnification or require us to repurchase loans sold in the secondary market. We also may be subject to class action lawsuits. Any of these events could impair our ability to originate and fund loans, which would reduce our revenue.



CHANGES IN REGULATORY REQUIREMENTS OR THE INTERPRETATIONS OF THOSE REQUIREMENTS
  COULD INCREASE OUR COSTS OF DOING BUSINESS OR OTHERWISE HURT OUR FINANCIAL PERFORMANCE.



     Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Changes in these regulatory and legal requirements could increase our costs of doing business.



     Many states prohibit non-employees of a licensed mortgage company from conducting business under that licensed mortgage company's name. Our clients often hire us to provide back office functions, such as processing and underwriting. Because providing these back office services is a relatively new concept in the industry, most state regulations do not specifically address the provision of back office services. As state regulators become more familiar with these practices, it is possible that they may interpret current regulations or enact new regulations to restrict our ability to perform these back office services for our clients, either of which would adversely affect our financial performance.


IF WE FAIL TO MAINTAIN MORTGAGE BANKING AUTHORITY IN THE STATES WHERE WE DO
  BUSINESS, WE MAY INCUR LIABILITY.


     We are authorized to originate loans for first mortgages on a home in 48 states and the District of Columbia. If we fail to maintain our licensing approvals and exemptions in those jurisdictions, we may incur liability and may be unable to transact business in those jurisdictions.

     Although our license applications are pending, we currently are not licensed to originate mortgage loans in New York or New Jersey in our own name. Loan applications and inquiries we receive from New Jersey and New York are originated through NetB@nk. NetB@nk can terminate our arrangement at any time. If NetB@nk terminates the arrangement, we will not be able to originate and fund mortgage loans in New York and New Jersey unless we develop a similar arrangement with another mortgage lender or become licensed.

     For the year ended December 31, 1998, approximately 2.6% of the mortgage loans we funded were from New York and New Jersey. For the three months ended March 31, 1999, approximately 5.2% of the mortgage loans we funded were from New York and New Jersey.


     We have authority in 44 states to originate loans for mortgages that would be subordinate to first mortgages in a foreclosure proceeding. In those states in which we do not have authority, or in which our authority is limited, we do not originate subordinate lien mortgage loans. If we were to originate a subordinate lien mortgage loan in a state without authority to do so, we might incur liability.



     Some states require us to obtain prior approval before a change of control of our company occurs. Because we will be a public company following this offering, we may not have advance notice of a change of control occasioned by a stockholder's purchase of our stock in the open market. We also will not be able to control who purchases our voting stock in the open market. If any person holding 10% or more of our stock fails to meet a state's criteria, or refuses to comply with state regulatory requirements, we could lose our authority to originate mortgage loans in that state, which could hurt our business, results of operations and financial condition.



WE FACE LEGAL UNCERTAINTIES ASSOCIATED WITH THE INTERNET AND ELECTRONIC COMMERCE
  WHICH COULD INCREASE OUR COSTS OR REDUCE DEMANDS FOR OUR SERVICES.



     Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally. However, the adoption of new laws or the application of existing laws may decrease the use of the Internet, which would decrease the demand for our services and might increase our cost of doing business.


     A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including:

     o online content;

     o user privacy;

     o taxation;

     o access charges;

     o liability for third-party activities; and

     o jurisdiction.


     In addition, the tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, we cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.



     Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the costs of communicating on the Internet could increase, which could decrease demand for our services and increase our cost of doing business.



IF WE ARE UNABLE TO ADAPT TO TECHNOLOGICAL CHANGES, OUR ABILITY TO COMPETE ON
  THE INTERNET WILL BE IMPAIRED.


     The market for Internet products and services is characterized by rapid technological developments, evolving industry standards, and frequent new products and enhancements. If faster Internet access becomes more widely available through cable modems or other technologies, we may be required to make significant changes to the design and content of our Web site and the Web sites we maintain for clients to compete effectively.

     As the number of Web pages and users increase, we will need to modify the Internet infrastructure, our Web site and the Web sites we maintain for our clients to accommodate increased traffic. If we cannot modify our computer systems, we may experience:

     o system disruptions;

     o slower response times;

     o impaired quality and speed of application processing; and

     o delays in reporting accurate interest rate information.


     If we fail to effectively adapt to increased usage of the Internet or new technological developments, we will be unable to successfully compete online.



OUR EFFORTS TO ENHANCE AWARENESS OF THE MORTGAGE.COM BRAND MAY BE UNSUCCESSFUL,
  WHICH WOULD AFFECT OUR FINANCIAL PERFORMANCE.


     We believe that establishing and maintaining the Mortgage.com brand name and its reputation is an important aspect of our efforts to attract and expand our technology services and mortgage lending business. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. If we fail to adequately promote and maintain our brand name, our financial performance will suffer.

     To maintain and enhance the Mortgage.com brand, we must provide high-quality products and services, particularly on the Internet. If any breach or alleged breach of security or privacy involving our online services occurs, or if we are unable to otherwise successfully promote and maintain our brand, our business will suffer.


     There are thousands of Internet Web site addresses, or "domain names," containing the word "mortgage," such as "mortgages.com" "1mortgage.com" and "1mortgage1.com," that have been registered to other users. To the extent consumers confuse other Web sites with ours, our reputation could be harmed and our business could suffer.


ONLINE SECURITY RISKS MAY HARM OUR BUSINESS OPERATIONS.


     A significant barrier to online commerce is the secure transmission of confidential information over public networks. If any compromise of our security occurs, it would injure our reputation, and could impact the success of our business.



     We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, such as that required on a mortgage loan application. Advances in computer capabilities, new discoveries in cryptography, or other developments may result in a breach of the techniques we use to protect customer data.



OUR RELIANCE ON THIRD PARTIES FOR DEVELOPMENT AND MAINTENANCE OF INDUSTRY
  STANDARD SOFTWARE MAY PUT US AT RISK FOR INTERRUPTIONS OR SLOW DOWNS IN OUR BUSINESS.



     Our products and services rely on software licensed to us by third parties. If we have to replace third-party software, our business could suffer during the replacement period.



     We believe there are other sources for most of the specialized software we license and that we could replicate the functionality of this software. However, because our products incorporate software developed and maintained by third parties, and because we license from third parties industry standard software products that cannot be replicated, we depend on those third parties to:


     o deliver and support reliable products;

     o enhance their current products;

     o develop new products on a timely and cost-effective basis; and

     o respond to emerging industry standards and other technological changes.

     In addition, the third party software currently used in our products and the delivery of our services may become obsolete or incompatible with the products and services we offer in the future.


WE FACE RISKS THAT OUR INTELLECTUAL PROPERTY IS NOT ADEQUATELY PROTECTED AND
  THAT WE MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR INFRINGEMENT.



     Our copyrights, trademarks, trade dress, trade secrets, and similar intellectual property are critical to our success. We have obtained federal trademark registration for CLOser, and have registered the Web site domain names we use, which prevents any other person from using those names for their Web sites. However, we may not be able to adequately protect our intellectual property against infringement, which could damage our reputation or create brand confusion in the market. Either of those events could injure our financial performance if it took place on a large enough scale.



     We protect our internally-developed technology through a combination of copyright, trade secret and trademark law. However, we have no patents issued or applied for on our technology. Unauthorized parties may attempt to copy or to otherwise obtain and use our services or technology and we cannot be certain that the steps we have taken and will take in the future will prevent them from misappropriating or infringing upon our technology. The costs associated with enforcing our rights to technology could increase our losses and depress our stock price.


     Mortgage-related Internet technologies are rapidly being developed. As a result, we believe that disputes regarding the ownership of these technologies are likely to arise in the future. Third parties may assert infringement claims against us. We may incur substantial costs in defending against third-party infringement claims regardless of the merit of those claims. We also cannot guarantee that we would be able to license comparable technology if our use was found to infringe on someone else's rights. If we were unable to license comparable technology, our business could suffer.

WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT TECHNICAL AND SUPPORT PERSONNEL
  THAT WE NEED TO SUCCEED.

     Competition for qualified technical and support personnel is intense, and we may not be able to hire and retain sufficient numbers of qualified technical and support personnel. If we fail to hire and retain sufficient numbers of technical and support personnel, our business and results of operations would be adversely affected.

EARLY PAYMENT MORTGAGE LOAN DEFAULTS MAY CAUSE LOSSES.

     If borrowers default in the first few months after the loan is originated, we may be required to repurchase those loans from the secondary market investors to whom we sold those loans. We may not be able to resell those loans in the secondary market. Our financial performance may be adversely affected during economic downturns when the frequency of loan defaults tends to increase.

WE MAY BE REQUIRED TO REPURCHASE LOANS OR INDEMNIFY INVESTORS IF WE BREACH
  REPRESENTATIONS AND WARRANTIES.


     When we sell a mortgage loan to a secondary market investor, we make representations and warranties about characteristics of the mortgage loan, the borrower and the underlying property. If we breach any of these representations and warranties, we may be required to repurchase the loan from the investor or indemnify the investor for any damages caused by the breach.


     With some loan sales, we may be required to return a portion of the premium paid by the investor for the loan if the loan is prepaid within the first year after its sale. If we are regularly required to repurchase loans, indemnify investors or return loan premiums, it would have an adverse effect on our financial performance.


     A DELAY IN THE RECEIPT OF SERVICES FROM THIRD PARTIES MAY REDUCE OUR REVENUES.



     We rely on third party sources for some of the information used in the mortgage loan underwriting process, including credit reports, appraisals and title searches. Any interruptions or delays in obtaining these services may cause delays in our processing and closing of mortgage loans, which could create customer dissatisfaction and injure our market position.


WE MAY BE AFFECTED BY UNEXPECTED YEAR 2000 PROBLEMS.

     Many existing computer systems and software products do not properly recognize dates after December 31, 1999. This Year 2000 problem could result in data corruption, system failures or disruptions of operations. We are subject to potential Year 2000 problems affecting our products and services, our internal systems, and the systems of third parties on whom we rely. We believe that the technology underlying our products and services is Year 2000 compliant. However, we may discover errors or defects in our internal systems that may be unresolvable or that may result in material costs to us. Internal Year 2000 problems could negatively affect our business, operating results and financial condition.


     We use third-party equipment, software and content that may not be Year 2000 compliant. Although we have received assurances from third parties that they are Year 2000 compliant, we do not independently verify their Year 2000 compliance. If third parties on whom we rely are not Year 2000 compliant, our business could be adversely affected later this year.


     We have not yet fully developed a comprehensive contingency plan to address situations that may result if we encounter Year 2000 problems. The cost of developing and implementing a contingency plan may itself be material, and we cannot assure you that our contingency plans will be adequate. For more information on how we are addressing the Year 2000 problem, see "Management's Discussion and Analysis--Year 2000 Readiness Disclosure Statement."

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADDITIONAL FINANCING MAY NOT BE
  AVAILABLE.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional capital, however, to fund more rapid expansion, to develop new and to enhance existing services to respond to competitive pressures, and to acquire complementary business or technologies.


     We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to effectively execute our business plan.



THE PRICE ESTABLISHED FOR OUR COMMON STOCK IN THIS OFFERING MAY NOT BE SUSTAINED
  FOLLOWING THE OFFERING.


     Prior to the offering, there has been no public market for our common stock. After the offering, an active trading market may not develop or continue. You will pay a price for the common stock that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. The price of the common stock that will prevail in the market after the offering may be higher or lower than the price you pay.


INITIAL PUBLIC OFFERINGS OF INTERNET COMPANIES HAVE BEEN PARTICULARLY
  SUSCEPTIBLE TO FLUCTUATIONS IN STOCK MARKET PRICES.



     The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of technology companies, particularly Internet-related companies, have experienced fluctuations unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could depress the market price of our common stock.


     Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If that were to happen to us, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management team. Both could have a negative impact on our financial performance.


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE
  PER SHARE OF YOUR COMMON STOCK UPON COMPLETION OF THIS PUBLIC OFFERING.



     The initial public offering price of our common stock is substantially higher than the book value per outstanding share of common stock. Accordingly, you will suffer an immediate and substantial dilution in net tangible book value per share of the common stock from the initial public offering price in the amount of $8.23 per share, based upon an assumed initial offering price of $11.00 per share. You will experience additional dilution upon exercise of outstanding options and warrants.


FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


     After this offering, we will have 44,778,674 shares of common stock outstanding. Sales of a substantial number of shares of common stock in the public market following this offering could adversely affect the market price of our common stock. All the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:



DATE OF AVAILABILITY FOR SALE                SHARES
----------------------------------------   ----------
Date of this prospectus.................    1,836,219
90 days after the date
  of this prospectus....................    1,000,675
180 days or more after the date of this
  prospectus............................   34,441,780



     The number of shares of common stock available for sale 180 days or more after the date of this prospectus represents approximately 77% of the common stock outstanding after the offering.



     After this offering, we intend to register approximately 21,000,000 shares of our common stock that we issued or may issue under our stock option plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described above.



WE WILL HAVE BROAD DISCRETION IN THE USE OF THE PROCEEDS FROM THIS OFFERING AND
  ANY FAILURE TO APPLY THEM EFFECTIVELY COULD NEGATIVELY IMPACT OUR BUSINESS PROSPECTS.



     We expect to use the net proceeds from the sale of our common stock to develop and market the brand name mortgage.com and for other corporate purposes. We will have significant flexibility in applying the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds. If we fail to apply the net proceeds effectively, our business could be negatively affected.

                                USE OF PROCEEDS


     We estimate that the proceeds we receive after deducting underwriting discounts, commissions and estimated offering expenses from the sale of the common stock will be approximately $75,625,000, assuming an initial public offering price of $11.00 per share. If the underwriters' over-allotment option is exercised in full, we estimate our net proceeds will be approximately $87,133,750. The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public capital markets.



     We expect to use the net proceeds of this offering for corporate purposes, including approximately $20 million to fund an advertising and promotional campaign to enhance awareness of our Mortgage.com brand, approximately
$4 million for technology research and development and a significant portion to expand our funding sources for mortgage loans.



     In addition, we expect to use approximately $13 million of the net proceeds to redeem warrants to purchase 2,100,000 shares of common stock held by Superior Bank, which we are required to redeem by September 30, 1999 under an agreement with Superior Bank. We also expect to use the net proceeds to retire the following debt:



     o $2 million to retire 12% notes maturing February 9, 2000;



     o $8 million to retire 12% notes maturing February 22, 2001;



     o $3 million to retire 12% notes maturing April 19, 2001; and



     o $27.5 million to retire 12% convertible notes maturing May 5, 2001.



     We used the proceeds of the debt to purchase technology, redeem warrants from Superior Bank and for general corporate purposes. The holder of the convertible note may elect, prior to completion of this offering, to convert the principal amount into 3,208,333 shares of common stock.


     Other than as described above, we have no present plans or commitments and are not currently engaged in any negotiations with respect to the use of the net proceeds of this offering. Until the net proceeds are used, we will invest them in short-term, investment grade securities or money market instruments.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.


     Our warehouse lines of credit restrict our ability to pay dividends. Under our financing arrangements with Bank United and Cooper River Funding, we are prohibited from paying dividends if we are in default under the agreements or are otherwise not complying with tangible net worth requirements. Under our financing arrangement with Residential Funding Corporation, we are prohibited from declaring and paying dividends in excess of our net after-tax income earned in any fiscal year, as determined on a fiscal year-to-date basis.

                                   CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 1999,
(1) on an actual basis, (2) on a pro forma basis giving effect to the conversion of the convertible note issued in May 1999 and all outstanding shares of preferred stock into common stock, and (3) on a pro forma as adjusted basis to reflect the sale of 7,500,000 shares of common stock offered through this prospectus at an assumed initial offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. The table does not include 20,995,660 shares of common stock reserved for issuance under our stock option plan and does not include common stock reserved for issuance upon exercise of options and warrants outstanding outside of our stock option plan. All numbers are in thousands, except share and per share data.



                                                                                          MARCH 31, 1999
                                                                               ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA    AS ADJUSTED
                                                                               --------    ---------    -----------
                                                                                           (UNAUDITED)
Long-term obligations, net of current portion and discount..................   $  7,623    $  7,623      $  8,000
Notes payable, net of current portion.......................................        387         387           380
Stockholders equity (deficit):
  Common stock, $.01 par value: 210,000,000 shares authorized; 9,539,110 shares issued and outstanding actual; 37,069,416 shares issued and outstanding pro forma and 44,569,416 shares issued and outstanding pro
      forma as adjusted.....................................................         95         321           446
  Convertible preferred stock, $.01 par value: 15,000,000 shares authorized;
     3,199,073 issued and outstanding actual; 0 shares issued and
     outstanding pro forma and pro forma as adjusted........................         32           0             0
Unearned compensation.......................................................    (15,187)    (15,187)      (15,187)
Additional paid-in capital..................................................     47,322      47,128       137,628
Accumulated deficit.........................................................    (21,269)    (21,269)      (21,269)
                                                                               --------    ---------     ---------
Total stockholders' equity (deficit)........................................     10,993      10,993       101,618
                                                                               --------    ---------     ---------
Total capitalization........................................................   $ 19,373    $ 19,373      $109,998
                                                                               --------    ---------     ---------
                                                                               --------    ---------     ---------

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.


     After giving effect to the conversion of the convertible note issued in May 1999 and all shares of preferred stock into common stock as though they occurred on March 31, 1999, the net tangible book value of our common stock as of March 31, 1999 would have been $47,934,471, or approximately $1.29 per share. After giving effect to the sale of 7,500,000 shares of common stock at an assumed initial public offering price of $11.00 per share, less estimated underwriting discounts and commissions and estimated expenses, our pro forma net tangible book value as of March 31, 1999 would have been $123,559,471, or $2.77 per share. This represents an immediate increase in the pro forma as adjusted net tangible book value of $1.48 per share to existing stockholders and an immediate dilution of $8.23 per share to you, as illustrated in the following table:



Assumed initial public offering price per share.......................................            $11.00
Pro forma net tangible book value per share at March 31, 1999.........................   $1.29
Increase per share attributable to new investors......................................    1.48
                                                                                         -----
Pro forma net tangible book value per share after this offering.......................              2.77
                                                                                                  ------
Dilution per share to new investors...................................................            $ 8.23
                                                                                                  ------
                                                                                                  ------



     The following table shows on a pro forma basis at March 31, 1999, the total number of shares of common stock purchased, the total consideration paid to us and the average price per share paid by existing stockholders and purchasers of shares in this offering, assuming the conversion of the convertible note issued in May 1999 and all shares of preferred stock into common stock, and assuming an initial public offering price of $11.00 per share:



                                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                                    ---------------------    -----------------------    AVERAGE PRICE
                                                      NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                                    ----------    -------    ------------    -------    -------------
Existing stockholders............................   37,069,416      83.2%    $ 74,555,209      47.5%       $  2.01
New investors....................................    7,500,000      16.8       82,500,000      52.5%         11.00
                                                    ----------     -----     ------------     -----
  Totals.........................................   44,569,416       100%    $157,055,209       100%
                                                    ----------     -----     ------------     -----
                                                    ----------     -----     ------------     -----



     You will experience additional dilution upon exercise of outstanding options and warrants. If all outstanding exercisable options and warrants were exercised immediately following completion of this offering, as if the offering occurred on March 31, 1999, our pro forma net tangible book value as of March 31, 1999 would have been $135,264,621, or $2.60 per share. This would represent an immediate dilution of $8.40 per share to you.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected financial data has been derived from our consolidated financial statements. Our financial statements for the years ended December 31, 1996, 1997 and 1998 have been audited by KPMG LLP, independent auditors. Those financial statements and KPMG LLP's report on those financial statements are included in this prospectus, and the information below for those periods is qualified by reference to their report. The financial statements for the periods ended March 31, 1995, December 31, 1995 and the three month periods ended March 31, 1998 and 1999 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements. In the opinion of management, all adjustments of a normal recurring nature which are necessary to present a fair statement of the results for the interim periods have been made. The unaudited results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period. Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of the convertible note issued in May 1999 and all outstanding preferred stock into common stock as if the shares had converted immediately upon their issuance, but does not assume undeclared cumulative dividends on preferred stock. Net loss attributable to common shareholders includes undeclared cumulative dividends on preferred stock, and is not included in the calculation of pro forma basic and diluted net loss per share.


                                                                                                                     THREE
                                                                                                                     MONTHS
                                                                                                                     ENDED
                                                   APR. 15, 1994    NINE MONTHS                                      MARCH
                                                   (INCEPTION)        ENDED            YEAR ENDED DECEMBER 31,        31,
                                                    THROUGH          DEC. 31,       -----------------------------    ------
                                                   MAR. 31, 1995       1995          1996       1997       1998       1998
                                                   -------------    ------------    -------    -------    -------    ------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                            (UNAUDITED)                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Secondary marketing revenue, net..............      $    77         $    942      $ 4,101    $11,595    $28,598    $5,407
  Loan production and processing fees, net......          384              778          821      2,347      5,338       922
  Management, technical and other fees..........           40            1,422        2,577      2,032      1,868       546
  Net interest (expense) income.................          (17)             (92)          17        500       (113)      (56)
                                                      -------         --------      -------    -------    -------    ------
      Total revenue.............................          484            3,050        7,516     16,474     35,691     6,819
                                                      -------         --------      -------    -------    -------    ------
Expenses:
  Compensation and employee benefits............        1,515            2,542        6,527     13,083     26,075     4,928
  Marketing.....................................           33               36           94        238      1,335        85
  Research and development......................           --               --          497      1,079      2,888       433
  Depreciation and amortization.................          235              296          652        480      1,873       154
  General and administrative....................          919            1,470        3,764      5,126      9,597     1,589
                                                      -------         --------      -------    -------    -------    ------
      Total expenses............................        2,702            4,344       11,534     20,006     41,768     7,189
                                                      -------         --------      -------    -------    -------    ------
Net loss........................................      $(2,218)        $ (1,294)     $(4,018)   $(3,532)   $(6,078)   $ (370)
Net loss attributable to common shareholders....      $(2,218)        $ (1,294)     $(4,434)   $(4,485)   $(8,943)   $ (691)
                                                      -------         --------      -------    -------    -------    ------
Basic and diluted net loss per share............      $ (0.39)        $  (0.16)     $ (0.56)   $ (0.55)   $ (1.02)   $(0.09)
Shares used in computation of basic and diluted
  net loss per share............................        5,726            7,924        7,924      8,162      8,729     7,686
Unaudited pro forma basic and diluted net loss
  per share attributable to common
  shareholders..................................                                                          $ (0.19)
                                                                                                          -------
                                                                                                          -------
Shares used in computation of unaudited pro
  forma basic and diluted net loss per share....                                                           36,071
                                                                                                          -------
                                                                                                          -------


                                                   THREE
                                                  MONTHS
                                                   ENDED
                                                 MARCH 31,
                                                   1999
                                                  -------
         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Secondary marketing revenue, net..............  $ 8,600
  Loan production and processing fees, net......    2,598
  Management, technical and other fees..........    1,991
  Net interest (expense) income.................       26
                                                  -------
      Total revenue.............................   13,216
                                                  -------
Expenses:
  Compensation and employee benefits............    9,645
  Marketing.....................................    1,536
  Research and development......................      776
  Depreciation and amortization.................      698
  General and administrative....................    3,759
                                                  -------
      Total expenses............................   16,414
                                                  -------
Net loss........................................  $(3,199)
Net loss attributable to common shareholders....  $(4,130)
                                                  -------
Basic and diluted net loss per share............  $ (0.44)
Shares used in computation of basic and diluted
  net loss per share............................    9,492
Unaudited pro forma basic and diluted net loss
  per share attributable to common
  shareholders..................................  $ (0.09)
                                                  -------
                                                  -------
Shares used in computation of unaudited pro
  forma basic and diluted net loss per share....   31,878
                                                  -------
                                                  -------

     The pro forma as adjusted balance sheet data as of March 31, 1999 reflects:

  o the receipt of cash proceeds from the issuance of the convertible note issued in May 1999;

  o the receipt of cash proceeds from the issuance of the preferred stock after March 31, 1999;

  o the conversion of the convertible note issued in May 1999 and all outstanding preferred stock into common stock;

  o the sale of 7,500,000 shares of common stock offered through this prospectus at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses; and

  o the use of a portion of the offering proceeds to repay some of our debt.



                                                                                                                MARCH
                                                                                                                 31,
                                                                                                                1999
                                                                                      DECEMBER 31,             -------
                                                                  DEC. 31,    -----------------------------
                                                MARCH 31, 1995      1995       1996       1997       1998      ACTUAL
                                                --------------    --------    -------    -------    -------    -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       (UNAUDITED)                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents....................       $  541        $    222    $ 2,008    $ 1,680    $ 3,412    $ 6,251
Working capital..............................          213            (850)     2,283      1,353      2,204      6,142
Total assets.................................        3,253          11,684     30,711     81,927    193,438    188,805
Total long-term debt, net of current
  portion....................................           --              --         --         --         --      7,623
Convertible preferred stock..................        1,000           1,000      8,278     11,823     26,473     26,473
Stockholders' equity.........................          912             347      3,283      3,797     13,136     10,993

                                                MARCH 31,
                                                 1999
                                               ----------
                                               PRO FORMA
                                               AS ADJUSTED
                                               -----------
                                               (UNAUDITED)
         (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents....................   $ 86,876
Working capital..............................     86,767
Total assets.................................    269,433
Total long-term debt, net of current
  portion....................................         --
Convertible preferred stock..................         --
Stockholders' equity.........................    101,618

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus includes "forward-looking" statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipate," "believe," "expect," "future," "plan" and "intend," and similar expressions, to identify forward-looking statements. You should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, particularly those risks identified in the "Risk Factors" section of this prospectus, and you should not unduly rely on these forward looking statements.




OVERVIEW


     We are a provider of mortgage services to consumers and to other businesses and a leading provider of such services on the Internet. We have developed state-of-the-art technology to support the origination, processing, underwriting, closing and secondary marketing of mortgage loans. We use this technology as a platform to provide mortgage financing directly to borrowers and to enable our clients, such as mortgage brokers, mortgage banks, Realtors and homebuilders, to improve the efficiency and effectiveness of their operations.


     We began operations in April 1994 in Florida as First Mortgage Network, a wholesale mortgage lender providing independent mortgage brokers with various support services, including processing, closing and funding services for their loans. In April 1995, we acquired a software system from Morbank Financial Systems that was designed to automate mortgage origination, processing, underwriting and closing functions in traditional mortgage lending operations. We enhanced this software and named it CLOser, our proprietary technology platform that supports all of the services we provide. By the end of 1995, we were using the CLOser software system to enable financial institutions and non-traditional mortgage originators, such as Realtors and homebuilders, to originate mortgages as an ancillary service. These "network members" paid monthly membership fees for the use of the CLOser software system and transaction fees for our other services.



     In the summer of 1996, we expanded our membership network by acquiring Western American Mortgage, the mortgage affiliate of Mason-McDuffie Real Estate, a major real estate brokerage company in northern California. Western America Mortgage originated $37 million in mortgage loans in the first full quarter after our acquisition. In June 1997, we acquired OnLine Capital, a mortgage lender also located in northern California, with more than 25 loan counselors at the point-of-sale of homes, three Realtor business-to-business relationships and requisite back office personnel. OnLine Capital originated $100 million in mortgage loans in the quarter before our acquisition. We deployed these acquired resources to support and expand our member business in California.



     In the spring of 1998, we acquired American Finance and Investment (AFI), a former subsidiary of Virginia First Savings Bank, and moved its operations to Florida. AFI was one of the first companies to originate mortgages through the Internet. We integrated this acquired Internet technology with our CLOser software system, enabling us to establish various relationships with other Internet-based businesses and to originate mortgage applications online on a national basis. In January 1999, we acquired the Internet Web address www.mortgage.com and changed our corporate name to Mortgage.com, Inc. We believe this name change more accurately reflects our business of re-engineering the mortgage process through technology such as the Internet.



     We currently provide origination, processing, underwriting, closing, funding and post-closing services for mortgages originated directly with borrowers through our direct-to-consumer channels. We originate mortgages directly with borrowers through www.mortgage.com and several other Web sites and through loan counselors stationed at the point-of-sale of homes. We also provide one or more of these services, or the technology to support these services, to other mortgage industry participants through our business-to-business channels.

We enable these business clients to efficiently conduct the mortgage process by providing them with:



     o private label mortgage services, where we provide mortgage services that our clients can market under their own brand names;



     o co-branded mortgage services, where we provide mortgage services that we and our clients jointly market under both of our brand names;



     o back office services, where we provide the behind-the-scenes administrative and operational portions of the mortgage process for our clients; and



     o licenses of our proprietary technology, including CLOser and its Internet interface.



     We have also developed www.openclose.com, a Web site where participating mortgage lenders, brokers and loan correspondents pay us for the opportunity to exchange lender product and pricing information, automated underwriting data, mortgage insurance certificates and borrower application information in an online environment. We expect www.openclose.com to be available for commercial use in August 1999.


     Loans that we originate directly from borrowers or through one of our business clients generate loan origination fees. Loans that we fund, including loans originated by our business partners and clients, generate gains or losses when we sell the loans to independent mortgage investors in the secondary market. When we sell a loan in the secondary market we achieve a net gain or suffer a net loss equal to the difference between the amount we funded or paid for the loan and the price at which the loan is sold to the secondary market investor. Typically, we obtain commitments from investors to buy loans on a loan-by-loan basis at the same time we lock an interest rate for the borrower. We have sold, and intend to continue to sell, all loans, together with the associated servicing rights, in the secondary market. Origination fees, or "points," and secondary marketing gains or losses are included in "Secondary marketing revenue, net" in our financial statements.

     Other services, including loan underwriting and processing, and obtaining appraisals and credit reports, generate fees payable by the borrower at closing. These fees are offset against amounts paid to third parties for the provision of some of these services and, along with underwriting and closing fees, are reflected in "Loan production and processing fees, net" in our financial statements.

     Fees for the use of our technology and related support services, including technology licensing and maintenance fees and fees earned from creating and maintaining private label Web sites, are reflected in "Management, technical and other fees" in our financial statements.

     The cost of funds under our financing arrangements is based on short-term interest rates, while in today's market the interest rates we charge borrowers on mortgage loans are based generally on intermediate-term interest rates. We generate net interest income on mortgage loans if the intermediate-term interest rate paid by the borrower on the mortgage loan exceeds the short-term interest rate we are charged under our financing arrangements. Conversely, we suffer net interest losses if the short-term interest rate under our financing arrangements exceeds the intermediate-term interest rate paid by the borrower on the mortgage loan. We try to minimize the length of time between closing of the loan and delivery of the loan to secondary market investors, which is especially important when intermediate-term rates have declined to the levels of short-term rates. The difference between the interest we earn on the loans we fund and the interest we pay under our financing arrangements, along with other net interest income or expense, is recorded as "Net interest (expense) income" in our financial statements. "Net interest (expense) income" also includes interest expense related to subordinated debt.


     We have experienced substantial losses since inception and, as of March 31, 1999, have an accumulated deficit of $21.3 million. These net losses and the accumulated deficit are a result of investments in our technology infrastructure and personnel in anticipation of growth in loan volumes from both our direct-to-consumer and business-to-business channels. We do not expect to be profitable until at least the latter half of 2002. Our plan to achieve profitability includes:



     o a reduction in our costs per loan through economies of scale we achieve from higher loan volumes;



     o increased automation of the loan process; and

     o improved terms of sale on loans we sell in the secondary market.



     We will be able to realize improved terms on sales in the secondary market because our negotiating leverage increases as our loan volumes increase. We also are working to improve our risk management and are considering hedging strategies to help manage the risk.



     We plan to extend our brand position and use our technology infrastructure as we scale up loan production volumes. Accordingly, we intend to invest heavily in branding programs, marketing and promotional campaigns, new partnerships and strategic alliances, our operating infrastructure and launching www.openclose.com. Our operations have historically been centered in Florida and California. This is partially due to the state of our incorporation and the states where we have acquired businesses, and partially because Florida and California represent two of the largest real estate markets in the United States. We intend to use the Internet to expand our geographic scope to every potential mortgage borrower in the United States.


     We will incur a non-cash expense over the next five years for the amortization of unearned stock-based compensation resulting from granting stock options to employees from October 1998 through April 1999. These deferred compensation costs represent the difference between the exercise price of the options and the deemed fair market value of the underlying common stock at the time of grant of the options.

     Our limited operating history makes it difficult to forecast future operating results. Although our revenue has grown significantly in recent quarters, we cannot assure you that we will be able to sustain revenue growth or achieve and maintain profitability. Even if we were to achieve profitability, we expect material fluctuations in quarterly revenue and earnings to result from a number of factors, including:

     o changes in interest rates;

     o loss of strategic relationships;

     o changes in competitive pressures on pricing or quality of service;

     o seasonal variations in demand for mortgages;

     o general economic conditions;

     o system failures or Internet down time;

     o changes in state or federal government regulations and their interpretations, especially with respect to the mortgage and Internet industries;

     o our ability to enhance our information technology to keep pace with changes in the industry; and

     o changes in attitudes of consumers doing business over the Internet.

     As a result, we do not believe that our historical results are necessarily indicative of results to be expected in any future period.

RESULTS OF OPERATIONS


     The following table sets forth the percentage of total revenue of selected line items included in our statement of operations for the periods indicated:


                                                                                                      THREE MONTHS
                                                                          YEAR ENDED DECEMBER 31,        ENDED
                                                                                                       MARCH 31,
                                                                          -----------------------    --------------
                                                                          1996     1997     1998     1998     1999
                                                                          -----    -----    -----    -----    -----
                                                                                                      (UNAUDITED)
REVENUE:
     Secondary marketing revenue, net..................................    54.6%    70.4%    80.1%    79.3%    65.1%
     Loan production and processing fees, net..........................    10.9     14.2     15.0     13.5     19.7
     Management and technical fees and other...........................    34.3     12.3      5.2      8.0     15.0
     Interest, net.....................................................     0.2      3.1    (0.3)    (0.8)       .2
                                                                          -----    -----    -----    -----    -----
Total revenue..........................................................   100.0    100.0    100.0    100.0    100.0
                                                                          -----    -----    -----    -----    -----
EXPENSE:
     Compensation and employee benefits................................    86.8     79.4     73.1     72.3     73.0
     Marketing.........................................................     1.3      1.4      3.7      1.2     11.6
     Research and development..........................................     6.6      6.6      8.2      6.4      5.9
     Depreciation and amortization.....................................     8.7      2.9      5.2      2.2      5.3
     General and administrative........................................    50.1     31.1     26.9     23.3     28.4
                                                                          -----    -----    -----    -----    -----
Total expenses.........................................................   153.5    121.4    117.1    105.4    124.2
                                                                          -----    -----    -----    -----    -----
Net loss...............................................................   (53.5)%  (21.4)%  (17.1)%   (5.4)%  (24.2)%
                                                                          -----    -----    -----    -----    -----
                                                                          -----    -----    -----    -----    -----

  THREE MONTHS ENDED MARCH 31, 1998 AND 1999

  REVENUE

     Total revenue increased 94% to $13.2 million for the three months ended March 31, 1999 from $6.8 million in the comparable period in 1998. This growth resulted primarily from our acquisition of AFI in April 1998, the related loan volume generated by our Web sites and from new strategic alliances with online partners and Realtors.

     Secondary marketing revenue, net. Gains and other revenue from the origination and secondary marketing of mortgage loans increased 59% to $8.6 million for the three months ended March 31, 1999 from $5.4 million in the comparable period in 1998. This increase resulted primarily from the increase in the total dollar amount of loans we originated, funded and sold. The total dollar amount of closed loans that we originated increased to $751.6 million for the three months ended March 31, 1999 from $348.3 million in the comparable period in 1998. Of these originations, we funded and sold in the secondary market $615.1 million in loans as compared to $241.8 million in the first quarter of last year. Loans that we originated but chose not to fund were funded by other mortgage lenders. The increase in loan volumes and related revenue resulted primarily from our introduction of additional Internet origination channels in April 1998 and an increase in Realtor affiliations.


     Loan production and processing fees, net. Total loan production and processing fees, less amounts paid to third parties for processing services, increased 189% to $2.6 million for the three months ended March 31, 1999 from $0.9 million in the comparable period in 1998. This increase in production and processing fees resulted from an overall increase in loan volume and from new strategic alliances that produce fees for processing loans for third parties and other mortgage lenders.



     Management, technology and other fees. Total revenue from management, technology and other fees increased 300% to $2.0 million for the three months ended March 31, 1999 from $0.5 million in the comparable period in 1998. The 1999 amount includes recognition of $1.0 million in previously deferred revenue from the sale of software that we no longer use in our business. The remaining increase was primarily attributable to fees earned from business affiliations for management services and technology.


     Net interest (expense) income. The net contribution of interest to revenue increased to a net interest income of $26,000 for the three months ended
March 31, 1999 from a net interest expense of $56,000 in the comparable period in 1998. This increase was primarily related to higher net cash positions resulting from equity investments we received in the last three quarters of 1998, and from an improvement in the difference between the interest revenue we received from borrowers and our cost of funds.

  EXPENSES

     Compensation and employee benefits. Compensation and employee benefits consist primarily of management and employee salaries, bonuses and commissions and related costs as well as the cost of consultants and personnel from temporary agencies. Total compensation and benefit costs increased 96% to $9.6 million for the three months ended March 31, 1999, or 73.0% of revenue, from $4.9 million in the comparable period in 1998, or 72.3% of revenue. The dollar increase in total compensation and benefit costs resulted primarily from an increase in personnel from 295 at March 31, 1998 to 594 at March 31, 1999 to support our new Internet origination volumes and related technical and administrative support services. The increase was also a result of increased commissions paid to loan originators commensurate with increased loan volumes. We expect total compensation and employee benefits to increase in absolute dollars as we continue to expand our business by hiring additional personnel. Total compensation and benefit costs increased as a percentage of revenue due to training periods involved in expanding our call center capacity to meet increasing Internet loan demand.

     Included in "Compensation and employee benefits" is the amortization of unearned compensation which resulted when stock options we granted during 1998 and the first quarter of 1999 were subsequently deemed to have exercise prices less than the estimated fair market value of our common stock at the time of grant. As of March 31, 1999, we have recorded approximately $15.4 million in deferred compensation and we amortized approximately $193,000 of that amount to expense in the three months ended March 31, 1999. An additional $1.3 million will be recorded in the second quarter of 1999. As our stock option plan has a five-year vesting requirement, the remaining deferred compensation cost will be amortized at approximately $837,000 per quarter through the fourth quarter of 2003. Stock-based compensation is a non-cash expense.

     Marketing. Marketing expenses consist primarily of the cost of leads generated through Internet marketing and distribution agreements or co-branding arrangements, as well as the cost of direct advertising and trade-show participation. Marketing expenses also include fees paid to other Web sites and business partners for lead generation. Marketing expenses increased to $1.5 million for the three months ended March 31, 1999, or 11.6% of revenue, from $85,000 in the comparable period in 1998, or 1.2% of revenue. These increases were directly related to new online distribution agreements and online advertising designed to increase the exposure of our Web site. We believe that marketing expenses will increase, both in absolute dollars and as a percentage of revenue, as we expand our strategic partnerships with other Web sites to drive more traffic to our Web site and to increase brand awareness.

     Research and development. Research and development costs consist primarily of compensation and benefit costs of development personnel, materials, computer equipment and supplies consumed in software development and related facility costs. Research and development expenses increased 79% to $777,000 for the three months ended March 31, 1999, or 5.9% of revenue, from $433,000 in the comparable period in 1998, or 6.4% of revenue. These increases were primarily due to the addition of product development personnel to integrate CLOser with newly-acquired Internet technology and third-party software and Web platforms. We believe additional investment in research and development is essential to our success and we expect these expenses will increase in future periods.

     Depreciation and amortization. Depreciation and amortization consists of depreciation of capital equipment, amortization of goodwill related to acquisitions and amortization of capitalized software development costs. Depreciation and amortization expenses increased to $698,000 for the three months ended March 31, 1999, or 5.3% of revenue, from $154,000 in the comparable period in 1998, or 2.2% of revenue. These increases were a result of increased expenditures for an expansion of our Internet infrastructure, acquisition of capital equipment to support call center operations, additions to goodwill from the AFI acquisition and payments relating to the Online Capital acquisition. We expect these expenses will increase in absolute dollars as a result of our exercise of an option to repurchase our CLOser software system from a third party in May 1999 for $3.5 million and our commitment to maintain state-of-the-art technology to support our Internet operations.


     General and administrative. General and administrative costs include telephone and communication costs, rent and other occupancy costs, equipment leases, loan transfer fees and consulting and professional expenses. General and administrative expenses increased 138% to $3.8 million for the three months ended March 31, 1999, or 28.4% of revenue, from $1.6 million in the comparable period in 1998, or 23.3% of revenue. The increase in general and administrative expenses resulted from additional rent, communication costs and other expenses related to call center operations and the addition of administrative personnel in anticipation of becoming a public company. We expect general and administrative expenses to increase in absolute dollars as we continue to grow but decrease as a percentage of revenue as mortgage loan volume increases.


  YEARS ENDED DECEMBER 31, 1997 AND 1998

  REVENUE

     Total revenue increased 116% to $35.7 million in 1998 from $16.5 million in 1997. This growth resulted primarily from our acquisition of AFI in April 1998 and the loan volume generated by our Web sites, a full year of operations of OnLine Capital acquired in the summer of 1997, strategic alliances with online partners that generated increased loan volume for us and an increase in refinancing activities resulting from relatively low interest rates.

     Secondary marketing revenue, net. Gains and other revenue from the origination and secondary marketing of mortgage loans increased 147% to $28.6 million in 1998 from $11.6 million in 1997. This increase resulted primarily from the increase in the total dollar amount of loans we originated, funded and sold. The total dollar amount of loans that we originated increased to $2.0 billion in 1998 from $808.7 million in 1997. We funded and sold in the secondary market $1.5 billion of these loans in 1998 and $562.0 million in 1997. The increase in loan volumes and related revenue resulted primarily from our introduction of additional Internet origination channels in April 1998 and a full year of operations of OnLine Capital. The increase was also attributable to increased refinancing activity by borrowers resulting from relatively low interest rates.


     Loan production and processing fees, net. Total loan production and processing fees, less amounts paid to third parties for processing services, increased 130% to $5.3 million in 1998 from $2.3 million in 1997. This increase in production and processing fees resulted from an overall increase in loan volume.


     Management, technology and other fees. Total revenue from management, technology and other fees decreased 5% to $1.9 million in 1998 from $2.0 million in 1997. This decrease was primarily attributable to the refocusing of our resources in 1998 on internal development of expanded Internet capabilities.


     Net interest (expense) income. The net contribution of interest to revenue declined to a net interest expense of $113,000 in 1998 as compared to net interest income of $500,000 in 1997. This decline was primarily related to a convergence of short and intermediate-term market interest rates. This results in circumstances where the rates of some loans funded by us during the year were equal to or less than our borrowing cost, producing a net interest loss during the period of time we held these loans prior to delivery to secondary market investors.


  EXPENSES

     Compensation and employee benefits. Total compensation and benefit costs increased 99% to $26.1 million in 1998, or 73.1% of revenue, from $13.1 million in 1997, or 79.4% of revenue. The dollar increase in total compensation and benefit costs resulted primarily from an increase in personnel from 158 at December 31, 1997 to 486 at December 31, 1998 to support our new Internet origination volumes and related technical support services. The increase was also a result of increased commissions paid to loan originators commensurate with increased loan volumes. We expect total compensation and employee benefits to increase in absolute dollars as we continue to expand our business by hiring additional personnel. Total compensation and benefit costs decreased as a percentage of revenue.


     Marketing. Marketing expenses also include fees paid to other Web sites and business partners for lead generation. Marketing expenses increased 446% to $1.3 million in 1998, or 3.7% of revenue, from $238,000 in 1997, or 1.4% of revenue. These increases were directly related to new online distribution agreements and online advertising designed to increase the exposure of our Web site.


     Research and development. Research and development expenses increased 164% to $2.9 million in 1998, or 8.2% of revenue, from $1.1 million in 1997, or 6.6% of revenue. These increases were primarily due to the addition of product development personnel to integrate CLOser with newly-acquired Internet technology and third-party software and Internet platforms.


     Depreciation and amortization. Depreciation and amortization expenses increased 296% to $1.9 million in 1998, or 5.2% of revenue, from $480,000 in 1997, or 2.9% of revenue. These increases were a result of increased expenditures for an expansion of our Internet infrastructure and acquisition of capital equipment to support call center operations, and a shortening of the period that we amortize capitalized software development costs from five years to three years. We capitalized an additional $832,000 in software development costs in 1998 and $518,000 in 1997.


     General and administrative. General and administrative expenses increased 88% to $9.6 million in 1998, or 26.9% of revenue, from $5.1 million in 1997, or 31.1% of revenue. The increase in general and administrative expenses resulted from additional rent, communication costs and other expenses related to call center operations and the addition of administrative personnel in anticipation of becoming a public company. These expenses declined as a percentage of revenue due to increased mortgage loan originations.

  YEARS ENDED DECEMBER 31, 1996 AND 1997

  REVENUE

     Total revenue increased 120% to $16.5 million in 1997 as compared to $7.5 million in 1996.

     Secondary marketing revenue, net. Gains and other revenue from the origination and secondary marketing of mortgage loans we originated increased 183% to $11.6 million for 1997 from $4.1 million in 1996. The total dollar amount of loans we originated increased to $808.7 million in 1997 as compared to $330.8 million in 1996, a 144% increase. We funded and sold in the secondary market $562.0 million in loans in 1997 and $180.0 million in 1996. The increase in loan volumes and related revenue resulted primarily from the acquisition of OnLine Capital, as well as expansion of our member business.


     Loan production and processing fees, net. Total loan production and processing fees, less amounts paid to third parties for processing services, increased 180% to $2.3 million in 1997 from $820,000 in 1996. This increase in production and processing fees resulted from an overall increase in loan volume.


     Management, technology and other fees. Total revenue from management, technology and other fees decreased 23% to $2.0 million for 1997 from $2.6 million in 1996. This decrease was primarily attributable to the refocusing of our resources on the conversion of our technology platform from MS-DOS to Windows 95.

     Net interest (expense) income. The net contribution of interest to revenue increased to $500,000 for 1997 as compared to $17,000 in 1996. This increase was due primarily to higher loan volumes and an improvement in the difference between the interest revenue we received from borrowers and our cost of funds.

  EXPENSES

     Compensation and employee benefits. Total compensation and benefit costs increased 102% to $13.1 million in 1997, or 79.4% of revenue, from $6.5 million in 1996, or 86.8% of revenue. The dollar increase was primarily attributable to the acquisition of OnLine Capital.


     Marketing. Marketing expenses increased 151% to $238,000 in 1997, or 1.4% of revenue, from $95,000 in 1996, or 1.3% of revenue. These increases were directly related to promotional activities and participation in trade shows designed to increase brand awareness.



     Research and development. Research and development expenses increased 121% to $1.1 million in 1997, or 6.6% of revenue, from $497,000 in 1996, or 6.6% of revenue. The dollar increase was primarily related to our decision to convert CLOser to the Microsoft Windows 95 operating system.


     Depreciation and amortization. Depreciation and amortization expenses decreased 26% to $480,000 in 1997, or 3% of revenue, from $652,000 in 1996, or 9% of revenue. This decrease was primarily the result of the $263,000 amortization of the remaining organizational costs in 1996.


     General and administrative. General and administrative expenses increased 34% to $5.1 million in 1997, or 31.1% of revenue, from $3.8 million in 1996, or 50.1% of revenue. The dollar increase was primarily related to the additional rent, communication costs and equipment costs attributable to the OnLine Capital operation, while the percentage decrease was attributable to the higher loan volumes from those operations.


QUARTERLY RESULTS OF OPERATIONS


     The following table contains unaudited quarterly consolidated statement of operations data for each of the nine quarters ended March 31, 1999. This information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly results. The quarterly data should be read in conjunction with our audited consolidated financial statements and unaudited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. As a result of our limited operating history and numerous factors beyond management's control, we may experience material fluctuations in revenue and earnings in future quarters. Accordingly, the operating results of any quarter may not be indicative of the results that may be expected for any future period.


                                                                            QUARTER ENDED
                                  --------------------------------------------------------------------------------------------------
                                  MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                    1997      1997        1997       1997       1998       1998        1998        1998       1999
                                  --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                            (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Secondary marketing revenue,
    net.......................... $   997     $2,116     $ 4,052     $4,430     $5,407     $6,620     $ 7,632    $  8,938   $ 8,600
  Loan production and processing
    fees, net....................     300        521         685        842        922      1,278       1,329       1,809     2,598
  Management, technology and
    other fees...................     416        359         707        551        546        649         539         134     1,991
  Net interest (expense)
    income.......................     144        137         155         63        (56)       (22)        108        (143)       26
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
    Total revenue................   1,857      3,133       5,599      5,886      6,819      8,525       9,608      10,738    13,215
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
Expenses:
  Compensation and employee
    benefits.....................   1,754      2,534       4,067      4,728      4,927      5,892       6,653       8,602     9,645
  Marketing......................      26         49          79         84         85        258         454         539     1,536
  Research and development.......     162        216         269        432        434        578         722       1,155       776
  Depreciation and
    amortization.................     110        123         143        105        154        268         337       1,114       698
  General and administrative.....     869      1,205       1,574      1,478      1,589      2,292       2,721       2,994     3,759
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
    Total Expenses...............   2,921      4,127       6,132      6,827      7,189      9,288      10,887      14,404    16,414
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
Net loss......................... $(1,064)    $ (994)    $  (533)    $ (941)    $ (370)    $ (763)    $(1,279)   $ (3,666)  $(3,199)
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Secondary marketing revenue,
    net..........................    53.7%      67.5%       72.4%      75.3%      79.3%      77.7%       79.5%       83.3%    65.1%
  Loan production and processing
    fees, net....................    16.2       16.6        12.2       14.3       13.5       15.0        13.8        16.8     19.7
  Management, technology and
    other fees...................    22.4       11.5        12.6        9.3        8.0        7.6         5.6         1.2     15.0
Net interest (expense) income....     7.7        4.4         2.8        1.1       (0.8)      (0.3)        1.1        (1.3)      .2
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
  Total revenue..................   100.0      100.0       100.0      100.0      100.0      100.0       100.0       100.0    100.0
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
Expenses:
  Compensation and employee
    benefits.....................    94.5       80.9        72.6       80.3       72.3       69.1        69.2        80.1     73.0
  Marketing......................     1.4        1.6         1.4        1.2        1.2        3.0         4.8         5.0     11.6
  Research and development.......     8.7        6.9         4.8        7.4        6.4        6.8         7.5        10.8      5.9
  Depreciation and
    amortization.................     5.9        3.9         2.6        1.8        2.2        3.1         3.5        10.4      5.3
  General and administrative.....    46.8       38.4        28.1       25.1       23.3       26.9        28.3        27.8     28.4
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
    Total expenses...............   157.3      131.7       109.5      116.0      105.4      108.9       113.3       134.1    124.2
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
Net loss.........................   (57.3)%    (31.7)%      (9.5)%    (16.0)%     (5.4)%     (8.9)%     (13.3)%     (34.1)%  (24.2)%
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------
                                  --------    ------     -------     ------     ------     ------     -------    --------   --------

     Our quarterly growth in revenue has resulted from a growth in loan volumes. The growth rate during the nine quarters has been significant enough to obscure any seasonality that we may have experienced. However, the mortgage industry usually experiences stronger demand in the summer than in the winter. Our acquisition in June 1997 of OnLine Capital and our acquisition in March 1998 of AFI boosted revenue growth in the subsequent quarters.

     The following chart shows our total volume of loans originated, whether funded by us or other mortgage lenders, for each of the nine quarters ended March 31, 1999. As seen in the chart, our quarterly loan volume has grown by 958% over the last nine quarters, from approximately $71 million in the first quarter of 1997 to more than $750 million in the first quarter of 1999.

                         MORTGAGE.COM TOTAL LOAN VOLUME
                                 (IN MILLIONS)

                          [Line Chart Appears Here]

                Quarter    Quarter    Quarter     Quarter    Quarter    Quarter    Quarter    Quarter      Quarter
                 Ended      Ended      Ended       Ended      Ended      Ended      Ended      Ended        Ended
               Mar. 1997  June 1997  Sept. 1997  Dec. 1997  Mar. 1998  June 1998  Sept. 1998  Dec. 1998   Mar. 1999
                 $71       $146       $262       $329        $348       $479       $512        $666        $752

     Apart from our amortization of unearned compensation, our compensation costs reflect a general downward trend as a percentage of revenue over the nine quarters due to efficiency of scale and the efficiency of originating loans through the Internet. We have increased our marketing expense both in absolute dollars and as a percentage of revenue in an effort to increase loan volumes generated through the Internet. We intend to increase our marketing expenditures further in 1999 as we continue to direct traffic to our Web site and embark on a brand recognition program. Our general and administrative expenses have declined as a percentage of revenue due to economies of scale.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have funded operations primarily through net cash proceeds from private issuances of preferred stock of approximately
$26.5 million through December 31, 1998. As of December 31, 1998, we had cash and cash equivalents of $3.4 million. In February and April 1999, we received gross proceeds from the issuance of subordinated notes totaling $13.0 million. In May 1999, we received an additional $27.5 million from the issuance of a convertible subordinated note, which is either payable, or convertible to common stock, upon completion of this offering. We also received $15.0 million from the sale of shares of Series F preferred stock in May.



     Our primary need for operating capital is for the funding of mortgage loans between closing and eventual delivery to secondary market investors. We fund these loans through warehouse lines of credit and collateralized loan purchase agreements with banks and other financial institutions. We have a $75.0 million warehouse line of credit with Residential Funding Corporation, a $60.0 million warehouse line of credit with Bank United and a $25.0 million warehouse line of credit with Cooper River Funding. We also have loan purchase agreements with Superior Bank FSB and Greenwich Capital. Our aggregate borrowing limits are currently set at approximately $220.0 million. These financing arrangements generally provide from 97% to 99% of the principal amounts needed to fund mortgage loans and are collateralized by the underlying mortgages. The average time between funding closed mortgages and receipt of loan sale proceeds from investors was approximately 25 days during 1998.


     We have entered into a letter of intent with Telebanc Financial Corp. to provide a committed $200.0 million repurchase agreement which will allow us to sell our closed mortgage loans to Telebanc instead of holding them in our warehouse lines of credit. The net effect of this arrangement should be to provide us with lower financing costs between closing and ultimate sale and delivery to investors in the secondary market. In addition, the letter of intent outlines the parameters for the development of an electronic mortgage conduit with the intent of streamlining the financing process. Telebanc would work with us to create a dedicated e-commerce platform that will enable the efficient transmission of loan information from originators to the secondary market. Although we expect this financing arrangement to become available by the end of July 1999, we cannot assure you that it will be available at that time, if at all, nor can we assure you that the development of the e-commerce platform will happen as anticipated.

     Net cash used for operating activities for the year ended December 31, 1998 totaled $102.7 million. We used this cash primarily to fund loans held for sale to investors, offset by reductions in other working capital requirements and non-cash charges. For the quarter ended March 31, 1999, net cash provided by operating activities totaled $6.1 million. This cash was generated primarily from a reduction in mortgage loans held for sale, offset by operating losses.

     Net cash used in investing activities for the year ended December 31, 1998 totaled $7.6 million, $2.7 million of which was used for the purchase of AFI. We used the remaining $4.9 million primarily for the purchase of computers, workstations, servers and other equipment to support our growth in technology support services and call center operations and costs related to software development. Net cash used in investing activities for the quarter ended
March 31, 1999 totaled $1.6 million, $500,000 of which we used to purchase computers and equipment and $700,000 of which we used for software development costs.


     Net cash provided by financing activities for the year ended December 31, 1998 totaled $112.1 million. Warehouse facilities provided $99.6 million of this amount and we received an additional $12.4 million as proceeds from the sale of Series D preferred stock. We repaid $200,000 in subordinated notes during the year. Net cash used by financing activities for the quarter ended March 31, 1999 totaled $1.7 million, as $10.0 million in proceeds from the issuance of subordinated notes were used for general corporate purposes.


     As of December 31, 1998, we had net operating loss carryforwards of approximately $16.1 million available to reduce future taxable income, which carryforwards expire on various dates from 2010 to 2014.

     Since inception, we have significantly increased our operating costs and we anticipate that we will continue to experience significant increases in our operating costs for the foreseeable future. In addition, we may use cash resources, including a portion of the net proceeds of this offering, to fund acquisitions or investments in joint ventures, businesses, technologies and products or services complementary to our business. Increased loan volume also requires additional cash to fund the loans. We believe that net proceeds of this offering coupled with the expected increase of our warehouse credit lines and mortgage repurchase facilities will be sufficient to meet anticipated cash requirements over the next twelve months. If cash generated from operations in future periods remains insufficient to satisfy our liquidity requirements, we may sell additional equity or debt securities, or obtain additional credit facilities. The issuance of additional equity or convertible debt securities could result in additional dilution to our stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

  COMPREHENSIVE INCOME

     On January 1, 1998, we adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of shareholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect our consolidated balance sheets or statements of operations. The adoption of SFAS No. 130 has had no effect on our consolidated financial statements.

  SEGMENT REPORTING

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way that a public enterprise reports information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, and requires restatement of earlier periods presented. The adoption of SFAS No. 131 has not had a significant impact on our consolidated financial statements.

  SOFTWARE REVENUE RECOGNITION


     In March 1998, the AICPA issued Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2". SOP 98-4 defers for one year the application of some of the provisions of Statement of Position 97-2, "Software Revenue Recognition". Different informal and unauthoritative interpretations of the provisions of SOP 97-2 have arisen and, as a result, the AICPA is deliberating amendments to SOP 97-2, so it can issue interpretations regarding the applicability and the method of application of those provisions. We have adopted SOP 97-2. The adoption of SOP 97-2 has not had a material impact on our consolidated statements of operations, balance sheets or cash flows.


  DERIVATIVES


     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As we do not currently engage in derivative or hedging activities, there has been no impact on our consolidated statements of operations, balance sheets or cash flows upon the adoption of this standard. If we engage in derivative or hedging activities in the future, we will apply SFAS No. 133. The FASB has issued an Exposure Draft delaying the effective date of Statement No. 133 to fiscal years beginning after June 15, 2000.



  DISCLOSURES ABOUT MARKET RISK

     Interest rate movements significantly impact our volume of closed loans. Interest rate movements represent the primary component of market risk to us. In a higher interest rate environment, borrower demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans we hold for sale in the secondary market, interest expense on our warehouse lines, the value of mortgage loans we hold for sale in the secondary market and ultimately the gain on the sale of those mortgage loans. In addition, in an increasing interest rate environment, the volume of mortgage loans that our clients originate declines.

     We originate mortgage loans and manage the market risk related to these loans by pre-selling them on a best efforts basis to the anticipated secondary market investors at the same time that we establish the borrowers' interest rates. If we can deliver mortgage loans within the time frames established by the secondary market investors, we have no interest rate risk exposure on those loans. However, if the loan closes but we cannot deliver the loan within those time frames, and if interest rates increase, we may experience a reduced gain or may even incur a loss on the sale of the loan.


     Management is currently evaluating hedging strategies to protect us against the risk we incur with sales of mortgage loans in the secondary market when interest rates rise and fall. We already retain Tuttle & Co., an unaffiliated advisory firm, to help us manage our interest rate risks. We are considering engaging Tuttle to also assist us with a hedging strategy. Hedging strategies involve buying and selling mortgage-backed securities so that if interest rates increase or decrease sharply and we expect to suffer a loss on the sale of those loans, our buying and selling of mortgage-backed securities will offset the loss. We would analyze the probability that a group of loans we have originated will not close, and try to match our purchases and sales of mortgage-backed securities to the amount we expect will close.



     An effective hedging strategy is complex and no hedging strategy can completely eliminate our risk. Part of this is because the prices of mortgage-backed securities do not necessarily move in tandem with the prices of loans we originate and close. To the extent the two prices do not move in tandem, our hedging strategy may not work, and we may experience losses on our sales of mortgage loans in the secondary market. The other key factor is whether our probability analysis properly estimates the number of loans that will actually close. To the extent that we implement a hedging strategy but are unable to effectively match our purchases and sales of mortgage-backed securities with the sale of the closed loans we have originated, our gains on sales of mortgage loans will be reduced, or we will experience a net loss on those sales.



     We currently sell more than 90% of the loans we sell through best efforts commitments, which means we do not suffer a penalty if the loans do not close. We sell some loans, including sub-prime loans, on a mandatory delivery basis. Selling on a mandatory delivery basis means we are required to sell the loans to a secondary market investor at a price we agree upon, regardless of whether the loans close. This potentially generates greater revenue for us because secondary market investors are willing to pay more for a mandatory delivery commitment from us. However, it also exposes us to greater losses if the loans do not close.



     Management is considering selling a greater number of loans on a mandatory delivery basis so that we can generate greater gains on the sales of loans. Our hedging strategy of buying and selling mortgage-backed securities would help us manage the additional risk we would incur when more loans are sold on a mandatory delivery basis. However, because hedging strategies are not perfect, our hedging strategy may not completely offset the additional risk, and we may suffer losses on loans sold on a mandatory delivery basis.


     We also do not currently maintain a trading portfolio. As a result, we are not exposed to market risk as it relates to trading activities. Our entire loan portfolio is held for sale. Accordingly, we must perform market valuations of our pipeline, our mortgage portfolio held for sale and the related sale commitments in order to properly record the portfolio and the pipeline at the lower of cost or market. Therefore, we measure the interest rates of our loan portfolio against prevailing interest rates in the market.

     Because we pre-sell our mortgage loan commitments, we believe that a 1% increase or decrease in long-term interest rates would not have a significant adverse effect on our earnings from interest rate sensitive assets. We pay off warehouse lines when the loans are sold in the secondary market. Because the loans are held in the warehouse lines for a short period of time, we do not expect to incur significant losses from an increase in interest rates on the warehouse lines. However, since a significant percentage of our closed loan volume is from refinancing mortgage loans, our future operating results may be more sensitive to interest rate movements.




YEAR 2000 READINESS DISCLOSURE STATEMENT


     Many currently installed computer systems and software products are designed to accept only two digit entries in the date code field. As a result, they may have problems properly recognizing 1/1/00 as January 1, 2000. In less than a year, computer systems and software may need to be upgraded to comply with "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with the Year 2000 issue on business operations.

     In early 1998, we began reviewing the Year 2000 compliance status of our technology platforms licensed to others, the software and systems used in our internal business processes and other systems and services on which we rely. We have completed the assessment phase and the research and strategy phases of the program and are beginning to implement these strategies, which will include developing contingency plans for potential third party Year 2000 compliance problems that we deem critical to our business continuity. We cannot assure you that the program will anticipate or identify all potential Year 2000 effects on our business or that our contingency plans will be effective.

     We have fully integrated Year 2000 testing into the development of our own software. We believe that the entire technology platform on which we operate and which we provide to clients is generally Year 2000 compliant. Accordingly, the use or occurrence of dates on or after January 1, 2000 and the occurrence of leap years will not affect the performance of our systems with respect to their ability to correctly create, store, process and output information related to such data.


     We have contacted all of our major customers and suppliers of critical components, equipment and services to determine whether products and services we obtain from them are Year 2000 compliant. We have been satisfied with their responses and believe that all critical suppliers and customers comply with Year 2000 requirements. In addition, we have tested critical systems provided by these suppliers and the systems used by our major clients to provide us with additional assurance about their Year 2000 readiness. These tests have not revealed any significant Year 2000 problems.



     We have not completed a contingency plan. We expect to complete the contingency plan by the end of September. However, we believe that our critical suppliers and major customers are Year 2000 compliant. Our contingency plans will focus on disruption of third party services which are key to our operations, particularly telecommunications and electric utility services. We have inquired of the providers of these services about their Year 2000 readiness, and have been satisfied with their responses. Nevertheless, if a critical supplier or major customer turns out not to be Year 2000 compliant, we could incur substantial costs and experience a disruption of our business, which potentially would have a negative effect on our results of operations.



     We sometimes warrant to customers that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of our systems with respect to the ability to create, store, process and output information related to such data. If any of these customers experience Year 2000 problems in connection with use of our systems, they could assert claims for damages against us.



     We have budgeted $600,000 for investigating and remedying issues related to Year 2000 compliance, including the cost of developing contingency plans. To date, we have spent $400,000 of that budget. To the extent we have not adequately assessed our Year 2000 compliance deficiencies, additional and possibly significant resources may be spent on investigating and remedying Year 2000 issues. The expenditure of such resources may have a material adverse effect on our business, financial condition and results of operations.

                                    BUSINESS

MORTGAGE.COM

     We are a leading provider of online mortgage services to consumers and businesses. We have developed state-of-the-art technology to support the origination, processing, underwriting, closing and secondary marketing of mortgage loans. We use this proprietary technology to provide mortgage financing directly to borrowers. We also enable our clients, such as mortgage brokers, mortgage banks, financial institutions, Realtors and homebuilders, to improve the efficiency and effectiveness of their mortgage operations.

     We believe that borrowers are generally dissatisfied with the traditional mortgage lending process. This dissatisfaction stems from the complexity of the process, inefficiencies and delays related to the manual collection and transfer of information and the borrower's inability to monitor the status of his loan. Mortgage lending on the Internet can offer borrowers an easier, faster and less expensive way to obtain mortgage loans and has the potential to eliminate many of the borrower's frustrations found in traditional mortgage lending. We believe companies that provide these benefits to borrowers will gain a competitive advantage.

     We offer borrowers a more satisfying, less frustrating mortgage experience. We use our Internet platform and other proprietary technologies to make the mortgage lending process more efficient, whether for our own direct-to-consumer mortgage banking operation or in support of the mortgage operations of our business-to-business clients.


     In 1998, we originated and closed mortgage loans with a total principal amount of $2.0 billion, of which approximately 21% were originated through the Internet. We funded and sold $1.5 billion of those loans. For the three months ended March 31, 1999, we originated and closed mortgage loans with a total principal amount of $751.6 million, of which approximately 37% were originated through the Internet. We funded and sold 82% of those loans.


     As of April 30, 1999, we were providing private label and co-branded Web sites for 22 clients, including NetB@nk and Southtrust Mortgage. We have enabled non-lenders, such as Intuit through its Quickenmortgage Web site, to provide its customers with access to efficient mortgage services. As of April 30, 1999, we also were providing mortgage banking services to 23 mortgage brokerage companies, mortgage bankers and financial institutions. At the point-of-sale of homes, we have business relationships with 20 homebuilders and Realtors, including franchisees of Century 21 and Prudential Real Estate, enabling borrowers to obtain mortgage loans at the same locations at which they arrange for the purchase or building of a home.

INDUSTRY BACKGROUND

  Overview

     The Mortgage Bankers Association of America, or MBA, estimates that the mortgage industry originated approximately $1.5 trillion in mortgages in 1998 compared to $834.0 billion in 1997. The MBA estimates that another $1.2 trillion in mortgages will be originated in 1999.

     In traditional mortgage lending, a borrower obtains a mortgage loan by contacting a mortgage originator, such as a mortgage banker, mortgage broker or a financial institution. After a borrower has selected a mortgage originator, an employee or commissioned loan officer of the mortgage originator collects information about the borrower and completes a loan application by hand, while the borrower waits. These mortgage originators often have business hours that are not convenient for a borrower who works during the day, and a borrower may have to make several trips to provide all of the information for the application. In addition, these mortgage originators' offices may be located far from the borrower's home. The borrower may have to wait weeks while credit reports, appraisals and other third party verifications are ordered. For these reasons, we believe that borrowers are generally dissatisfied with this process.


     We also believe that borrowers lack knowledge about the mortgage process, including the costs associated with obtaining a mortgage loan. Consequently, it is difficult for a borrower to determine whether he is getting the right mortgage loan, at the right cost, in a timely fashion. In addition, a borrower must depend upon the mortgage loan originator to keep him informed about the status of the loan application.


     Some of a borrower's frustration and dissatisfaction stems from inefficiencies and delays in the application, processing and underwriting phases of the mortgage lending process. Manual collection and transfer of information from the application process through the processing and underwriting phases increases loan approval time and results in a greater number of human errors. Many mortgage originators and mortgage lenders do not have the technical expertise or financial resources to automate the origination, processing and underwriting of mortgage loans to achieve greater efficiency. Continuing inefficiencies make it difficult for mortgage originators and mortgage lenders to adequately keep borrowers informed and satisfied.

GROWTH OF THE INTERNET AND ONLINE FINANCIAL SERVICES

     The Internet has emerged as a global medium for communication, content delivery and electronic commerce, and Internet use continues to increase rapidly. International Data Corporation, or IDC, estimates that the number of users worldwide will increase from 142 million in 1998 to over 400 million in 2002. As consumers have become increasingly adept at using the Internet for evaluating and purchasing a wide variety of goods, the dollar volume of online commerce transactions has risen dramatically. IDC estimates that the volume of goods and services purchased through the Web will increase from $50 billion in 1998 to more than $734 billion in 2002.

     The Internet provides companies with additional ways to reach potential customers along with the opportunity to transact business with them in a more efficient and low-cost manner than business transacted through traditional channels. In addition, the Internet offers companies flexibility, permitting them to adjust features, presentations and prices in response to competition. Consumers benefit from improved overall convenience, low-cost access to information regarding available products and services, ease of use, numerous choices and often more competitive pricing.

     Financial services is one of the more prominent industries that has taken advantage of the Internet. The information potential of the Internet and the potential lower costs associated with conducting business electronically underlie the success of financial services Web sites. For example, Forrester Research reports that 25% of all retail stock trades are now executed online. Many of these financial services companies have undertaken aggressive marketing campaigns to establish their online brands. We believe that consumers will become more willing to conduct financial transactions online, including mortgage transactions, as Internet use increases, Internet brands are established and concerns about security and privacy are alleviated.

ONLINE MORTGAGE SERVICES

     Online mortgage lending is particularly well-suited to the Internet platform. Mortgage lending on the Internet can offer borrowers an easier, faster, less expensive way to obtain mortgage loans and has the potential to eliminate many of borrowers' frustrations found in traditional mortgage lending. The same principles that make online mortgage lending an easier, faster and less expensive process for the borrower can also benefit mortgage providers. Mortgage providers can increase their access to borrowers by offering Web-enabled services that are accessible at any time. Online mortgage lending can also reduce costs and eliminate inefficiencies, resulting in a more satisfying experience for borrowers.

     Based on a recent report from Forrester Research, less than 1% of the $1.5 trillion in mortgages funded in 1998 were originated online. However, Forrester Research estimates online mortgage loan volume will reach $91.2 billion by 2003, constituting nearly 10% of all mortgage loans funded in 2003.

     We believe that very few of the largest mortgage loan originators have capitalized on the mortgage lending opportunities on the Internet. Most mortgage originators lack the expertise to develop their own Internet technologies and have been slow to address the online market. We believe the majority of the prominent mortgage originators use the Internet primarily as an advertising medium and to provide contact information. Even among originators that offer online applications, we believe that many still have problems seamlessly integrating their Internet applications with the systems that assist in processing, underwriting and closing the mortgage loans. As a result, mortgage originators have not been leveraging the Internet as a means to increase borrowers' satisfaction and reduce overall costs.

     We believe that to maximize the potential of computer-related technology in the mortgage industry, a company must be able to provide borrowers with:

          o numerous channels from which to obtain mortgage loans;

          o faster loan applications and loan pre-qualifications;

          o greater choice among numerous loan products and rates;

          o the opportunity to obtain lower cost mortgages; and

          o the ability to monitor the status of their loans from origination through closing.

     We believe companies that are able to provide these benefits to borrowers will gain a competitive advantage.

THE MORTGAGE.COM SOLUTION

     We use our Internet platform and other internally-developed, proprietary technologies to maximize efficiency in the mortgage lending process, whether for our own mortgage banking operation or in support of the mortgage operations of our clients, such as mortgage bankers, mortgage brokers, financial institutions, Realtors and homebuilders. As a result of these efficiencies, borrowers find the mortgage experience more satisfying and less frustrating because they benefit from:

          o convenient access to the mortgage lending process through the Internet, by e-mail, by telephone or in person at location where homes are sold;

          o interactive selection from a comprehensive suite of mortgage products and services;

          o personalized services and products tailored to individual needs;

          o faster applications and pre-qualifications;

          o interest rate locks; and

          o constant monitoring of loan status.

     We provide these benefits to borrowers through both direct-to-consumer and business-to-business channels. Our direct-to-consumer channels consist of our Web site at www.mortgage.com and the loan counselors using our proprietary CLOser technology in our OnLine Capital operations. Throughout the mortgage process, borrowers are supported by customer service representatives in our call centers or by our OnLine Capital loan counselors.


     Through our business-to-business channels, we use our technology to enable our clients to better satisfy their borrowers. Borrowers can access our clients through customized "private label" mortgage lending Web sites we create and maintain for clients who need technical expertise and other resources to establish and maintain a comprehensive online presence. Borrowers also can get efficient mortgage services at the point-of-sale of homes, where we enable Realtors and homebuilders to enter the mortgage lending business with a minimum initial investment and with low overhead. We also offer dedicated Internet-based call center services to our clients so they can provide a high-level of customer service for their borrowers.


     When we process, underwrite and fund mortgage loans for our mortgage banking operations or for our clients, borrowers have constant and convenient access through the Internet to monitor the status of their loan applications. After the mortgage loans close, we sell those mortgage loans in the secondary market to investors who will be responsible for servicing the mortgage loans. Servicing consists of collecting from the borrower debt service and escrow funds for property taxes and insurance, paying debt service to loan investors, paying property taxes and insurance premiums and supervising foreclosures for defaulted loans.

MORTGAGE.COM STRATEGY


     Our objective is to touch every mortgage, either directly or through our business-to-business channels. We intend to do this by using the Internet and our proprietary technology to efficiently originate, fund and sell mortgage loans, and enable our clients to efficiently originate, fund and sell mortgage loans. Key elements of our strategy are:


     Establishing and Enhancing Brand Awareness. We seek to make Mortgage.com the household name for mortgage services. We believe that our Mortgage.com brand name will become synonymous with better, faster and more convenient mortgage loans, which will bring potential borrowers to our Web site and will help establish us as the premier technology enabler in the mortgage industry. We have budgeted a significant amount of money for advertising and promotion of the Mortgage.com brand name during 1999 and beyond, with a focus on advertising through leading Web sites and other media, co-branding with leading financial information sites and developing additional business alliances. We have also planned a direct marketing campaign designed to attract additional borrowers to www.mortgage.com, which will increase our share of the online mortgage business. This direct marketing campaign will target all current and potential home buyers in the United States.

     Expanding Our Ability to Serve Borrowers and Clients. We intend to continue to devote substantial resources to the development and acquisition of innovative Internet and software solutions so that we can better serve our clients and mortgage borrowers. We are currently developing and testing improvements to

CLOser and its Internet interface that will increase its versatility and automate additional portions of the mortgage process. For example, we intend to implement automated underwriting systems to enhance the sub-prime lending portion of www.mortgage.com. We intend to continually modify and upgrade our software, Internet servers and high-speed transmission lines to increase bandwidth, expand services and reduce costs. We are also continually evaluating strategic acquisitions of technology leaders in ancillary service areas, such as appraisal and credit report services. In this way we and our clients will be able to provide borrowers with convenient, high-value and low-cost services.

     Addressing Underserved Markets. Because online commerce is still in its infancy, there are a number of online markets for mortgage lending that are currently underserved. We recently have developed a new segment of our www.mortgage.com Web site specifically tailored to borrowers of sub-prime loans. We also intend to continue to provide solutions to Realtors and homebuilders, so that potential borrowers at the point-of-sale of homes have convenient access to efficient, cost-effective mortgage financing. We believe that enhancing our presence at the point-of-sale will strengthen our position in the purchase mortgage market, which is less sensitive to changes in interest rates than the refinancing mortgage market.

     Reengineering the Mortgage Process with Advanced Technologies. CLOser was one of the first portable computer software systems in the industry and remains one of the most comprehensive systems for performing and linking all functions in the mortgage process. We believe that our CLOser technology and its Internet interface give us a competitive advantage in the mortgage banking industry. We are currently testing www.openclose.com, which will serve as a virtual market place for industry participants to communicate and exchange borrower and loan information. We believe that www.openclose.com will provide yet another way to more quickly and cost-effectively enhance the mortgage process. We intend to continue to develop technological solutions that will reengineer and automate the mortgage process and make our technology the easiest, most efficient and most cost-effective way to facilitate mortgage transactions, whether through online or offline channels.

PRODUCTS AND SERVICES

     We make home financing easier, faster and less expensive for borrowers through both direct-to-consumer channels and business-to-business channels. Our direct-to-consumer channels include providing borrowers with access to low-cost mortgage financing through the Internet and telephone and e-mail inquiries generated by our Web site, and through loan counselors in our Florida and California offices. We then process the mortgage loans to closing, provide funding for the mortgages through our credit facilities, and sell the loans in the secondary market to institutional investors.

     Through our business-to-business channels we:

          o create Web sites for our clients that borrowers can access 24 hours a day, 7 days a week;

          o provide automated processing, closing, underwriting and funding services to mortgage industry participants;

          o enable Realtors and homebuilders to provide borrowers with access to mortgage financing at the point-of-sale of homes; and

          o will administer a Web site that mortgage lenders and mortgage brokers can use to communicate and share borrower and loan information electronically.

     We offer clients the opportunity to use our services at any stage of the mortgage process, from marketing, to online applications, processing, underwriting, closing and selling mortgage loans in the secondary market.

     Our direct-to-consumer channels and business-to-business channels are linked, enhanced and supported by our Internet platform and proprietary CLOser software system which we develop and maintain. Use of this technology streamlines the mortgage process by allowing us and our clients to electronically obtain, analyze and transmit information. We believe this ultimately results in a more satisfying experience for borrowers.

     The financial statements included in this prospectus contain financial information for the direct-to-consumer and business-to-business segments of our business for the years ended December 31, 1996, 1997 and 1998, and the three months ending March 31, 1998 and 1999.

DIRECT-TO-CONSUMER CHANNELS

     Our direct-to-consumer channels include our www.mortgage.com Web site, which is linked to our call centers and our OnLine Capital operations. During the three months ended March 31, 1999, our direct-to-consumer channel originated and closed $171.2 million of mortgage loans, 34.9% of which were originated through the Internet. We funded $128.8 million of those loans.

     Online Mortgage Origination Through www.mortgage.com

          Our flagship Internet Web site is www.mortgage.com, which serves as our online origination source for mortgage loans. Borrowers can access our Web site 24 hours a day, 7 days a week, to:

          o research and evaluate mortgage products and services;

          o select the most suitable mortgage loan with interactive assistance;

          o apply for a mortgage loan;

          o lock in an interest rate; and

          o monitor the status of their loans.

          Originating mortgage loans directly on the Internet results in reduced costs and time to the borrower. The Internet also continues to provide us with greater access to a tremendous number of potential borrowers, which increases the number of mortgage loans that we expect to fund and sell in the secondary market.

          Prime Mortgage Loans. Prime mortgage loans include residential mortgage loans that meet Fannie Mae's or Freddie Mac's secondary marketing guidelines. These loans generally meet the agencies' guidelines because the borrowers are credit-worthy and the loans have appropriate loan-to-value ratios and principal amounts. Prime mortgage loans also include loans made to credit-worthy borrowers that would otherwise meet Fannie Mae's or Freddie Mac's underwriting guidelines, but have a principal amount which exceeds the amounts permitted by Fannie Mae or Freddie Mac.

          The prime mortgage loan portion of our Web site first provides a borrower with knowledge about the mortgage lending process. It then provides the borrower with the opportunity to use "SmartQuote," a loan program search system we developed to make choosing a mortgage simple. SmartQuote prompts the user for information and then searches the database for all of the loan programs meeting the borrower's criteria. After obtaining information on pricing and the right type of loan for the borrower's situation, the borrower has an opportunity to securely apply online for a mortgage loan in about 20 minutes. The borrower then can monitor the progress of the loan through closing.

          This portion of our Web site also includes a feature that allows a user to specify the conditions under which he would be interested in refinancing his mortgage loan. CLOser then stores this information and provides the user with an automatic e-mail notification when a suitable loan program becomes available.

          To increase our access to borrowers, we participate as a mortgage lender on high-profile multi-lender Web sites such as Intuit's Quickenmortgage, Microsoft's Home Advisor and The Lending Tree. Our presence on these sites provides borrowers with a convenient avenue to access our technologically efficient mortgage services, which increases our opportunity to originate, process and fund mortgage loans, and then sell them in the secondary market.

          Sub-prime Mortgage Loans. Sub-prime mortgage loans have characteristics that make them generally ineligible for sale to Fannie Mae or Freddie Mac in the secondary market for reasons other than an excessive principal amount. Those characteristics might include the credit history of the borrower, the debt-to-income ratio, the loan-to-value ratio, the property type, the lien position or other factors. Because borrowers of sub-prime loans have often been denied financing, they are more likely to be dissatisfied with the traditional sub-prime lending process. Our goal is to provide these borrowers with an unintimidating, informative and confidential way to obtain a mortgage. Our Web site and customer service representatives try to simplify the borrowing process and give borrowers answers within a short period of time. In most cases, a borrower knows within 3 hours whether he is approved for a mortgage loan.

          Commensurate with the higher credit risk, we charge borrowers higher interest rates on sub-prime mortgages, which allows us to generate higher origination fees and higher gains on sale in the secondary market than prime mortgage loans. The higher interest rate also allows us to generate a greater spread between the interest rate we charge the borrower and the interest rate we pay to lenders for the financing arrangements we use to fund the mortgage loans.

          Call Center Support. Our call center operations are integrated with our Web site to provide customer service to visitors to www.mortgage.com. For those borrowers who have submitted a complete online application, our automatic call distribution software, CLOserLink, electronically imports all of the borrower's data into our CLOser software system. In addition, artificial intelligence software that we license from a third party provides an automated, customized e-mail response to confirm the application and make immediate contact with the potential borrower. We then follow up with frequent telephone calls and e-mails to keep the borrower informed of the mortgage loan's approval status.

          When a partial online application is submitted, or when a borrower calls or e-mails us based on contact information on our Web site, a customer service representative in our call center is assigned to that potential borrower for the duration of the origination process. The customer service representative works with the potential borrower to explain portions of the mortgage lending process, provide rate and product information and assist the borrower with obtaining a mortgage loan. The customer service representative can enter data into an electronic loan application through CLOser, which efficiently manages the remainder of the mortgage transaction.

  OnLine Capital Loan Counselors

          In addition to our Internet site, we also maintain our own sales force that originates prime and sub-prime mortgage loans directly with borrowers. This sales force consists of loan counselors operating under the trade name OnLine Capital in offices we have established in Florida and California. We provide each loan counselor with a personalized Web page at www.onlinecap.com which they use to extend their access to borrowers. OnLine Capital loan counselors then use their personal Web sites and CLOser on a portable computer to conduct the mortgage origination process more efficiently.

          Our proprietary CLOser software system operates on portable and desktop computers connected through a secure nationwide communications network. CLOser includes the following features:

          o full integration with Web sites we have developed;

          o automated loan applications and interest rate locks;

          o daily updated loan rates and more than 100 loan products;

          o in-depth loan tracking;

          o high-speed dedicated connections to automated underwriting systems at Fannie Mae and Freddie Mac;

          o automatic generation of disclosure and closing documents tailored to the loan product, property and local laws; and

          o contact information, reminders of critical deadlines, e-mail, fax services and custom printing of promotional material.

          CLOser allows the user to input information from a prospective borrower once, pre-qualify the borrower, and evaluate numerous loan programs in light of the borrower's individual financial situation. It automatically downloads credit reports and obtains other third party verifications electronically. All information about a borrower and the borrower's loan is electronically transferred through CLOser to third-party automated underwriting systems or to our processing and underwriting personnel over our secure wide area network. By automating virtually every stage of the mortgage process, CLOser potentially reduces paperwork and the time it takes the borrower to obtain a mortgage loan. Also, because CLOser is fully integrated with our Web site, borrowers can monitor the status of their loans on the Internet at any time.

BUSINESS-TO-BUSINESS CHANNELS

     In addition to our direct-to-consumer channels, we enable mortgage bankers, mortgage brokers, financial institutions, Realtors and homebuilders to efficiently participate in the online mortgage industry at low cost. We have developed an Internet platform integrated with our CLOser software system that we license to other mortgage industry participants, as well as a Web site, www.openclose.com, which is designed to permit mortgage bankers, mortgage brokers, mortgage insurance companies and loan correspondents to communicate and exchange information more effectively. We also provide our CLOser software system to clients who become network members. We automate the origination process and provide support services to network members whose own processing and underwriting systems are not as efficient as our systems. We also enable certain network members to provide automated origination services at the point-of-sale of homes. These products and services enable our clients to provide more efficient mortgage services to borrowers.

     The same call centers that we use to support our direct-to-consumer channels are used to support our online business-to-business channels, including clients for whom we have created private label Web sites, those with whom we have co-branding relationships and Intuit Lender Services. This allows our clients to provide their borrowers with remote counseling through e-mail and the telephone and the ability to apply for a mortgage loan at a convenient time and place. Accordingly, our services are often used in support of, or as a replacement for, a traditional retail loan officer staff. When clients hire us, they no longer need to manage data centers, maintain technology help desks, purchase, install or develop software or hire and manage technical personnel. We have an e-mail address and a toll-free number assigned to each client, so that inquiries are answered in the name of the client by a group of customer service representatives dedicated to that client's potential borrowers.


     During 1998, our business-to-business channel originated and closed $1.2 billion of mortgage loans, 14% of which were originated through the Internet. We funded $930.1 million of those loans. For the three months ended March 31, 1999, our business-to-business channel originated and closed $579.5 million, 38% of which were originated through the Internet. We funded $485.9 million of those loans.


    "Private Label" Web Sites for Mortgage Lenders

          We create and maintain private label Web sites for mortgage lenders, including banks, thrifts and credit unions of any size or sophistication. These private label Web sites are operated in the name of the client, while we provide the technology and management support in the background through CLOser. We create and maintain prime and sub-prime private label Web sites for such clients as SouthTrust Mortgage and NetB@nk, and the mortgage companies owned by CPS Realty, Arvida Homebuilders and Keyes Realty.

          The Web sites we create are custom-tailored to our clients and offer online applications, full integration with processing and underwriting systems and call center support. Just as with our own www.mortgage.com Web site, the private label Web sites we create for clients allow borrowers the opportunity to shop and apply for mortgage loans at their convenience. They also allow borrowers constant access to the status of their loans.

    "Co-Branded" Web Sites

          We have entered into marketing agreements that provide for advertising and promotion of our mortgage.com brand and Internet links to www.mortgage.com, through established home and financial information Web sites such as www.homefair.com, www.financenter.com and www.homepricecheck.com. When a potential borrower is browsing one of these sites for home buying or financial information, he is presented with an opportunity to apply for a mortgage online, without having to search for a separate Web site. The borrower can click on a link that takes him to a version of our Web site that displays both our mortgage.com brand and the brand of the information site that provided the link. We refer to these Web sites as "co-branded."

          Through these relationships, our co-branding partners can provide their customers with more than mere home buying and financial information. Those customers will gain access to convenient online mortgage financing through www.mortgage.com, including our call center support and the ability to monitor the status of their loans through closing. We process, underwrite and fund the mortgage loans and then sell them in the secondary market.

    Relationship with Intuit Lender Services and Participating Lenders on www.quickenmortgage.com

          Some of our clients, such as First Union Capital Markets Group, Fleet Mortgage and GE Capital Mortgage Services, are provided online marketing and application capabilities through www.quickenmortgage.com, which is a multi-lender Web site operated by Intuit Lender Services. These clients recognize that we have the expertise to fully integrate the information they receive online with their own call centers and internal processing and underwriting systems. We provide them with call center support, as well as processing, underwriting, funding and secondary marketing services as their back office solution.


          The processing, underwriting and funding services we provide to participating lenders on www.quickenmortgage.com are subject to performance standards relating to the number of applications and inquiries we convert to funded loans and the level of customer service we provide. During portions of the first half of 1999, we were not meeting the performance standards that relate to converting applications and inquiries to closed loans. In June, we met or exceeded the performance standards under our agreement. However, if we fail to meet the performance standards in the future, Intuit Lender Services may terminate the agreements, which would have a negative effect on our online originations and our business as a whole.



          Our agreements also provide that Intuit Lender Services will send us a minimum number of loans to process, underwrite and fund. However, Intuit Lender Services' obligation to deliver a minimum number of loans is suspended during any period in which we fail to meet the performance standards relating to converting applications and inquiries to closed loans.



          We are also a participating lender on www.quickenmortgage.com. After a potential borrower on the www.quickenmortgage.com Web site chooses one of our or our clients' loan products, the information collected about the borrower is transferred to us through an electronic link to the CLOser software system. Information about a potential borrower may come to us at any stage of the process, from a mere inquiry initiated through www.quickenmortgage.com, to a potential borrower that has pre-qualified on the site, to a potential borrower that has filled out an application on the site. Regardless of the stage at which borrower information is transferred to us, our call center personnel complete the origination process. If the borrower chooses one of our loan products, we process, underwrite, fund with our own warehouse lending arrangements and close the loan in our name. We then sell the loan in the secondary market. If the borrower chooses one of our clients' loan products, we also fund the loan with our own warehouse lending arrangements and close the loan in our name. Then, we immediately sell the mortgage loan to our client along with the servicing rights.


    Point-of-Sale Access to Borrowers

          We have developed strategic alliances with Realtors and homebuilders so that borrowers have access to efficient mortgage services at the point-of-sale of homes, much like a car buyer can get financial services in the showroom of an auto dealer. This saves borrowers the extra visits and phone calls to lenders that are necessary in traditional mortgage lending. It also allows us to increase our share of the more stable purchase mortgage business and gives our clients the ability to offer home buyers point-of-sale mortgage financing. We provide these services through a membership structure.


          Princeton Capital, Advantage Financial and Western America
     Mortgage. A significant portion of our point-of-sale business operates under the trade names Princeton Capital, Advantage Financial and Western America Mortgage. In each case, our loan counselors are located in the office of a network member. These loan counselors use CLOser to improve the application and pre-qualification process. CLOser electronically handles credit reports and other third party approvals and electronically transmits the resulting information to our processing and underwriting departments, saving time and reducing paperwork and errors. Because CLOser is integrated with our Web site, point-of-sale borrowers have access to our Web site 24 hours a day, 7 days a week to monitor the status of their loans.



          The network member for whom we employ our Western America Mortgage loan counselors is Mason-McDuffie Real Estate, which does business in northern California as Prudential California Realty. Our Western America Mortgage loan counselors service 20 Prudential California Realty offices in northern California. Immediately prior to completion of this offering, our Western America Mortgage operations will be contained in Western America Mortgage, Ltd., a partnership of which we will own 51%. Our partner in that operation will be a wholly-owned subsidiary of Mason-McDuffie Real Estate, Inc.



          Through our Princeton Capital operations, we have loan counselors stationed in 14 Century 21 real estate offices in the San Francisco Bay area. Through our Advantage Financial operations, we have loan counselors positioned in 23 Coldwell Banker real estate offices. Our ability to position Princeton Capital and Advantage Financial loan counselors in those Century 21 and Coldwell Banker real estate offices is a product of a relationship we have with Cendant Mortgage. Cendant has waived its exclusive rights to market mortgage services in those offices in favor of us. In the first 3 months of 1999, our relationship with Century 21 and Coldwell Banker offices generated 19.5% of the loans we originated.



          Relationship with Chase and the Prudential Real Estate Network. We recently signed a joint marketing agreement with The Prudential Real Estate Affiliates, Inc. and Chase Manhattan Mortgage Company that will designate us as the exclusive recommended provider of Internet lending technology to real estate brokers and sales associates in the Prudential Real Estate Network. Chase will market its traditional mortgage services and our technology-based services to the more than 600 member companies of the Prudential Real Estate Network, which have more than 1,500 offices throughout the country.



          Each member of the Prudential Real Estate Network has the option of whether or not to use our services. Some of these members already have mortgage relationships with other companies and may not switch to our services. However, members that select our services can use a centralized private-label Web site which we will design and maintain for the Prudential relationship. They also will have the benefit of our call centers and our processing, underwriting and closing services. Chase will be the servicer for many of the loans originated using our services. Under a separate services agreement, we will receive a flat fee from Chase for each loan closed through the Web site or the call centers.



          The joint marketing agreement and the services agreement each lasts for three years, subject to extension by the parties. Prudential and Chase each have the right to cancel the joint marketing agreement after 18 months if Chase is unable to successfully market its services and our services to members of the Prudential Real Estate Network or if borrower satisfaction is low. We also have the right to cancel the joint marketing agreement after 18 months on the same conditions. We have not yet begun providing services under these agreements and we have generated no revenue at this time from the relationships. We expect to begin providing services under these agreements within the next 60 days.



          Establishing Separate Mortgage Brokerage Entities for Clients. In some cases, we assist Realtors and homebuilders in establishing separate mortgage brokerage entities by providing them with licensing, recruiting, formation and management services. These entities become network members and use CLOser over a secure wide area network because they generally do not have the expertise and financial resources to keep up with complex mortgage lending regulations, to develop automated origination, processing and underwriting systems or to handle all of the administrative and managerial aspects of the mortgage business. We provide the expertise and resources without requiring network members to disclose that we are the provider for their mortgage services.


          Major homebuilders and real estate companies that have formed mortgage brokerage affiliates and have become network members include Arvida, one of Florida's largest homebuilders, Keyes Realty, one of Florida's largest realty firms, and CPS Realty, a California realty firm.

          Technology Correspondent Member Relationships. We have additional strategic alliances with one of 1998's top Prudential Real Estate franchises in the nation, based on home sales, and a large mortgage broker in San Diego. Under our agreements with these mortgage lenders, they will process mortgage loans using CLOser, fund the loans in their own names and then sell the loans to us, so that we can then resell them in the secondary market. Technology correspondent member arrangements allow us to provide mortgage companies fully automated point-of-sale services and support while we incur very little overhead.

Openclose.com

     We are developing, in cooperation with Fannie Mae, a new Web site where participating mortgage lenders, brokers and loan correspondents can exchange lender product and pricing information, automated underwriting data, mortgage insurance certificates and borrower application information in a neutral environment. This Web site, www.openclose.com, is designed to expand the availability of important underwriting information, which results in faster transactions, cost savings for borrowers, brokers and lenders by eliminating unnecessary paperwork, and improved communications between lenders and their customers. The site also offers lenders access to a greater number of brokers and correspondents. The Web site is currently being tested and we expect to expand its availability beginning in August 1999.


     As of June 30, 1999, eight mortgage banks have agreed to participate in the www.openclose.com pilot program. We expect more will participate when we expand www.openclose.com to a nationwide operation.

Participating mortgage bankers will pay us a fee for each mortgage loan sent to them through openclose.com for their review, a loan transfer fee and an access fee for each of the mortgage brokerage offices that access participating mortgage banker sections of the Web site. In addition, participating mortgage bankers will pay us a fee for each sub-prime mortgage loan transmitted through www.openclose.com for review. The fees we charge participating mortgage bankers for each viewing of the mortgage banker's page on the Web site by brokers are split equally between us and GHR Information Systems, from whom we license some of the tools available on www.openclose.com.



     Mortgage brokers will pay us a fee for each loan submitted to www.openclose.com for review by lenders. There are no monthly participation fees charged to mortgage brokers.


     We pay Fannie Mae a licensing fee for Desktop Underwriter based on the volume of mortgage loans submitted for automated underwriting.




CUSTOMERS


     Our direct-to-consumer customers consist of borrowers who contact us through www.mortgage.com and our OnLine Capital loan counselors. We provided 4,317 home buyers and home owners with mortgage financing totaling more than $798 million in 1998 through these channels.

     Our business-to-business client base consists of mortgage banks, mortgage brokers, banks, thrifts, credit unions, Realtors and homebuilders throughout the United States. Mortgage banks, mortgage brokers, banks, thrifts and credit unions look to us primarily to establish an online presence or to provide integrated call centers and back office support for their current online systems. Realtors and homebuilders look to us primarily for turnkey solutions that allow them to make mortgage services available to their customers with very little cost. Through us our clients can get increased access to borrowers, call center support and efficient processing, underwriting, funding, closing and secondary marketing services. Among our representative clients and key relationships are:


Arvida Home Builders
Cendant Mortgage
Consumer Finance Network
CPS Real Estate
First Union Capital Markets
Fleet Mortgage
GE Capital Mortgage Services
Intuit Lender Services
Mason-McDuffie Real Estate (doing business as
  Prudential California Realty in northern
  California)
Pickford Realty (doing business as Prudential
  California Realty in southern California)
Southtrust Bank
Superior Bank FSB

     Each of the listed clients accounted for at least $2.0 million in loan originations in the first three months of 1999. Our relationship with Mason-McDuffie Real Estate accounted for 10% or more of our loans originated in the first three months 1999. Our relationship with Intuit Lender Services accounted for approximately 12.8% of the mortgage loans we originated in the first three months of 1999. Through Cendant Mortgage we have developed relationships with Century 21 and Coldwell Banker offices that in the aggregate accounted for approximately 19.7% of the mortgage loans we originated in the first three months of 1999. Superior Bank accounted for approximately $1.6 million in management, technology and other fees in 1998.


     The chart on the following page demonstrates a few of the ways that we can solve the mortgage lending problems faced by our clients:

                          SELECTED CLIENT APPLICATIONS

CLIENTS                 PROBLEM                                       SOLUTION
----------------------  --------------------------------------------  --------------------------------------------
Arvida Home Builders    Arvida is one of Florida's largest            We assisted Arvida in forming a mortgage
                        homebuilders. It wanted to offer its          brokerage subsidiary which became a member
                        customers the opportunity to obtain mortgage  of our network using CLOser at the
                        financing on-site. However, as a              point-of-sale of Arvida homes in conjunction
                        homebuilder, Arvida had limited experience    with loan counselor's personal Web sites. We
                        in the mortgage business and did not have     perform all of the origination, processing,
                        the technical expertise to automate the       underwriting, funding and secondary
                        mortgage process.                             marketing services they need to provide
                                                                      Arvida home buyers with home financing.
Valley National Bank    Valley National Bank is a Super Regional      Valley National Bank engaged us to provide a
                        Community Bank with 105 branches              private label prime loan Web site and the
                        concentrated in Northern New Jersey. Valley   complete CLOser system package to support
                        National Bank supports multi-state mortgage   its own call center and mortgage lending
                        origination through a marketing agreement     systems.
                        with a national insurance company's
                        independent insurance agents. It is large
                        enough to attract a significant number of
                        potential mortgage loan borrowers, but too
                        small to carry out its own technical
                        development of mortgage banking systems.

SALES AND MARKETING

     We market our products and services to consumers through targeted online advertising, such as mortgage and real estate banners on Internet portals and Web site sponsorship opportunities, as well as through more traditional means, such as direct mail. Our marketing efforts focus on what we believe customers want most, namely:

     o secure online transactions;

     o the ability to compare rates and get current information;

     o availability of human assistance through a toll-free number; and

     o a trusted brand.

Our marketing campaigns have an overall goal of increasing the general awareness of the Mortgage.com brand and the products and services we provide.

     We have a sales team dedicated to marketing our online and call center business-to-business services, including our private label Web sites. We have licensed to GHR Information Systems the computer programming code that underlies our prime mortgage loan Web site platform so that it can create private label Web sites for lenders. We receive a portion of the installation, transaction, software maintenance and other fees GHR receives from the creation of private label Web sites based on our "prime" Web site product. GHR also markets our other mortgage banking services.

     We have a separate sales team dedicated solely to www.openclose.com. We are developing a national marketing plan to build awareness among mortgage brokers, mortgage lenders and mortgage insurance companies. The plan includes direct mail advertising with promotional CD-Roms included, direct sales, lender sponsorships, online advertising and free trial offers. We also intend to participate in numerous industry trade shows, including regional trade shows in Florida and California, and the trade shows held for the National Association of Mortgage Brokers and the Mortgage Bankers Association.

     We currently rely primarily on management to market our services to Realtors, homebuilders and other potential network members, such as financial planners. We intend to hire an internal sales force so that our network and technology correspondent memberships can expand geographically.

OPERATIONS

  PRODUCTION OF MORTGAGE LOANS

     At the initiation of the mortgage banking process is the generation of leads and the completion of loan applications. We perform this function
(1) online, (2) through loan counselors that we employ, (3) through network members and (4) through mortgage lenders acting as loan correspondents. In the case of the first three, we evaluate the loan applications and fund those loans that meet our underwriting criteria. We then sell the mortgage loans in the secondary market. In the fourth case, we will underwrite and purchase mortgage loans from loan correspondents and sell the mortgage loans in the secondary market.

     As a step to evaluating mortgage loan applications, our processing department evaluates credit reports and property appraisals when required, verifies borrowers' income and assets and obtains any additional third party verifications relating to the borrowers and the mortgaged properties. We maintain processing centers in Walnut Creek, California, Los Gatos, California and Plantation, Florida, where as of March 31, 1999, 162 employees execute the processing functions. Our operations managers approve and monitor third party sources who have originated the loans, and third parties from whom we receive credit reports, appraisals and similar verifications, based on criteria established by our chief underwriter.

     We underwrite mortgage loans based on criteria established by secondary market investors. Underwriting criteria may include the borrower's credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Our underwriting department consists of a team of 17 underwriters in Plantation, Florida, Walnut Creek, California and Los Gatos, California. The underwriting evaluation is done primarily through our CLOser software system and through links to the automated underwriting systems of Fannie Mae and Freddie Mac.

     CLOser acts as a pre-funding quality control department because it will not generate closing documents for a mortgage loan that does not meet the underwriting criteria. If a mortgage loan meets the underwriting criteria, CLOser automatically generates closing documents tailored to the loan product, the borrower, secondary marketing requirements and state laws and regulations.

  SECONDARY MARKETING OF MORTGAGE LOANS

     We originate all of our mortgage loans with the intent of selling those loans in the secondary market. Our secondary marketing department monitors the prices secondary market investors are willing to pay for various loan products. We then add an appropriate profit margin to the interest rate for the loan and publish our price for that loan on our Web site, in CLOser and on various industry databases and price sheets. Our price includes a premium that we charge investors for the value of the servicing rights associated with the mortgage loans we sell in the secondary market. When we sell a loan in the secondary market, we achieve a net gain, or suffer a net loss, equal to the difference between the amount we paid for the loans and the price at which the loans are sold to secondary market investors.

     We obtain commitments from secondary market investors for the purchase of substantially all the prime mortgage loans we fund on the same day that we lock in a rate for a borrower. This protects us against changes in interest rates between the date we issue a loan commitment at a locked-in interest rate to the borrower and the date we sell the loan in the secondary market. Our obligations to sell to secondary market investors are generally on a "best efforts" basis, which means we are required to sell the loan to a committed secondary market investor only if the loan closes within an agreed upon time period. However, occasionally a borrower will elect to not lock an interest rate until the closing. In those cases, we may choose to sell the loan on a short-term "mandatory" basis, which means we are required to sell the loan to a secondary market investor within a specified number of days after the closing.


     We also accumulate sub-prime mortgage loans for sale in pools of between $1 million and $3 million. While this entails additional credit risk because we hold the mortgage loan for a longer period of time, sales of these pooled sub-prime loans typically bring higher net gains than the net gains earned on the sale of prime loans. If we are particularly concerned about the credit risk on a sub-prime mortgage loan, we will obtain an investor commitment in advance, which reduces our credit risk but decreases the amount we receive on the sale of the mortgage loan to secondary market investors.



     We are considering selling a greater number of loans in pools on a mandatory delivery basis. If we do so, we will employ a hedging strategy to help manage the additional risks associated with pooling loans and selling them on a mandatory delivery basis.


     The following list shows some of the secondary market investors who commonly purchase mortgage loans from us:

Norwest Funding                                      Fleet Mortgage
Cendant Mortgage                                     GE Capital Mortgage Services
Residential Funding Corporation                      Interfirst Mortgage
Citicorp Mortgage

     In most cases when we sell a mortgage loan in the secondary market, there is no recourse to us. However, inaccuracies in loan documents, information about the borrower or information about the mortgaged property may require us to repurchase the mortgage loans from the investors and indemnify them for any damages caused by the inaccuracies. Since our inception, mortgage loans that we have repurchased from investors have represented an insignificant percentage of our total mortgage loan originations.

  FUNDING MORTGAGE LOANS

     After a mortgage loan has been approved for funding, we generally borrow from one of our warehouse lines of credit or other financing vehicles to fund and close the mortgage loan. We currently have warehouse lending or loan repurchase arrangements with five large financial entities. Our aggregate borrowing limits are currently set at approximately $220 million.

     After we borrow funds to fund a mortgage loan, we must pledge the mortgage loan to the lender as security for our repayment of the borrowed money. During the time a mortgage loan is pledged to the lender, it is considered "warehoused." A mortgage loan is warehoused until we sell it in the secondary market, at which time we repay the lender and the pledge is released. Prime mortgage loans are warehoused for an average of approximately 25 days. Sub-prime mortgage loans are warehoused for an average of approximately 40 days. In cases where we hold loans for more than 30 days, we perform some interim servicing on those loans using computer software licensed from a third party.

     We have entered into a letter of intent with Telebanc Financial Corp. to provide a committed $200.0 million repurchase agreement which will allow us to sell our closed mortgage loans to Telebanc instead of holding them in our warehouse lines of credit. The net effect of this arrangement should be to provide us with lower financing costs between closing and ultimate delivery to investors. In addition, the letter of intent outlines the parameters for the development of an electronic mortgage conduit with the intent of streamlining the financing process. Telebanc would work with us to create a dedicated e-commerce platform that will enable the efficient transmission of loan information from originators to the secondary market. Although we expect this financing arrangement to become available by the end of July 1999, we cannot assure you that it will be available at that time, if at all.

  POST-CLOSING QUALITY CONTROL

     After we have funded and closed a mortgage loan, we submit 10% of funded loans for a post-funding review. A post-funding review includes a re-verification of credit, employment income and source of funds, as well as a review of closing documentation. These reviews also include procedures designed to detect evidence of fraudulent documentation or unacceptable activities during the processing, funding or selling of the mortgage loan. We have hired an independent third party to handle post-funding reviews and to recommend internal corrective actions.

TECHNOLOGY

     The CLOser software system encompasses an Internet platform, local and wide area networks, back office modules for processing, underwriting, closing and secondary marketing, automated call and e-mail distribution links and computer-based training. As of March 31, 1999, we employed 35 software developers who are continually working towards developing new technological solutions for the mortgage industry. As of that date, we employed 31 systems support and operations personnel who provide communications and infrastructure support for our direct-to-consumer and business-to-business channels and training services for clients who use our technology. We also employed 15 customer service employees who provide technical help desk services. Last year we spent approximately $2.9 million on research and development and we intend to continue devoting substantial resources toward that end.

  TECHNOLOGY INFRASTRUCTURE AND SECURITY

     We have 80 computer servers which house all of our computer-based technology, from our Internet Web sites to our e-mail capabilities. All of our server hardware is provided by Dell Computer Corp. and our routers and switches are provided by Cisco Systems. Our servers run on the Microsoft Windows NT operating system software. We have redundant high-speed data lines from multiple vendors for Internet access. We stock additional hardware parts and have designed system and power supply redundancies to ensure that there are no interruptions in service based on hardware failures. In addition, we monitor our servers to ensure that we have sufficient space to handle software upgrades and that at least 35% of our disk drive space is free for performance considerations. All software and data in the system is backed up to magnetic tape each night, which is stored off-site.

     Our technology security systems are designed to prevent unauthorized access to internal systems and illegal third-party access to our data. Internally, log in identifications and passwords are maintained for all systems, and personnel have access only to those areas they are responsible for. We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as employment and income items submitted with online applications. Our servers are protected by firewalls and no outside access is permitted.

     Our technology must accommodate a large number of users and must deliver frequently updated information. Some components of our technology have experienced outages or slower response times in the past, but none have had a material effect on our business.

  OTHER LICENSED TECHNOLOGY


     Our www.openclose.com Web site will use a wide range of internally developed software, as well as the Desktop Underwriter software, which we license from Fannie Mae. Our Desktop Underwriter license expires October 15, 2003, with provision for automatic year to year renewals. Fannie Mae can amend our license by issuing a bulletin. If we object to the amendment, Fannie Mae can terminate our license.


     We license from GHR Information Systems, Inc. portions of their PremierSuite software, which we use to publish our prices on quickenmortgage.com and which we use to access pricing information for participating lenders on quickenmortgage.com who are our clients. Our license for this software expires February 29, 2000, with successive one year automatic renewals unless one party decides not to renew.

     [The chart appearing here represents the types of customers in each of the two segments of Mortgage.com's business across the top of the page. Down the side of the page are the Mortgage and technology services Mortgage.com offers. Dots in the table represent the specific services utilized the corresponding customer.]

COMPETITION

     Many of our business-to-business clients also compete with us for mortgage loan originations. We compete with other mortgage bankers, mortgage brokers and financial institutions such as Norwest Bank, Countrywide Mortgage, Chase Mortgage, Headlands Mortgage, Cendant Mortgage, Citibank and Fleet Mortgage for the origination and funding of mortgage loans directly with borrowers. Many of our competitors have branch offices in the same areas where our loan counselors and network members operate. We also compete with mortgage companies whose focus is on telemarketing, such as The Money Store.

     Our online competition also is substantial. In addition to the traditional mortgage companies and financial institutions who have or are developing an online presence, we compete with other online financial service providers, such as Intuit's Quickenmortgage, iOwn, E-LOAN and Finet. Our primary competitors for business-to-business mortgage banking technology solutions are FiServ, Inc. and Alltel Corporation.

     We believe that the principal competitive factors in our markets are:

     o brand recognition;

     o ability to attract borrowers;

     o a broad selection of mortgage loan products;

     o access to low cost financing arrangements;

     o comprehensiveness of information services;

     o quality and responsiveness of customer service; and

     o ease of use of computer technology.

     We must continue to enhance our mortgage.com brand and enhance our technology to effectively compete. Many of our current and potential competitors are profitable, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial resources than we do. In addition, other financial-related businesses with these characteristics are likely to enter into the online mortgage origination business. We cannot be sure that we will be able to compete successfully against current and future competitors.

INTELLECTUAL PROPERTY

     We regard substantial elements of our Web sites and underlying technology as proprietary and attempt to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure. We also generally enter into confidentiality agreements with all technical employees and consultants, and with third parties in connection with our license agreements. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without our authorization. Third parties may also develop similar technology independently from us.


     We have registered CLOser as a federal trademark. The mortgage.com logo, "Openclose" and "SmartQuote" are also our trademarks and service marks. Other trademarks and service marks in this prospectus are the property of their holders. We also have registered the Internet domain names "mortgage.com," "openclose.com," "realoans.com" and other domain names we use. This gives us the exclusive rights to use these names as the addresses for our Web sites.


     We may not be able to register "mortgage.com" and certain other of our trade names as federal trademarks because those names may be too generic to qualify for federal trademark protection. Accordingly, we may not be able to prevent other people from using those names in their businesses. It is possible that others could use "mortgage.com" and our other trade names in such a way as to damage our reputation, which could ultimately affect our revenues.

     Legal standards relating to the validity, enforceability and scope of protection of our proprietary rights are uncertain and are still evolving, especially as they relate to Internet-related rights. In addition, the laws of some foreign countries may not protect our rights to the same degree as the United States. For these reasons, we cannot be sure that the steps we take will adequately protect our proprietary rights. We also may be required to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This could create substantial costs and a diversion of management's attention.

REGULATION

     Our mortgage banking business is subject to the rules and regulations of the Department of Housing and Urban Development, Federal Housing Administration, Veteran's Administration, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and other regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. These rules and regulations, among other things, impose licensing obligations on us, prohibit discrimination and establish underwriting guidelines. We also are required to comply with each regulatory entity's financial requirements.


     Mortgage origination activities are further subject to the provisions of various federal and state statutes including the Equal Credit Opportunity Act, the Fair Housing Act, the Federal Truth-in-Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act. The Equal Credit Opportunity Act and the Fair Housing Act prohibit us from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited characteristics. It also requires us to disclose specific information to applicants, such as the reason for any credit denial. The Truth-in-Lending Act requires us to provide borrowers with uniform, understandable information about the terms and conditions of mortgage loans so that they can compare credit terms. It also guarantees borrowers a three-day right to cancel specified credit transactions. If we fail to comply with Truth-in-Lending, aggrieved customers could have the right to rescind their loan transaction with us and to demand the return of finance charges paid to us. The Fair Credit Reporting Act requires us to supply loan applicants with a name and address of the credit reporting agency we use when the applicant is denied credit or when the rate or charge for a loan increases as a result of information we obtained from a credit reporting agency.



     Some of our client relationships are "affiliated business arrangements" that must comply with complex limitations under the Real Estate Settlement Procedures Act and to regulation by the Department of Housing and Urban Development. Affiliated business arrangements permit companies to refer real estate settlement business to us without violating the Real Estate Settlement Procedures Act's prohibition on "kickbacks" to the referring company. There are limitations on the types of payments that can be made to the referring company and disclosures that are required to be made to borrowers. The Real Estate Settlement Procedures Act also requires us to collect applicant information and file an annual report with the Department of Housing and Urban Development. Failure to comply with the Real Estate Settlement Procedures Act could result in administrative enforcement actions which could eliminate important revenue sources for us and could lead to demands for indemnification or loan repurchases.


     Industry participants are frequently named as defendants in class-action and other litigation involving alleged violations of federal and state consumer lending laws and regulations. Some of the practices which have been the subject of lawsuits against other companies include:

          o "add on" fees;

          o truth in lending calculations and disclosures;

          o escrow and adjustable rate mortgage calculations;

          o private mortgage insurance calculations and disclosures;

          o forced-placed hazard, flood and optional insurance; and

          o unfair lending practices.

If a significant judgment were rendered against us in connection with any litigation, it could have a material adverse effect on our business and results of operations.

     Although our operations on the Internet are not currently regulated by any government agency in the United States beyond the mortgage-related regulations described above and regulations applicable to businesses generally, it is likely that a number of laws and regulations may be adopted governing the

Internet. In addition, existing laws may be interpreted to apply to the Internet. There may be claims that our services violate those laws.

     Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Such changes could hurt our business.

EMPLOYEES


     At June 30, 1999, we had 720 full-time employees. Our success depends upon our ability to attract, train and retain qualified personnel. We have a comprehensive training program which explains our customer service philosophies and techniques, and we have developed a sophisticated computer-based training program for CLOser and its Internet component. Approximately one-half of the people who enter the training program become permanent hires. To date, our attrition rate has been low for personnel who emerge from the training program. However, as we develop new business alliances that increase the mortgage loan volumes we handle through our call centers and processing centers, finding personnel to participate in and graduate from these training programs may become more difficult. Although our training program is designed to allow us to implement qualified personnel quickly, we cannot be sure that we will be able to find qualified personnel who can be trained in sufficient time to handle increased mortgage loan volumes.


     None of our employees are represented by a union. We believe we have a good relationship with our employees.

FACILITIES

     We are headquartered in Plantation, Florida, where we currently lease approximately 53,300 square feet of space. Our lease for the building which houses our executive offices and a portion of our call centers expires in 2007. A second building houses the remainder of our call centers under a lease that expires in 2002. Our California operations are contained in several locations in the San Jose/San Francisco metropolitan area, totaling approximately 29,200 square feet. A majority of our technology personnel reside primarily in approximately 15,000 square feet of space in Montvale, New Jersey. Our Montvale office sub-lease expires in 2002 and without provision for extension and renewal. We also have a 2,500 square foot office in Santa Rosa, California and a 1,000 square foot office in Reno, Nevada.


     We have entered into a lease agreement to obtain approximately 110,000 square feet of additional office space in Sunrise, Florida. We have an option to expand the space by 50,000 square feet. Our executive offices and call centers will be relocated to this new facility in November 1999 at a cost of approximately $1 million.





LEGAL PROCEEDINGS


     We are not a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Each member of our board of directors serves for a one-year term and until their successors are elected and qualified. Our executive officers and directors are as follows:


NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
Seth S. Werner(1)(2)............................   53    Chairman of the Board; President; and Chief
                                                           Executive Officer
John J. Hogan(1)................................   37    Executive Vice President and Director
David W. Larson.................................   49    Executive Vice President and Director
John Buscema....................................   42    Executive Vice President
Stephen L. Green(2)(3)..........................   48    Director
Edwin Johnson...................................   42    Chief Financial Officer and Senior Vice
                                                           President
Michael K. Lee(2)(3)............................   42    Director
George A. Naddaff...............................   69    Vice Chairman of the Board
C. Toms Newby, III(4)...........................   32    Nominated Director
John T. Rodgers.................................   37    Executive Vice President
B. Anderson Young...............................   48    Chief Information Officer


------------------
(1) The employment agreement for this officer requires us to nominate him for election to the board of directors at each annual meeting.

(2) Member of the Compensation Committee.

(3) Mr. Green and Mr. Lee have been elected to the board of directors under the terms of the Series B Preferred Stock. Those terms provide that each holder or affiliated group of holders of 363,000 or more shares of Series B Preferred Stock have the right to elect one director to our board of directors. All of the outstanding shares of Series B Preferred Stock will automatically convert to common stock upon completion of this offering, at which time the rights to elect one director cease.


(4) Mr. Newby has been nominated for election as a director and we anticipate he will be elected later this year.


     Seth S. Werner founded our company in September 1993, has served as Chairman of the Board and Chief Executive Officer since the company's inception, and as President from 1993 to 1997 and again in 1999. From 1973 to 1995, Mr. Werner was the President and Chief Executive Officer of Werner Capital Corporation, a Miami-based real estate investment banking firm which served as a consultant to some of the largest financial institutions in the United States and to the United States government on matters concerning its real estate portfolios. He also was founder, Chairman and Chief Executive Officer of First Capital Financial Corporation, a national real estate investment banking firm, from 1974 through 1984. He is a director and President of SSW, Inc., general partner of Kendall Racquetball Investments, Ltd., and a director, President, Secretary and Treasurer of Harbour Real Estate Corporation.

     John J. Hogan has been an Executive Vice President and a member of our board of directors since July 1997. Mr. Hogan heads our mortgage banking group. From February 1995 to June 1997, he served as the President of OnLine Capital, which merged into our company in June 1997. From March 1986 to February 1995, Mr. Hogan served in several capacities, including Vice President of Loan Administration, Senior Vice President of Mortgage Operations and Senior Vice President and Chief Financial Officer of First Franklin Financial Corporation in San Jose, California.

     David W. Larson has been a member of our board of directors since 1997 and served as President from June 1997 through December 1998. Mr. Larson now is an Executive Vice President who heads our broker services group. From January 1989 to October 1996, Mr. Larson served as the President and Chief Executive Officer of

B.F. Saul Mortgage Company, a $10 billion mortgage bank in Chevy Chase, Maryland. Prior to that, Mr. Larson was the President of San Jacinto Savings and Loan in Houston, Texas.

     John Buscema has been an Executive Vice President since April 1995, and heads our advanced technology group. Mr. Buscema was responsible for developing the ParEx software module, an integral part of our CLOser software system. From 1990 to April 1995, he served as President of Morbank Financial Systems, Inc., the company which developed the ParEx module, and also oversaw all MIS-related issues for Globe Mortgage Company.

     Stephen L. Green has been a director since March 1996. Since 1991,
Mr. Green has served as a general partner of Canaan Partners, a principal shareholder in our company. He serves on the boards of directors of Advance Paradigm, Inc., a provider of pharmacy benefit management services, Chartwell Re Corporation, an insurance holding company, and Suiza Foods Corporation, a manufacturer and distributor of dairy products and plastic packaging, as well as a number of private companies.

     Edwin D. Johnson has been Senior Vice President and Chief Financial Officer since November 1998. From June 1998 through October 1998, Mr. Johnson was a principal in JR Capital, Inc., an acquisition firm. From March 1996 to June 1998, Mr. Johnson was Chief Financial Officer of MasTec, Inc., a telecommunications infrastructure company. From January 1995 to March 1996, he was a private real estate consultant and from October 1984 to January 1995
Mr. Johnson was worldwide Chief Financial Officer for Attwoods, plc, an international services company.

     Michael K. Lee has been a director since March 1996. In 1985 Mr. Lee founded Dominion Ventures, Inc., a venture capital firm specializing in emerging growth companies, and has served as its President and Chief Executive Officer since its founding. Affiliates of Dominion Ventures, Inc. are principal stockholders in our company, and Mr. Lee is the managing general partner of those affiliates. He serves on the boards of directors of Advanced Access, Gateway Insurance Co., Online Resources & Communications Corp., a provider of financial e-commerce hubs, Paragon Acceptance Corp. and Relax the Back Corp.

     George A. Naddaff is Vice Chairman of our board of directors and has been a director since September 1995. Mr. Naddaff is the controlling shareholder and a director of Business Expansion Capital Corporation, a venture capital firm he founded in 1987. From 1994 to 1996, he served as a director and Chairman of Food Trends Acquisition Corporation, a publicly-traded corporation. Mr. Naddaff also is the Chairman and Chief Executive Officer of Ranch 1, Inc. which has operated a chain of sandwich shops since November 1997, and since June 1997, Mr. Naddaff has been Chairman of Frame King Express, Inc. which sells framed art. He currently is a consultant to Jreck Subs Group, Inc. Mr. Naddaff also is a consultant to, and a director of, numerous private companies.


     C. Toms Newby, III has been nominated for election as a director.
Mr. Newby has been a general partner in Technology Crossover Ventures, one of our principal stockholders, since July 1998. From April 1996 to June 1998, Mr. Newby was an associate at Technology Crossover Ventures. From July 1994 through April 1996, he was an investment banker at Montgomery Securities.
Mr. Newby currently serves on the boards of directors of several private companies.


     John T. Rodgers has been an Executive Vice President since April 1998 and heads our consumer services group. In 1993 Mr. Rodgers co-founded American Finance and Investment and served as its President until April 1998 when it was merged into our company. He also serves as a member of Microsoft's Real Estate Advisory Board.


     B. Anderson Young will begin his duties as Chief Information Officer in August. From September 1998 through July 1999, Mr. Young has been the New Product Manager at London Bridge Group, Ltd., a firm that provides mortgage software systems. From May 1997 to September 1998, he was a Vice President, Mortgage Servicing Systems, and a Vice President, Development, at Checkfree Software Systems, before its mortgage unit was sold to London Bridge. From March 1994 to May 1997, Mr. Young was Senior Vice President of Front End Systems and InterChange Architecture at Alltel Information Systems (formerly Computer Power, Inc.). Prior to that he was a private consultant for such companies as General Electric and Temple-Inland Mortgage.

COMMITTEES OF THE BOARD OF DIRECTORS

     The audit committee of the board of directors will be established immediately following the completion of this offering and will consist of three directors, Michael Lee, Stephen Green and George Naddaff, two of whom are independent directors. The audit committee will review and recommend outside auditors and compensation paid to outside auditors, review results and recommendations in each external audit, assist external auditors in connection with the preparation of financial statements, review the procedures we use to prepare financial statements and related management commentary and meet periodically with management to review our major financial risk exposures.

     The compensation committee of the board of directors will be re-constituted immediately following the completion of this offering and will consist of two non-employee directors, Stephen Green and George Naddaff. The compensation committee will oversee and review all decisions regarding the compensation of executive officers and directors and the granting of stock options under our stock option plan.

DIRECTORS' COMPENSATION

     After this offering, each non-employee director will be reimbursed for expenses incurred in attending the meetings. No director who is an employee will receive separate compensation for services rendered as a director. Non-employee directors are eligible to participate in our stock option plan.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid or accrued for services rendered for the year ended December 31, 1998, to our Chief Executive Officer and each of the four other most highly compensated executive officers who earned more than $100,000 in salary and bonus for the year ended
December 31, 1998:


                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                                                  -------------------
                                                            ANNUAL COMPENSATION     NUMBER OF
                                                            -------------------    SECURITIES           ALL OTHER
NAME AND PRINCIPAL POSITION                                  SALARY     BONUS     UNDERLYING OPTIONS    COMPENSATION
----------------------------------------------------------  --------   --------   -------------------   ------------
Seth S. Werner, Chief Executive Officer...................  $190,000   $100,000         350,000           $ 26,165(1)
David Larson, Executive Vice President....................   190,000    100,000         350,000             53,841(2)
John J. Hogan, Executive Vice President...................   161,347    100,000         140,000             22,248(3)
John Buscema, Executive Vice President....................   161,465     10,000          38,500              3,925(4)
John T. Rodgers, Executive Vice President.................   142,536         --              --              6,576(5)


------------------
(1) Consists of an $18,000 car allowance, $5,000 in matching company contributions to the 401(k) plan and $3,165 in life insurance premiums.

(2) Consists of an $18,000 car allowance, $3,633 in matching company contributions to the 401(k) plan, $1,808 in life insurance premiums and a $30,400 relocation allowance.

(3) Consists of an $18,000 car allowance and $4,248 in matching company contributions to the 401(k) plan.

(4) Consists of $3,925 in matching company contributions to the 401(k) plan.

(5) Consists of a $4,500 car allowance and $2,076 in matching company contributions to the 401(k) plan.

EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with most of our executive officers. Each employment agreement entitles the executive officer to participate in our company's benefits plans, including health insurance plans, 401(k) plan and stock option plan. Each also prohibits the executive officer from making any unauthorized disclosures of our confidential information.

     Mr. Werner's employment agreement requires him to be our President and Chief Executive Officer and also requires us to nominate him for the board of directors at each annual meeting. His employment agreement expires December 31, 2003, with provision for annual one year renewals. Effective January 1, 1999, his base salary is

$350,000 per year, subject to annual increases. He is entitled to bonuses based on merit and on the financial performance of our company. We also pay premiums on a life insurance policy of which Mr. Werner is the beneficiary. If
Mr. Werner is terminated without cause or if he quits for good reason, we must pay him a lump sum cash severance amount.

     Mr. Werner's employment agreement contains provisions to provide him economic security after a change of control. Mr. Werner may terminate his employment for good reason any time within two years after a change of control. If that happens, or if we terminate him without cause within two years after a change of control, or in some circumstances prior to a change of control, Mr. Werner is entitled to a lump sum cash payment equal to three times his base salary and three times his bonuses. Mr. Werner also may terminate his employment for any reason after 120 days have passed since the change of control. If that happens, Mr. Werner is entitled to a lump sum cash payment equal to his base salary and his average bonus over the three prior years or his bonus for the current year. In either case, he is entitled to immediate vesting of all of his stock options and the deadline for exercise of those options may be extended. To the extent Mr. Werner incurs any federal excise taxes on the severance amount or the value of the accelerated stock options, Mr. Werner is entitled to be reimbursed by us for those tax consequences.

     If we terminate Mr. Werner for cause or if he terminates his employment without good reason he is prohibited from competing with the company for three years following the date of his termination. If we terminate Mr. Werner without cause, or if he terminates his employment for good reason he is prohibited from competing with the company for one year following the date of his termination. In addition, if we terminate Mr. Werner for cause or if he leaves voluntarily, he is prohibited from soliciting our employees or any of the businesses with whom we have business relationships for a period of two years after the date of termination.


     Mr. Hogan's employment agreement requires him to be an executive vice president and to head our mortgage banking group. The agreement also requires us to nominate him for the board of directors at each annual meeting during the term of his employment agreement. His employment agreement expires by its terms on December 31, 2001, with provision for annual one year renewals. Effective January 1, 1999, Mr. Hogan's base salary is $250,000 per year, subject to annual increases. Mr. Hogan is entitled to merit bonuses at the discretion of the board of directors. We also pay premiums on a life insurance policy of which he is the beneficiary. If Mr. Hogan is terminated without cause or if he quits for good reason, we must pay him a lump sum cash severance amount.

     Mr. Hogan's employment agreement contains change of control provisions substantially similar to the change of control provisions in Mr. Werner's employment agreement. In addition, the non-competition and non-solicitation provisions in Mr. Hogan's agreement are substantially similar to Mr. Werner's agreement.

     Mr. Larson's employment agreement requires him to head our broker services group, which administers openclose.com. His employment agreement expires February 28, 2002, with provision for annual one year renewals. Mr. Larson is entitled to merit bonuses based on the number of lenders and brokers who have committed to openclose.com. We also pay premiums on a life insurance policy of which he is the beneficiary. If Mr. Larson is terminated without cause, we must pay him a lump sum cash severance amount and all of Mr. Larson's stock options become fully vested.



     As additional incentive compensation, Mr. Larson is entitled to receive, beginning on January 1, 2001, a portion of the pre-tax net profits earned by openclose.com. His percentage interest peaks at 10% on January 1, 2004.
Mr. Larson may, for 90 days after the earlier of January 1, 2001 or the date his employment is terminated by us, elect to trade his interest in openclose.com for
(1) cash or common stock in an amount equal to the then current market price of the common stock less the aggregate exercise price of options to purchase 350,000 shares of common stock which Mr. Larson has foregone in consideration of receiving a portion of the pre-tax net profits of openclose.com or (2) cash or common stock equal to the amount of the appraised value of his interest in openclose.com. After that 90 day period, he may elect to trade his interest in openclose.com for cash or stock equal to the appraised value of his interest in openclose.com. Until December 31, 2001, or in the event we sell the assets of openclose.com, we may redeem his interest in openclose.com for cash equal to the appraised value of his interest in openclose.com. Mr. Larson's employment agreement further provides that (1) if the openclose.com assets are distributed to a separate entity controlled by us and such entity raises money in a debt or equity financing from unaffiliated third parties, then Mr. Larson will be entitled to the same percentage of the net proceeds as he is entitled to of the pre-tax net profits earned by openclose.com and (2) if we discontinue operating openclose.com, he may elect to have us assign to him all broker and lender contracts for openclose.com, as well as the then current contract with Fannie Mae.

     Vesting of the unvested stock options Mr. Larson has been granted under the stock option plan accelerate to 20% vesting each 6 months following the initial public offering. If Mr. Larson is terminated for any reason except without cause or by constructive discharge, he is prohibited from competing with the company for one year following the date of his termination. In addition, if Mr. Larson is terminated for cause or if he quits voluntarily, he is prohibited from soliciting our employees or any of the businesses with whom we have business relationships for a period of one year after the date of termination.

     In connection with the acquisition of our CLOser software system, we entered into employment terms with John Buscema. Mr. Buscema is required to be the president of a division of the company. If we fail to renew his employment each year, we are required to purchase Mr. Buscema's stock options for 175,000 shares of common stock at a price of approximately $.71 per share. If
Mr. Buscema is terminated for any reason, he is prohibited from competing with the company for one year following the date of his termination. In addition, if Mr. Buscema is terminated for any reason, he is prohibited from soliciting our employees or any of the businesses with whom we have business relationships for a period of one year after the date of termination.


     Our employment arrangement with John T. Rodgers makes him an executive vice president and the head of our consumer services group. Effective April 1, 1999, his base salary is $200,000. Mr. Rodgers is entitled to bonuses based on merit and on the financial performance of our company. If Mr. Rodgers is terminated for any reason, he is prohibited from competing with the company for one year following the date of his termination. In addition, if Mr. Rodgers is terminated for any reason, he is prohibited from soliciting our employees or any of the businesses with whom we have business relationships for a period of one year after the date of termination.


     Our employment arrangement with B. Anderson Young makes him chief information officer effective in July 1999. His base salary is $175,000. He is entitled to annual bonuses based merit. In connection with beginning employment with us, he received a relocation advance and a sale of residence allowance. If he voluntarily leaves or is terminated for cause within three years of beginning employment, he is required repay to us a pro rata portion of the advance and the allowance. Also, if he is terminated for any reason, he is prohibited from competing with us or soliciting our employees or any of our clients for a period of one year after the date of termination.


STOCK OPTION PLAN

     We have adopted a stock option plan as of April 24, 1996 to assist us in attracting and retaining highly competent people to serve as employees, directors and advisors who will contribute to our success and the success of the members of our network. We also seek to motivate those people to achieve long-term objectives which will benefit our stockholders. The following groups of people are eligible to receive options under the stock option plan:

     o employees

     o directors

     o advisors and consultants, including former employees who have become members of our network or have become employees of members of our network, at our request


     The compensation committee administers the stock option plan and has wide discretion to award options. Subject to the provisions of the stock option plan, the compensation committee determines who will be granted options, the type and timing of options to be granted, vesting schedules and other terms and conditions of options, including the exercise price. All of our employees are granted options. The number of options awarded to a person is based on the person's potential ability to contribute to our company's success, the person's position with our company and sometimes length of service. The compensation committee makes its granting decisions monthly.


     The compensation committee may award "incentive" options or "non-qualified" options. We have granted both incentive and non-qualified options under the stock option plan. If the holder of an incentive option exercises the option and holds the shares of common stock he receives for the holding periods required by the Internal Revenue Code, the exercise of the option does not result in taxable income to the holder. We are therefore not entitled to a corresponding tax deduction. The incentive options we grant under the stock option plan are designed to meet the requirements of the Internal Revenue Code, including a requirement that the exercise price is at least 100% of the fair market value of our common stock on the date we grant the option and that the option has a term no longer than ten years.

     During the period from October 1998 to May 1999, the compensation committee granted options with exercise prices subsequently determined to be below fair market value at the date of grant. To determine the fair market value of the stock, Mortgage.com's management analyzed equity financing transactions, recent value-creating events and activities, and relevant market and industry developments. Management assigned weighting factors to each event on a scale of 1 through 10 to create a distribution of value-creating events over the period from October 1998 through May 1999. It combined these events with its growth in Internet loan orginations to determine the fair market value of the common stock for each of the months analyzed. The difference between the estimated fair market value and the exercise price of these options has been classified as unearned compensation in the stockholders equity section of our balance sheet and is amortized as compensation expense over the vesting period.


     By contrast, if the holder of a non-qualified option exercises the option, the holder will be required to recognize taxable income on the date of exercise. The taxable income is equal to the difference between the fair market value of the shares acquired by exercising the option and the exercise price of the option. We are then entitled to a corresponding tax deduction.


     We have reserved 20,995,660 shares of common stock for issuance through our stock option plan. Only options that are vested may be exercised. The options terminate after a period of time following the termination of employment. Options that expire unexercised or that are forfeited become available again for issuance under the stock option plan. All of the option agreements contain customary anti-dilution adjustments which provide for adjustments to the exercise price and number of shares subject to the warrants upon events such as stock splits, stock dividends and consolidations. The vesting of many of the options accelerates upon a change of control of the company.



     The compensation committee may not grant options if the granting of the options would make the total number of shares issuable upon exercise of all outstanding options exceed 30% of the then outstanding shares of common stock, including any convertible preferred on an "as if converted" basis. However, a higher percentage may be approved by at least two-thirds of the outstanding shares entitled to vote.


     We have awarded the following options under the stock option plan during the last fiscal year to the executive officers named in the summary compensation table:

                             OPTION GRANTS IN 1998


                                                 INDIVIDUAL GRANTS
                              -------------------------------------------------------
                                          % OF TOTAL              ASSUMED
                                          OPTIONS                 MARKET                POTENTIAL REALIZABLE VALUE AT
                                          GRANTED TO              VALUE                  ASSUMED RATES OF STOCK PRICE
                               SHARES     EMPLOYEES IN              ON                 APPRECIATION FOR OPTION TERM(3)
                              COVERED BY   FISCAL       EXERCISE  GRANT    EXPIRATION  --------------------------------
NAME                          OPTIONS(1)  YEAR(2)        PRICE     DATE      DATE       0%($)      5%($)       10%($)
----------------------------- ----------  ------------  --------  -------  ----------  --------  ----------  ----------
Seth Werner..................   350,000        8.0%      $ 1.64    $1.64     5/20/08         --  $  361,614  $  916,402
David Larson.................   350,000        8.0         1.64     1.64     5/20/08         --     361,614     916,402
John J. Hogan................   140,000        3.2         1.64     2.14    10/31/08   $ 70,000     258,668     548,123
John Buscema.................    21,000        0.5         1.07     1.64     5/20/08     12,000      33,697      66,984
John Buscema.................    17,500        0.4         1.64     2.14    10/31/08      8,750      32,334      68,515
John T. Rodgers..............        --         --           --       --          --         --          --          --


------------------
(1) All options are either incentive stock options or nonqualified stock options and generally vest over five years at the rate of 20% of the shares on each anniversary of the date of grant. Options expire ten years from the date of grant.


(2) Based on options to purchase a total of 4,400,669 shares of common stock granted under the stock option plan in 1998.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(3) Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the assumed market value on the date of grant, (2) assuming that the aggregate stock value derived from that calculation compounds at the annual 0%, 5% or 10% rates shown in the table for the entire ten-year term of the option and (3) subtracting from that result the aggregate option exercise price. The 0%, 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.


     In February 1999, we granted to named executive officers options to purchase an additional 1,050,000 shares of common stock at an exercise price of approximately $2.14 per share. In April 1999, we granted to a named executive officer options to purchase 105,000 shares of common stock at an exercise price of approximately $4.29 per share. The Board of Directors increased the exercise price based on Mortgage.com's increased online presence, the price associated with a recently completed financing and other value-adding business developments.



     None of the named executive officers or directors who have been granted options under the stock option plan exercised any of the options in fiscal year 1998. The following table sets forth information regarding exercisable and unexercisable stock options held as of December 31, 1998 by the named executive officers. There was no public trading market for the common stock as of December 31, 1998. Accordingly, as permitted by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and anassumed initial public offering price of $11.00.


                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                             OPTIONS AT FISCAL YEAR-END           FISCAL YEAR END
                                                            ----------------------------    ----------------------------
NAME                                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------   -----------    -------------    -----------    -------------
Seth Werner..............................................     350,000          350,000      $ 3,575,000     $ 3,275,000
David Larson.............................................     210,000        1,190,000        2,085,000      11,615,000
John J. Hogan............................................     175,000          140,000        1,737,500       1,310,000
John Buscema.............................................      73,500           87,500          738,750         864,750
John T. Rodgers..........................................          --               --               --              --


401(K) SAVINGS PLAN

     We maintain a 401(k) savings plan which is intended to satisfy the tax qualification requirements of the Internal Revenue Code of 1986, as amended. All of our employees aged 18 or older are eligible to participate in the 401(k) plan after two months of service with us. The 401(k) plan permits participants to contribute up to 15% of their annual compensation. We match up to 50% of an employee's contributions to the 401(k) plan, not to exceed 2.5% of their annual compensation. We contributed $341,000 to the 401(k) plan in 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to this offering, the compensation committee of the board of directors consisted of Seth S. Werner, Stephen Green and Michael Lee. Seth Werner is our President and Chief Executive Officer. Mr. Green and Mr. Lee are each partners in one or more of our principal stockholders. For more information on Mr. Green's and Mr. Lee's transactions with us, please see the next page.


     The compensation committee historically recommended to the board of directors appropriate executive officer compensation and the granting of stock options under the stock option plan. Mr. Werner did not participate in making recommendations to the board of directors when his compensation was being reviewed and approved. The board of directors historically made all final decisions regarding executive officer compensation and the granting of stock options under the stock option plan.

                              CERTAIN TRANSACTIONS

VENTURE CAPITAL FINANCINGS


     Each share of preferred stock described in this section will be converted to common stock upon completion of this offering, and will receive seven shares of common stock upon conversion.



     In January 1998, we sold $2,000,000 of Senior Subordinated Convertible Notes due January 31, 2003 to Canaan Equity, L.P. and Dominion Fund III. Each of these entities is a principal shareholder. Director Stephen Green is a principal in Canaan and director Michael K. Lee is a principal in Dominion. In connection with this sale, we issued warrants to purchase an aggregate of 466,669 shares of our common stock at an exercise price of approximately $1.07 per share. In May 1998, the principal of the Senior Subordinated Convertible Notes was converted into an aggregate of 173,912 shares of Series D Preferred Stock based on a conversion value of $11.50 per share.



     Also in May 1998, we sold an aggregate of 6,520 shares of Series D Preferred Stock to directors Stephen Green and Michael K. Lee individually for $11.50 per share. The aggregate consideration was $74,980. In August 1998, Stephen Green purchased an additional 8,695 shares of Series D Preferred Stock for $11.50 per share, for aggregate consideration of $99,992.50.



     In April 1998, we entered into a settlement agreement with FMN Associates Limited Partnership. FMN Associates was the sole holder of the Series A Preferred Stock, which will convert to common stock upon the closing of this offering. Under an earlier agreement with FMN Associates, we agreed to become a licensed insurance agent and pay FMN Associates a portion of the profits we generated from that business. In consideration of foregoing this right, FMN Associates received in the settlement agreement warrants to purchase 252,000 shares of our common stock at an exercise price of approximately $1.64 per share. FMN Associates has since distributed those warrants to its partners.



     In February 1999, we sold $2,000,000 of Senior Subordinated Notes due February 9, 2000 to Canaan Equity, L.P., Intuit, Inc., Dominion Fund IV, which is an affiliate of Dominion Fund III, and Technology Crossover Ventures, each of whom are principal shareholders. C. Toms Newby, III, a nominee for election as a director, is a principal in Technology Crossover Ventures. In connection with that sale we issued warrants to purchase an aggregate of 46,676 shares of common stock at an exercise price equal to the initial public offering price in this offering. Later the same month, we sold $8,000,000 of Senior Subordinated Notes due February 26, 2001 to Intuit, Dominion Fund IV and Technology Crossover Ventures. In connection with that sale we issued warrants to purchase an aggregate of 373,408 shares of common stock at an exercise price equal to the initial public offering price in this offering. The number of shares subject to the warrants described in this paragraph will be reduced to an aggregate of 95,278 shares in accordance with formulas contained in the warrants.



     In May 1999, we sold $27.5 million of Senior Subordinated Convertible Notes due May 5, 2001 to Intuit Inc. The Notes are convertible at Intuit's option into common stock upon completion of this initial public offering at a conversion value of approximately $8.57 per share.



     In May 1999, we sold 250,001 shares of Series F Preferred Stock to Dominion Fund IV, L.P., Canaan Equity, L.P., and Technology Crossover Ventures. The Series F Preferred Stock was sold for $60 per share, for aggregate consideration of $15.0 million. Each of the purchasers is a principal stockholder of our company.


     We believe that each of these transactions were completed on terms no less favorable to us than would have been obtained from unrelated third parties.

TRANSACTIONS WITH SUPERIOR BANK FSB

     We are a party to a sales and marketing agreement with Superior Bank FSB, which beneficially owns more than 5% of our outstanding securities prior to the offering. In 1998, we earned approximately $1.6 million in management, technology and other fees under this sales and marketing agreement.

     In May 1999, we agreed with Superior Bank to redeem their warrants to purchase 2,800,000 shares of common stock with exercise prices of approximately $.71 per share and a warrant to purchase 700,000 shares of common stock with an exercise price of approximately $1.07 per share. The aggregate redemption price for the warrants is $25 million. On May 10, 1999 we paid the first $6 million installment for the warrants and on June 30, 1999 paid another $6 million. The remainder is due upon the closing of this offering. We also agreed to purchase from Superior certain rights to CLOser and the related intellectual property for an aggregate purchase price of $3.5 million. This purchase was completed on May 10, 1999.


     We believe that the terms of these transactions are no less favorable to us than would have been obtained in arm's length transactions.

TRANSACTIONS WITH DOMINION VENTURES, INC.

     We have obtained a lease line of credit from Dominion Ventures, Inc., an affiliate of two of our principal stockholders: Dominion Fund III and Dominion Fund IV, L.P. Dominion Ventures has agreed to acquire computer and office equipment when we request it, and to lease the equipment to us. Upon signing the agreement we were required to pay Dominion Ventures advance rent of approximately $89,667. In addition, each time Dominion Ventures leases us equipment, we are required to make monthly rental payments equal to 2.81% of the cost of the equipment. Prior to the end of the lease term on each piece of equipment, we have an option to purchase the equipment for its fair market value. The total value of the equipment leased under the lease line of credit cannot exceed $1,595,500.


     In consideration of Dominion Ventures providing us with the lease line of credit, we issued to Dominion Fund III a warrant to purchase 9,800 shares of our Series D Preferred Stock at an exercise price of $11.50 per share and issued to Dominion Capital Management LLC a warrant to purchase 8,850 shares of our Series D Preferred Stock at an exercise price of $11.50 per share. Upon closing of this offering, those warrants will become warrants to purchase 130,550 shares of our common stock at an exercise price of approximately $1.64 per share. We believe that the lease line of credit we obtained from Dominion Ventures contains rental rates and terms no less favorable to us than would have been obtained in an arm's length transaction with another lease line of credit provider.


TRANSACTIONS WITH INTUIT LENDER SERVICES

     On May 26, 1999, we entered into a distribution, marketing, facilities and services agreement with Intuit Lender Services, a wholly-owned subsidiary of Intuit Inc., which is a principal stockholder in our company. Under the agreement, we will provide sub-prime mortgage support services to Intuit Lender Services and will pay it fees for services and facilities. We also will pay an exclusivity fee on August 10, 1999 if Intuit Lender Services has begun sub-prime services by that date, and will pay an additional annual exclusivity fee. We believe this agreement contains terms no less favorable to us than would have been obtained in an arm's-length transaction.

TRANSACTIONS WITH EXECUTIVE OFFICERS


     In 1997, we merged OnLine Capital into our company and paid for the merger with a combination of cash and common stock for an approximate aggregate purchase price of $793,000. We accounted for this acquisition under the purchase method of accounting. In addition, we entered into an employment agreement with John Hogan, who was the sole shareholder of OnLine Capital and who is now an executive vice president and a member of our board of directors. In 1998, we revised Mr. Hogan's compensation. In consideration of the revisions, Mr. Hogan, or any entity designated by Mr. Hogan, is entitled to receive cash in an amount equal to a percentage of the quarterly pre-tax profits of our mortgage services group and Mr. Hogan received 700,000 shares of common stock. The amount of cash which can be earned is capped at $3,400,000 and Mr. Hogan's right to earn the cash consideration ends on June 30, 2001. Mr. Hogan has designated
J.J.H. Financial, LLC, a company principally owned by him, as the recipient of the cash consideration. Through the date of this prospectus, we have paid
J.J.H. Financial $1,634,000. We believe that the revised terms are no less favorable to us than would have been obtained in an arm's length transaction.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 1999, and as adjusted as if the convertible note and all of the preferred stock had converted to common stock and the sale of the common stock we are offering had already taken place. As of that date, there were 45 holders of record of our common stock. We have listed each person that beneficially owns more than 5% of the outstanding common stock, each of our directors and executive officers identified in the executive compensation table who beneficially owns any common stock and all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted in the footnotes, the address for each principal stockholder is 8751 Broward Boulevard, Fifth Floor, Plantation, FL 33324.


     For purposes of calculating amounts beneficially owned before the offering, the number of shares deemed outstanding includes




     o 9,748,368 shares of common stock outstanding as of June 30, 1999;



     o 27,530,306 shares of common stock issuable upon conversion of the convertible note and preferred stock; and



     o the shares of common stock subject to options or warrants held by that person that are currently exercisable within 60 days after June 30, 1999.



     For purposes of calculating the percentage beneficially owned after the offering, the number of shares deemed outstanding includes (1) all shares deemed to be outstanding before the offering and (2) shares being sold in this offering, assuming no exercise of the underwriters' overallotment option.



                                                                                            PERCENT OF COMMON STOCK
                                                                NUMBER OF SHARES OF    ---------------------------------
NAME AND ADDRESS                                                 COMMON STOCK          BEFORE OFFERING    AFTER OFFERING
-------------------------------------------------------------   -------------------    ---------------    --------------
Stephen Green(1),(2).........................................         8,578,482              22.6%               16.1%
Canaan Partners(2)...........................................         8,502,406              22.4                15.9
Intuit Inc.(3)...............................................         6,910,516              18.5                13.4
Michael K. Lee(4),(5)........................................         6,192,237              16.4                12.1
Dominion Ventures(5).........................................         6,161,808              16.3                12.1
Technology Crossover Ventures(6).............................         4,819,333              12.9                 9.7
Superior Bank, FSB(7)........................................         2,100,000               5.3                   *
Seth S. Werner(8)............................................         1,802,500               4.8                 3.9
George A. Naddaff(9).........................................         1,627,185               4.2                 3.5
John Hogan(10)...............................................         1,163,176               3.1                 2.5
David Larson(11).............................................           490,000               1.3                 1.1
John T. Rodgers(12)..........................................           248,927                 *                   *
John Buscema(13).............................................           242,200                 *                   *
C. Toms Newby, III(14).......................................         4,819,333              12.9                 9.7
B. Anderson Young............................................                 0                 *                   *
All directors and executive officers as a group
  (11 persons)...............................................        25,164,042              61.7                36.0


------------------
*   Represents less than 1%.

(1) Mr. Green is a member of our board of directors and is a partner in Canaan Partners. Mr. Green has shared voting power with respect to the shares owned by Canaan Partners and shared investment power with respect to the shares and warrants owned by Canaan Partners. See footnote (2).


(2) Includes 390,383 shares beneficially owned by Canaan Capital Limited Partnership; 3,258,108 shares beneficially owned by Canaan Capital Offshore Limited Partnership, C.V.; 362,131 shares beneficially owned by Canaan Ventures II Limited Partnership; 571,200 shares beneficially owned by Canaan Ventures II Offshore, C.V.; and 3,332,707 shares beneficially owned by Canaan Equity, L.P. Canaan



                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     Equity, L.P. also holds warrants to purchase common stock in the following amounts and at the following prices: (a) 4,546 at the initial public offering price; and (b) 583,331 at approximately $1.07 per share. The address for each of these entities is 105 Rowayton Avenue, Rowayton, Connecticut 06853.



(3) Includes 3,652,173 shares of common stock beneficially owned by Intuit Inc., 3,208,333 shares of common stock issuable to Intuit upon conversion of the 12% Senior Subordinated Convertible Notes due May 5, 2001 and warrants to purchase 50,010 shares of common stock at the initial public offering price. The address for Intuit Inc. is 2535 Garcia Avenue, Mountain View, California 94043.


(4) Mr. Lee is a member of our board of directors and is a principal in the general partner of the Dominion Ventures entities. Mr. Lee has sole voting power with respect to the shares owned by Dominion Ventures and has shared investment power with respect to the shares and warrants owned by Dominion Ventures. See footnote (5).


(5) Includes 5,366,851 shares beneficially owned by Dominion Fund III and 408,338 shares beneficially owned by Dominion Fund IV, L.P. Dominion Fund III holds a warrant to purchase 9,800 shares of Series D Preferred Stock at $11.50 per share and Dominion Capital Management LLC holds a warrant to purchase 8,850 shares of Series D Preferred Stock at $11.50 per share. Those warrants will become warrants to purchase 130,550 shares of common stock at approximately $1.64 per share upon closing of this offering. Dominion Fund III also holds warrants to purchase 233,338 shares of common stock at approximately $1.07 per share. Dominion Fund IV, L.P. holds warrants to purchase 22,731 shares of common stock at the initial public offering price. The address for Dominion Fund III, Dominion Capital Management LLC and Dominion Fund IV, L.P. is 44 Montgomery Street, #4200, San Francisco, California 94104.



(6) Consists of 1,802,913 shares beneficially owned by Technology Crossover Ventures II, L.P. and warrants to purchase 10,874 shares of common stock at the initial public offering price; 58,569 shares beneficially owned by TCV II, V.O.F. and warrants to purchase 213 shares of common stock at the initial public offering price; 1,386,105 shares beneficially owned by TCV II (Q), L.P. and warrants to purchase 5,016 shares of common stock at the initial public offering price; 245,987 shares beneficially owned by TCV II Strategic Partners, L.P. and warrants to purchase 892 shares of common stock at the initial public offering price; 275,268 shares beneficially owned by Technology Crossover Ventures II, C.V. and warrants to purchase 996 shares of common stock at the initial public offering price (the foregoing five entities, collectively, the "TCV II Funds"); 7,497 shares beneficially owned by TCV III (GP); 35,609 shares beneficially owned by TCV III L.P.; 946,526 shares beneficially owned by TCV III (Q), L.P.; and 42,868 shares beneficially owned by TCV III Strategic Partners, L.P. (the latter four entities, collectively, the "TCV III Funds" and, together with the TCV II Funds, the "TCV Funds"). The TCV II Funds also have an option to purchase from the underwriters at the initial public offering price per share, that number of shares of our common stock equal to $3 million divided by the mid-point of the price range per share as set forth on the cover of this prospectus. Jay C. Hoag and Richard H. Kimball are the sole managing members of Technology Crossover Management II, L.L.C. ("TCM II"), the general partner of each of the TCV II Funds, and Technology Crossover Management III, L.L.C. ("TCM III"), the general partner of each of the TCV III Funds. Consequently, TCM II may be deemed to beneficially own all shares held by the TCV II Funds, TCM III may be deemed to beneficially own all shares held by the TCV III Funds and Messrs. Hoag and Kimball may each be deemed to beneficially own all of the shares held by the TCV Funds.
     TCM II, TCM III and Messrs. Hoag and Kimball each disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interests in those shares. The address for each of these entities is 575 High Street, Suite 400, Palo Alto, California 94301.



(7) Consists of 2,100,000 shares of common stock issuable pursuant to presently exercisable warrants. A portion of the net proceeds of this offering is expected to be used to repurchase the remaining warrants


                                              (Footnotes continued on next page)

(Footnotes continued from previous page) for an aggregate price of $13 million. The address for Superior Bank, FSB is One Lincoln Centre, Oakbrook Terrace, Illinois 60181.


(8) Consists of 1,382,500 shares of common stock beneficially owned by The Seth Werner Revocable Trust dated October 1, 1996, presently exercisable options to purchase 350,000 shares of common stock at approximately $.79 per share and presently exercisable options to purchase 70,000 shares of common stock at approximately $1.64 per share.



(9) Consists of 509,089 shares of common stock, presently exercisable warrants to purchase 350,000 shares of common stock at approximately $.71 per share, presently exercisable warrants to purchase 256,032 shares of common stock at approximately $1.14 per share, presently exercisable warrants to purchase 256,032 shares of common stock at $1.50 per share and presently exercisable warrants to purchase 256,032 shares of common stock at approximately $1.86 per share, each held by FirstMN, LLC, of which George
     A. Naddaff, a member of our board of directors, is 50% owner.



(10) Consists of 988,176 shares of common stock and presently exercisable options to purchase 175,000 shares of common stock at approximately $1.07 per share.



(11) Consists of presently exercisable options to purchase 420,000 shares of common stock at approximately $.79 per share and presently exercisable options to purchase 70,000 shares of common stock at approximately $1.64 per share.



(12) Consists of 192,780 shares of common stock and presently exercisable warrants to purchase 56,147 shares of common stock at approximately $1.07 per share.



(13) Consists of presently exercisable warrants to purchase 140,000 shares of common stock at approximately $.71 per share, presently exercisable options to purchase 42,000 shares of common stock at approximately $.79 per share and presently exercisable options to purchase 60,200 shares of common stock at approximately $1.07 per share.



(14) Mr. Newby has been nominated for election as a director. He is a member of TCM II, which is the general partner of the TCV Funds. Mr. Newby has neither voting nor dispositive power over shares held by the TCV Funds. Mr. Newby disclaims beneficial ownership of those shares. Nevertheless, through his interest in TCM II, Mr. Newby has a pecuniary interest in the shares held by the TCV Funds.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     We are authorized to issue up to 210,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share. At the date of this prospectus, 9,748,368 shares of common stock and 3,449,074 shares of preferred stock were issued and outstanding. All of the outstanding capital stock is and will be, fully paid and non-assessable.


COMMON STOCK

     Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

     Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

     In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock, if there are any.

     Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

     The rights of holders of common stock are subject to the rights of holders of any preferred stock which we designate or have designated. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

PREFERRED STOCK

     Our board of directors has the ability to issue up to 15,000,000 shares of preferred stock in one or more series, without stockholder approval. The board of directors may designate for the series




o the number of shares and name of the series,





o the voting powers of the series, including the right to elect directors, if any,





o the dividend rights and preferences, if any,





o redemption terms, if any,





o liquidation preferences and the amounts payable on liquidation or dissolution,



o the terms upon which such series may be converted into any other series or class of our stock, including the common stock and





o any other terms that are not prohibited by law.


     It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors' authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.


     All outstanding shares of preferred stock will automatically convert into an aggregate of 24,321,973 shares of common stock upon closing of this offering.

OPTIONS AND WARRANTS



     As of June 30, 1999, 12,567,716 options were outstanding under our stock option plan and 8,427,944 options were available for issuance under our stock option plan. In addition to options granted through the stock option plan, the following options and warrants were outstanding as of June 30, 1999 and except as noted below are presently exercisable for shares of common stock:



                                  EXERCISE
NUMBER OF SHARES PURCHASABLE      PRICE(4)
----------------------------     ----------------
          3,307,500(1)                $ 0.71
            437,388                     0.79
          1,972,215(2)                  1.07
            256,032                     1.14
            256,032                     1.50
            382,550(3)                  1.64
            256,032                     1.86
            128,331                    11.00(5)


------------------

(1) Includes warrants to purchase 1,400,000 shares of common stock held by Superior Bank which we will redeem from the net proceeds of this offering.



(2) Includes warrants to purchase 700,000 shares of common stock held by Superior Bank which we will redeem from the net proceeds of this offering.



(3) Includes warrants to purchase 18,650 shares of Series D Preferred Stock at $11.50 per share which will become warrants to purchase 130,550 shares of common stock at approximately $1.64 per share upon closing of this offering.





(4) Rounded to the nearest cent.



(5) Assuming the mid-point of the price range. The number and exercise price of options and warrants in this category float with the initial public offering price.


     Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.




STATUTORY PROVISIONS AND PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS


     The following provisions of the Florida Business Corporation Act and our articles of incorporation and bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

  STATUTORY PROVISIONS

     We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.


     The Florida Business Corporation Act prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:


          o 1/5 or more but less than 1/3

          o 1/3 or more but less than a majority

          o a majority or more

     There are some exceptions to the "control share acquisition" rules.

     The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless

          o the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder

          o the corporation has not had more than 300 stockholders of record during the past three years

          o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years

          o the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors)


          o consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or fair market value, and other specified conditions are met or


          o the transaction is approved by the holders of two-thirds of the Company's voting shares other than those owned by the interested shareholder.

     An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The Florida Business Corporation Act defines "beneficial ownership" in more detail.

  INDEMNIFICATION AND LIMITATION OF LIABILITY


     The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal thereof, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.


     In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

     The indemnification provisions of the Florida Business Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he was a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

     The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of our directors and executive officers, other than John Buscema, has signed an indemnification agreement. The indemnification agreements provide for full indemnification under Florida law. The indemnification agreements also provide that we will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer or director in his official capacity. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of our assets under Florida law and wilful misconduct or conscious disregard for our best interests.

     Our bylaws provide for the indemnification of directors, former directors and officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he is or was a director or officer of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director against liability asserted against the director in such capacity.


     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.


TRANSFER AGENT AND REGISTRAR


     The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the market price of our common stock and our ability to raise capital in the future.


     Upon completion of this offering, we will have outstanding 44,778,674 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, based on shares outstanding as of June 30, 1999. Of these shares, the 7,500,000 shares of common stock sold in this offering will be freely tradable, unless shares are purchased by an existing "affiliate". Our affiliates are people or entities that directly or indirectly control our company, are controlled by our company, or are under common control with our company. For instance, our directors, executive officers and principal stockholders are deemed to control our company, and thus are affiliates.



     The remaining 37,278,674 outstanding shares of common stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may not be sold in the absence of registration under the securities laws unless an exemption from registration is available.



     One of those exemptions is Rule 144. In general, Rule 144 allows a shareholder (including an affiliate) who has beneficially owned restricted shares for at least one year to sell within any three-month period shares which do not exceed the greater of 1% of the outstanding shares of common stock of the company or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 also must be sold through brokers or "market makers" and there must be current public information about the company available. Shares properly sold in reliance on Rule 144 to persons who are not affiliates become freely tradable without restriction or registration under the securities laws. The Rule 144 restrictions are not applicable to a person who has beneficially owned shares for at least two years (including "tacked on" holding periods) and who is not an affiliate of the company.


     Another exemption is Rule 701 of the Securities Act of 1933. Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon by stockholders with respect to the resale of securities originally purchased by employees, directors, officers and consultants under stock options issued under our stock option plan. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities. Subject to the contractual restrictions described below, securities may be sold under Rule 701 beginning 90 days after the date of this prospectus by affiliates if they comply with Rule 144, other than the holding period requirement, and by non-affiliates, subject only to the manner of sale provisions of Rule 144.


     All of the executive officers and directors and a large number of stock holders and option holders have signed lock-up agreements in favor of the underwriters which prohibit them from selling or otherwise disposing of any shares of common stock or convertible securities for a period of 180 days after the date of this prospectus. Credit Suisse First Boston currently has no plans to release any portion of the securities subject to these lock-up agreements. When determining whether or not to release shares from lock-up agreements, Credit Suisse First Boston will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

     The 37,278,674 shares that are "restricted securities" will be available for sale in the public market as follows:



DATE OF AVAILABILITY FOR SALE                                                        SHARES
--------------------------------------------------------------------------------   ----------
Date of this prospectus.........................................................    1,836,219
90 days after the date
  of this prospectus............................................................    1,000,675
180 days or more after the date of this prospectus..............................   34,441,780



     After this offering, we intend to file registration statements covering approximately 21,000,000 shares of common stock issued pursuant to the exercise of stock options issued under our stock option plan. Accordingly, shares to be registered in this manner will be available for sale in the open market, except to the extent the shares are subject to the lock-up agreements. Affiliates will still be required to comply with Rule 144.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated                   , the underwriters named below for whom Credit
Suisse First Boston Corporation, Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, have severally but not jointly agreed to purchase from Mortgage.com the following respective numbers of shares of common stock:



                                                                                    NUMBER OF
                                  UNDERWRITERS                                       SHARES
---------------------------------------------------------------------------------   ---------
Credit Suisse First Boston Corporation...........................................
Deutsche Bank Securities Inc.....................................................
U.S. Bancorp Piper Jaffray Inc...................................................

                                                                                    ---------
     Total.......................................................................   7,500,000
                                                                                    ---------
                                                                                    ---------


     The underwriting agreement provides that the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the shares of the common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.


     Mortgage.com has granted to the underwriters an option, expiring on the 30th day after the date of this prospectus, to purchase up to 1,125,000 additional shares of common stock at the initial public offering price, less underwriting discounts and commissions, all as set forth on the cover page of this prospectus. Such option may be exercised only to cover over-allotments in the sale of shares of common stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the underwriting agreement.


     Mortgage.com has been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to certain dealers (who may include the
underwriters) at such price less a concession of $     per share, and the
underwriters and such dealers may allow a discount of $     per share on sales
to certain other dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation to be paid to the underwriters by Mortgage.com and the expenses payable by Mortgage.com:

                                                                                          TOTAL
                                                                             --------------------------------
                                                                              WITHOUT             WITH
                                                                PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                                ---------    --------------    --------------
Underwriting discounts and commissions.......................
Expenses payable.............................................

     The representatives have informed Mortgage.com that they do not expect discretionary sales by the underwriters to exceed 5% of the shares being offered hereby.

     Mortgage.com, its officers and directors, and certain other existing stockholders and optionholders of Mortgage.com have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of Mortgage.com, file with the Securities and Exchange Commission, a registration statement relating to any shares of common stock or securities exhangeable or exercisable for or convertible into shares of common stock or publicly disclose the intention to do any of the foregoing without the prior written consent of Credit Suisse First Boston for a period of 180 days after the date of this prospectus, except under certain circumstances.


     Of the 7,500,000 shares of common stock to be sold in this offering, the underwriters have reserved for sale, at the price to public set forth on the
cover page of this prospectus, up to       shares as follows: (1) at
Mortgage.com's request, up to       shares for Mortgage.com's directors,
officers, employees and business associates and (2) up to an additional 272,727 shares for a holder of Mortgage.com's preferred stock in connection with a pre-existing contractual agreement between Mortgage.com and such holder. As a result, the number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. The underwriters will offer to the general public, on the same basis as the other shares to be sold in this offering, any reserved shares that are not so purchased.


     Mortgage.com has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

     Mortgage.com has applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "MDCM."

     Prior to the offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between Mortgage.com and the representatives. The principal factors considered in determining the public offering price will include:

     o the information set forth in this prospectus and otherwise available to the representatives;

     o the history of, and the prospects for, Mortgage.com and the mortgage banking industry;

     o an assessment of Mortgage.com's management;

     o the prospects for, and the timing of, future earnings of Mortgage.com;

     o the present state of Mortgage.com's development and its current financial condition;

     o the general condition of the securities markets at the time of the offering;

     o the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of Mortgage.com;

     o market conditions for initial public offerings; and

     o other relevant factors.

     There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the market subsequent to the offering at or above the initial public offering price.

     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed to cover syndicate short positions. Penalty bids permit the underwriters' representatives to reclaim a selling concession from a syndicate when shares of the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis and is exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that:

     o such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws,


     o where required by law, such purchaser is purchasing as principal and not as agent, and


     o such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named in this prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to the offering. Such a report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Foley & Lardner, Jacksonville, Florida. An individual attorney at Foley & Lardner beneficially owns 4,347 shares of our common stock but has not participated in the preparation of this prospectus. Securities law matters in connection with this offering will be passed upon for the underwriters by the law firm of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.


                                    EXPERTS

     Our financial statements as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, have been included in this prospectus and in the Registration Statement filed with the Securities and Exchange Commission in reliance upon the report of KPMG LLP, independent certified public accountants, upon its authority as experts in accounting and auditing. KPMG LLP's report on the financial statements can be found at the end of this prospectus and in the Registration Statement.

                             ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission a Registration Statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the common stock we are offering. This prospectus does not contain all the information that is in the Registration Statement. Portions of the Registration Statement have been omitted as allowed by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the Registration Statement. For further information regarding our company and our common stock, please see the Registration Statement and its exhibits and schedules. You may examine the Registration Statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. In addition, the Registration Statement and other public filings can be obtained from the Commission's Web site at http://www.sec.gov.


     We intend to furnish our stockholders written annual reports containing audited financial statements certified by an independent public accounting firm.

                               MORTGAGE.COM, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Independent Auditors' Report...............................................................................    F-3
Consolidated Balance Sheets as of December 31, 1998, 1997 and March 31, 1999 (unaudited)...................    F-4
Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996, and for the
  three months ended March 31, 1999 (unaudited) and 1998 (unaudited).......................................    F-5
Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1998, 1997 and
  1996, and for the three months ended March 31, 1999
  (unaudited)..............................................................................................    F-6
Consolidated Statements of Cash Flow for the years ended December 31, 1998, 1997 and 1996, and for the
  three months ended March 31, 1999 (unaudited) and 1998 (unaudited).......................................    F-7
Notes to Consolidated Financial Statements.................................................................   F-10

                               MORTGAGE.COM, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                                      AND
                      MARCH 31, 1999 AND 1998 (UNAUDITED)
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Mortgage.com, Inc.

We have audited the accompanying consolidated balance sheets of Mortgage.com, Inc. (formerly known as First Mortgage Network, Inc.) (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in note 12 to the accompanying consolidated financial statements, the Company is currently in discussions with a number of venture-capital firms to provide additional capital for the operations and growth of the Company. The Company's ability to function at or beyond their current level and achieve their growth strategy may be affected by the amount of capital available to it.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Mortgage.com, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Ft. Lauderdale, Florida
March 26, 1999
  except for
  note 2
  which is as of
  May 26, 1999

                               MORTGAGE.COM, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                     DECEMBER 31,                MARCH 31,
                                                             -----------------------------      ------------
                                                                 1998             1997              1999
                                                             ------------      -----------      ------------
                                                                                                (UNAUDITED)
ASSETS
Cash and cash equivalents...............................     $  3,412,283      $ 1,679,722      $  6,250,720
Mortgage loans available for sale, net..................      176,372,516       73,737,933       166,149,185
Accounts and notes receivable, net......................        1,243,571        1,228,762         1,939,110
Private placement receivables...........................               --        2,000,000                --
Accrued interest receivable.............................          196,943          197,659           231,041
Prepaid expenses and deposits...........................        1,280,133          639,100         1,761,451
Property and equipment, net.............................        5,265,877        1,339,237         5,597,006
Capitalized software development costs..................          978,261          639,123         1,317,903
Intangible asset........................................               --               --           873,630
Goodwill, net...........................................        4,688,125          465,434         4,685,117
                                                             ------------      -----------      ------------
     Total assets.......................................     $193,437,709      $81,926,970      $188,805,163
                                                             ------------      -----------      ------------
                                                             ------------      -----------      ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Warehouse notes payable.................................     $171,777,572      $72,223,912      $159,650,534
Accounts payable, accrued expenses and other
  liabilities...........................................        5,538,021        1,908,303         5,957,345
Notes payable...........................................          288,701           70,833           386,980
Capital lease obligations...............................        1,565,778               --         2,074,831
Lines of credit.........................................               --          395,899                --
Subordinated debt, net of discount......................          100,000        2,500,000         9,722,774
Deferred revenue........................................        1,011,987        1,011,987                --
Deferred rent...........................................           19,481           19,481            19,481
                                                             ------------      -----------      ------------
     Total liabilities..................................      180,301,540       78,130,415       177,811,945
                                                             ------------      -----------      ------------
Shareholders' equity:
  Preferred stock, $.01 par value. Authorized 15,000,000
     shares, issued and outstanding 3,199,073, 1,925,175
     and 3,199,073 shares at December 31, 1998 and 1997,
     and March 31, 1999, respectively...................           31,991           19,252            31,991
  Common stock, $.01 par value. Authorized 210,000,000
     shares, issued and outstanding 9,398,270, 7,690,270
     and 9,539,110 shares at December 31, 1998 and 1997
     and March 31, 1999, respectively...................           93,983           76,903            95,391
  Unearned compensation.................................         (631,000)              --       (15,187,000)
  Additional paid-in capital............................       31,531,555       14,762,575        47,321,589
  Accumulated deficit...................................      (17,890,360)     (11,062,175)      (21,268,753)
                                                             ------------      -----------      ------------
     Total shareholders' equity.........................       13,136,169        3,796,555        10,993,218
                                                             ------------      -----------      ------------
Commitments and contingencies...........................
                                                             ------------      -----------      ------------
     Total liabilities and shareholders' equity.........     $193,437,709      $81,926,970      $188,805,163
                                                             ------------      -----------      ------------
                                                             ------------      -----------      ------------


          See accompanying notes to consolidated financial statements.

                               MORTGAGE.COM, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                     MARCH 31,
                                        -----------------------------------------    --------------------------
                                           1998           1997           1996           1999           1998
                                        -----------    -----------    -----------    -----------    -----------
                                                                                            (UNAUDITED)
Revenue:
  Secondary marketing revenue, net...   $28,597,825    $11,594,660    $ 4,101,341    $ 8,599,974    $ 5,407,489
  Loan production and processing
     fees, net.......................     5,337,625      2,347,321        820,469      2,598,337        921,584
  Management, technology and other
     fees............................     1,868,202      2,032,428      2,577,296      1,991,360        545,795
  Interest income....................     6,998,242      3,549,599        921,825      2,676,232      1,068,976
  Interest expense...................    (7,111,344)    (3,049,591)      (904,622)    (2,650,395)    (1,125,060)
                                        -----------    -----------    -----------    -----------    -----------
     Net interest (expense) income...      (113,102)       500,008         17,203         25,837        (56,084)
                                        -----------    -----------    -----------    -----------    -----------
Total revenue........................    35,690,550     16,474,417      7,516,309     13,215,508      6,818,784
                                        -----------    -----------    -----------    -----------    -----------
Expenses:
  Compensation and employee
     benefits........................    26,074,914     13,083,250      6,527,303      9,645,103      4,927,394
  Marketing..........................     1,335,494        237,868         94,541      1,536,187         85,295
  Research and development...........     2,888,159      1,079,257        496,568        776,565        433,224
  Depreciation and amortization......     1,873,119        480,338        652,136        697,759        153,633
  General and administrative.........     9,596,652      5,125,570      3,763,936      3,758,804      1,589,398
                                        -----------    -----------    -----------    -----------    -----------
Total expenses.......................    41,768,338     20,006,283     11,534,484     16,414,418      7,188,944
                                        -----------    -----------    -----------    -----------    -----------
Net loss.............................   $(6,077,788)   $(3,531,866)   $(4,018,175)   $(3,198,910)   $  (370,160)
                                        -----------    -----------    -----------    -----------    -----------
                                        -----------    -----------    -----------    -----------    -----------
Net loss per share, basic and
  diluted............................   $     (1.02)   $     (0.55)   $     (0.56)   $     (0.44)   $     (0.09)
                                        -----------    -----------    -----------    -----------    -----------
                                        -----------    -----------    -----------    -----------    -----------


          See accompanying notes to consolidated financial statements.

                               MORTGAGE.COM, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
               AND THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)


                                                        ADDITIONAL
                                  PREFERRED   COMMON      PAID-IN       UNEARNED     ACCUMULATED    TREASURY
                                   STOCK       STOCK      CAPITAL     COMPENSATION     DEFICIT        STOCK         TOTAL
                                  ---------   -------   -----------   ------------   ------------   ---------    ------------
Balance at December 31, 1995
  (unaudited)...................   $ 2,252    $72,233   $ 3,784,305   $        --    $(3,512,134)   $      --    $    346,656
  Issuance of preferred stock...    12,273        --      6,698,413            --             --           --       6,710,686
  Issuance of common stock......        --     7,000        527,024            --             --           --         534,024
  Issuance of common stock
    warrants....................        --        --        260,000            --             --           --         260,000
  Purchase of treasury stock....        --        --             --            --             --     (550,000)       (550,000)
  Net loss......................        --        --             --            --     (4,018,175)          --      (4,018,175)
                                   -------    -------   -----------   ------------   ------------   ---------    ------------

Balance at December 31, 1996....    14,525    79,233     11,269,742            --     (7,530,309)    (550,000)      3,283,191
  Issuance of preferred stock...     4,727        --      3,495,273            --             --           --       3,500,000
  Issuance of common stock......        --     5,020        532,490            --             --           --         537,510
  Issuance of common stock
    warrants....................        --        --          7,720            --             --           --           7,720
  Retirement of treasury
    stock.......................        --    (7,350)      (542,650)           --             --      550,000              --
  Net loss......................        --        --             --            --     (3,531,866)          --      (3,531,866)
                                   -------    -------   -----------   ------------   ------------   ---------    ------------

Balance at December 31, 1997....    19,252    76,903     14,762,575            --    (11,062,175)          --       3,796,555
  Issuance of preferred stock...    12,739        --     14,208,914            --             --           --      14,221,653
  Issuance of common stock......        --    17,080      1,812,921            --             --           --       1,830,001
  Issuance of common stock
    warrants....................        --        --         87,145            --             --           --          87,145
  Stock option plan
    compensation................        --        --        660,000      (660,000)            --           --              --
  Amortization of unearned
    compensation................        --        --             --        29,000             --           --          29,000
  Dividends paid................        --        --             --            --       (750,397)          --        (750,397)
  Net loss......................        --        --             --            --     (6,077,788)          --      (6,077,788)
                                   -------    -------   -----------   ------------   ------------   ---------    ------------

Balance at December 31, 1998....   $31,991    93,983     31,531,555      (631,000)   (17,890,360)          --      13,136,169
  Costs ascribed to issuance of
    preferred stock.............        --        --         (1,538)           --             --           --          (1,538)
  Issuance of common stock......        --     1,408        645,492            --             --           --         646,900
  Issuance of common stock
    warrants....................        --        --        397,080            --             --           --         397,080
  Stock option plan
    compensation................        --        --     14,749,000   (14,749,000)            --           --              --
  Amortization of unearned
    compensation................        --        --             --       193,000             --           --         193,000
  Dividends paid................        --        --             --            --       (179,483)          --        (179,483)
  Net loss......................        --        --             --            --     (3,198,910)          --      (3,198,910)
                                   -------    -------   -----------   ------------   ------------   ---------    ------------

Balance at March 31, 1999
  (unaudited)...................   $31,991    $95,391   $47,321,589   $(15,187,000)  $(21,268,753)  $      --    $ 10,993,218
                                   -------    -------   -----------   ------------   ------------   ---------    ------------
                                   -------    -------   -----------   ------------   ------------   ---------    ------------


          See accompanying notes to consolidated financial statements.

                               MORTGAGE.COM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                         MARCH 31,
                                                ----------------------------------------------    ------------------------------
                                                    1998             1997             1996            1999              1998
                                                -------------    -------------    ------------    -------------      -----------
                                                                                                           (UNAUDITED)
Net cash flows from operating activities:
  Net loss...................................   $  (6,077,788)   $  (3,531,866)   $ (4,018,175)   $  (3,198,910)     $  (370,160)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization............       1,873,119          480,338         652,136          697,759          153,633
    Amortization of unearned compensation....          29,000               --              --          193,000               --
    Provision for losses.....................         898,593          133,499          27,170          111,278               --
    Amortization of discount on subordinated
      debt...................................              --               --              --           19,854               --
  (Increase) decrease in mortgage loans
    available for sale, net..................    (102,703,406)     (36,490,196)    (15,972,647)      10,211,703        6,232,290
  Changes in operating assets and
    liabilities:
    (Increase) decrease in accounts and notes
      receivable, net........................        (939,570)         684,498      (1,473,091)        (795,180)          27,558
    Decrease in private placement
      receivables............................       2,000,000        1,000,000              --               --        2,000,000
    (Increase) decrease in accrued interest
      receivable.............................         (53,403)         247,382         (49,350)         (34,098)         101,026
    Increase in prepaid expenses and
      deposits...............................        (644,710)         (86,233)        (59,521)        (481,318)      (1,978,785)
    Increase (decrease) in accounts payable,
      accrued expenses and other
      liabilities............................       2,911,531       (4,263,100)      1,802,139          419,324          434,650
    (Decrease) increase in deferred
      revenue................................              --          (20,078)      1,032,065       (1,011,987)              --
    (Decrease) increase in deferred rent.....              --         (169,329)        188,812               --               --
                                                -------------    -------------    ------------    -------------      -----------
        Net cash (used in) provided by
          operating activities...............    (102,706,634)     (42,015,085)    (17,870,462)       6,131,425        6,600,212
                                                -------------    -------------    ------------    -------------      -----------
Cash flows from investing activities:
  Additions to capitalized software
    development costs........................        (831,559)        (517,955)       (218,745)        (500,776)        (133,724)
  Additions to property and equipment........      (4,146,001)      (1,065,482)       (146,522)        (767,367)        (197,622)
  Purchase of companies, net of cash
    acquired.................................      (2,650,321)         366,035              --          (91,455)              --
  Purchase of intangible asset...............              --               --              --         (233,563)              --
                                                -------------    -------------    ------------    -------------      -----------
        Net cash used in investing
          activities.........................      (7,627,881)      (1,217,402)       (365,267)      (1,593,161)        (331,346)
                                                -------------    -------------    ------------    -------------      -----------
Cash flows from financing activities:
  Proceeds from and cost ascribed to common
    stock warrants...........................              --            7,720         260,000               --               --
  (Repayment of) proceeds from issuance of
    subordinated debentures..................        (200,000)       1,500,000      (1,134,625)      10,000,000               --
  Payment of notes payable...................         (70,832)         (31,095)             --           (1,721)              --
  Proceeds from notes payable................              --               --              --          100,000               --
  Proceeds from issuance of common stock.....              --               --         534,424              900               --
  Proceeds from issuance of preferred
    stock....................................      12,364,766        2,000,000       6,582,411           (1,538)          15,440
  Proceeds from capital lease obligations....       1,565,778               --              --          509,053               --
  (Payment of) proceeds from lines of
    credit...................................        (395,899)         395,899              --               --          (21,667)
  Dividends paid.............................        (750,397)              --              --         (179,483)         (15,438)
  Purchase of treasury stock.................              --               --        (550,000)              --               --
  Proceeds from (reduction of) warehouse
    notes payable............................      99,553,660       39,031,320      14,330,094      (12,127,038)      (6,924,374)
                                                -------------    -------------    ------------    -------------      -----------
        Net cash provided by (used in)
          financing activities...............     112,067,076       42,903,844      20,022,304       (1,699,827)      (6,946,039)
                                                -------------    -------------    ------------    -------------      -----------
        Net increase (decrease) in cash and
          cash equivalents...................       1,732,561         (328,643)      1,786,575        2,838,437         (677,173)

Cash and cash equivalents at beginning of
  year.......................................       1,679,722        2,008,365         221,790        3,412,283        1,679,722
                                                -------------    -------------    ------------    -------------      -----------
Cash and cash equivalents at end of year.....   $   3,412,283    $   1,679,722    $  2,008,365    $   6,250,720      $ 1,002,549
                                                -------------    -------------    ------------    -------------      -----------
                                                -------------    -------------    ------------    -------------      -----------

          See accompanying notes to consolidated financial statements.

                               MORTGAGE.COM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                      ------------------------------------    -----------------------
                                                         1998         1997         1996          1999         1998
                                                      ----------   ----------   ----------    ----------   ----------
                                                                                                    (UNAUDITED)
Supplemental disclosures of cash flow information:

  Cash paid during the period for interest..........  $6,731,503   $2,749,196   $1,125,753    $2,738,066   $1,094,177
                                                      ----------   ----------   ----------    ----------   ----------
                                                      ----------   ----------   ----------    ----------   ----------
  Cash paid during the period for income taxes......  $   26,356   $       --   $    1,986    $      827   $    4,941
                                                      ----------   ----------   ----------    ----------   ----------
                                                      ----------   ----------   ----------    ----------   ----------

Supplemental disclosures of noncash investing and financing activities:


          During the three months ended March 31, 1999 (unaudited), in conjunction with the issuance of subordinated debt of $2,000,000 and $8,000,000, the Company issued 46,676 and 186,704, respectively, of common stock warrants which are convertible to common stock at $4.29 per share.



         During the three months ended March 31, 1999 (unaudited), in conjunction with the Internet domain name purchase of www.mortgage.com, the Company issued 140,000 shares of common stock at $4.61 per share.



         During the three months ended March 31, 1999 (unaudited), an employee exercised stock options for 840 shares of common stock at $1.07 per share.



         During June 1998, the Company issued 308,000 shares of common stock at a value of $1.07 to a brokerage firm in payment for the facilitation of capital investments in the Company by unaffiliated firms.


         During April 1998, the Company purchased all of the outstanding common stock of RM Holdings, Inc. In conjunction with the acquisition, fair value of assets acquired and liabilities assumed were as follows:

Fair value of assets.......................................   $   427,219
Goodwill...................................................     2,112,629
Accounts payable and accrued expenses......................    (1,230,101)
                                                              -----------
Cash paid, net of cash received............................   $ 1,309,747
                                                              -----------
                                                              -----------


         In conjunction with this purchase, the Company issued 700,000 shares of common stock at a price of $1.07 to the shareholders of RM Holdings, Inc.


         During 1997, the Company purchased all of the outstanding common stock of Online Capital. In conjunction with the acquisition, fair value of assets acquired and liabilities assumed were as follows:

Fair value of assets......................................   $ 13,799,201
Goodwill..................................................        325,696
Accounts payable and accrued expenses.....................    (13,758,862)
                                                             ------------
Cash received, net of cash paid...........................   $    366,035
                                                             ------------
                                                             ------------


         In conjunction with this purchase, the Company issued 501,676 shares of common stock at a price of $1.07 to the sole shareholder of Online Capital during 1997. As an adjunct to this purchase, the Company entered into an earnout agreement in 1998 providing for payments to the shareholder of a percentage of the profits over the next three years of the division of the Company that he directs and the issuance of 700,000 shares of common stock at a price of $1.07. The payments under the earnout agreement will cease once a maximum of $3,400,000 is paid. The payments and stock issuance during 1998 were:


Additions to goodwill.......................................   $2,402,694
Stock issued................................................     (750,000)
Accounts payable............................................     (312,120)
                                                               ----------
Cash paid under earnout agreement...........................   $1,340,574
                                                               ----------
                                                               ----------

                               MORTGAGE.COM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998

         Land and building was acquired in satisfaction of a note receivable owed to the Company. The book value of assets acquired was $419,800 at December 31, 1998. The building is subject to a mortgage of $288,701 at December 31, 1998.


         In the fourth quarter of 1998, the board of directors granted incentive stock options for 1,134,182 shares of common stock to employees at a price of $1.64 per share. The fair value of stock options was esimated to be greater than the issue price of $1.64. Accordingly, the Company recorded unearned compensation as the excess of fair value over the issuance price. The Company is recognizing unearned compensation as compensation expense over the vesting period of the options.


         During 1998 and 1997, $2,200,000 and $1,500,000 of subordinated debt converted to 193,471 and 206,000 shares of Series D and C preferred stock at a price of $11.50 and $7.50, respectively.

         On December 31, 1997, the Company entered into a subscription receivable agreement with a venture capital firm, where the venture-capital firm subscribed for the purchase of $2,000,000 of the Company's 12% senior subordinated convertible notes due January 31, 2003. The proceeds were received in January 1998.


         During 1997, the Company retired 735,000 shares of outstanding treasury stock.


         On December 31, 1996, the Company sold $1,000,000 of 12% cumulative Series C preferred stock in a private placement offering. The Company received final payment from this sale in March 1997.

         During 1996, the Company sold $5,150,000 of 12% cumulative Series B preferred stock in a private placement offering. Net proceeds from this transaction were $4,581,600. In addition, $127,875 of subordinated debt was converted to Series B preferred stock. The remaining $1,134,625 of subordinated debt was redeemed for cash in 1996.

          See accompanying notes to consolidated financial statements.

                               MORTGAGE.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Mortgage.com, Inc., (formerly known as First Mortgage Network, Inc.) (the "Company"), is incorporated in Florida and provides online mortgage services to consumers and to other businesses. The Company has developed state-of-the-art technology to support its own loan origination, processing, underwriting, closing and secondary marketing of mortgage loans and is using this technology as a platform to enable other industry participants to improve the efficiency and effectiveness of their operations.

     The Company commenced operations in 1994 as a wholesale mortgage lender providing independent mortgage brokers with various support services, including processing and closing services, as well as a source of funding for their loans. In 1995, the Company acquired a software system designed to support mortgage origination, processing, underwriting and closing operations. This system, known as CLOser, became the platform that supports all of the services provided. The system provides management, processing and other back-office services to realtors and homebuilders on an outsource basis and provides funding for the mortgages originated by the Company. The system is marketed to other mortgage industry participants, providing technology and technical support services, including private label web sites, on an outsource basis to numerous banks and real estate related entities.

  (b) Consolidation

     The consolidated financial statements of the Company include all of its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Basis of Presentation

     The financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying financial statements, which conform to generally accepted accounting principles, is presented below.

  (d) Unaudited Interim Consolidated Financial Statements

     The consolidated financial statements for the three month periods ended March 31, 1999 and 1998 are unaudited. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, all adjustments of a recurring nature which are necessary to present a fair statement of results for the interim periods have been made. The unaudited results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period.

  (e) Acquisitions


     On January 7, 1999, the Company purchased the Internet domain name of www.Mortgage.com from an unaffiliated party and has changed the name of the Company to Mortgage.com, Inc. The purchase price of the transaction was $200,000 in cash and 140,000 shares of common stock at a value of $4.61 per share.



     Effective April 1, 1998, the Company purchased RM Holdings, Inc., an internet-based mortgage lender and call center and merged its operations into a division of the Company. The fair market value of assets acquired was $427,219. Under the terms of the agreement, the stockholders of RM Holdings, Inc. received 700,000 shares of common stock at $1.07 per share and $1,471,000 in cash. This transaction was accounted for under the purchase method of accounting. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values. Goodwill recorded in conjunction with this purchase was $2,112,629.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES--(CONTINUED)

     Effective June 2, 1997, the Company purchased Online Capital, a mortgage lender located in San Jose, California, with net assets of $268,755. Under the terms of the agreement, the sole shareholder of Online Capital received 250,838 shares of common stock and $255,672 in cash. An additional 250,838 shares of common stock were issued to the shareholder during December 1997, based on certain profitability criteria being met. In 1998, the Company finalized certain contingent payment terms related to the transaction. An additional 700,000 shares of common stock were issued to the seller, and an agreement was entered into which provides for contingent consideration of up to $3,400,000 as calculated based upon a percentage of the profits of the division, payable quarterly until the limit is reached or until June 30, 2001, whichever comes first. Contingent consideration is added to the purchase price as earned. These transactions were accounted for under the purchase method of accounting. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values. Goodwill recorded under the 1998 contingent consideration agreement and the 1997 purchase of Online Capital was $2,402,694 and $476,475, respectively, through December 31, 1998. An additional $91,455 of goodwill was recorded under the contingent consideration agreement during the three months ended March 31, 1999.


  (f) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (g) Mortgage Loans Available For Sale, Net

     Mortgage loans available for sale, net of discounts and deferred fees, are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. The net deferred fees and costs are credited to income when the related loans are sold. The loans are secured by one to four family residential real estate located throughout the United States.

  (h) Accounts and Notes Receivable, Net


     The Company entered into an agreement on December 5, 1996, to sell internally developed software to an investment firm. As a condition to the agreement, the Company entered into a ten-year distribution and profit sharing agreement for the software with the same investment firm. The purchase price of the software was $10,800,000 of which $1,080,000 was received as of December 31, 1996, and $533,222 was received as of March 31, 1997. The proceeds from the transaction, net of related costs, were recorded as deferred revenue. Due to contract contingencies, whereby the deferred revenue could be refundable, the Company elected to recognize the revenue when the contingencies were satisfied.

     These contract contingencies also affect the ultimate collectibility of the note. The note becomes due on or before November 30, 2006 and bears interest at 5% and interest payments have been collected as due. The note is included in accounts and notes receivable on the balance sheet at December 31, 1998 and 1997 at its discounted net present value and, due to the contingencies affecting collectibility, has been fully reserved for at December 31, 1998 and 1997.

     On March 31, 1999, this software profit sharing agreement was sold to an unrelated company as part of a sale of a subsidiary of the Company. The Company has been relieved of any further obligations.



  (i) Private Placement Receivables


     Private placement receivables at December 31, 1997, consisted of a subscription agreement between the Company and a venture-capital firm. Under this agreement, the venture-capital firm subscribed for and purchased $2,000,000 of the Company's 12% senior subordinated convertible notes due January 31, 2003, and warrants to purchase up to an aggregate of 466,669 shares of the Company's common stock at a price of $1.07 per share. Net proceeds of $2,000,000 were received during January 1998.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES--(CONTINUED)
  (j) Property and Equipment, Net

     Property and equipment, consisting of computer hardware and software, furniture and fixtures, assets under capital leases and telephone equipment are recorded at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets, which are 3 to 30 years.

  (k) Capitalized Software Development Costs

     Costs incurred internally in creating computer software products are charged to expense when incurred as research and development costs, until technological feasibility has been established for the product. Thereafter, software production costs are capitalized and subsequently reported at the lower of cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product over three years. Prior to 1998, capitalized costs were amortized over five years. Amortization of the capitalized costs commences when individual products become available for general release.

  (l) Goodwill, Net

     Upon the Company's acquisitions of Online Capital in 1997 and RM Holdings, Inc. in 1998, the purchase price exceeded the fair value of the assets acquired less liabilities assumed, thereby creating goodwill. In addition, payments due under the contingent consideration agreement described in Note 1(c) above are added to goodwill when incurred. Goodwill is being amortized using the straight-line method over 15 years.

  (m) Income Taxes

     The Company records income taxes using the method required by Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. SFAS 109 requires companies to set up a valuation allowance for that component of net deferred tax assets which does not meet the more likely than not criterion for realization.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (n) Allowance for Losses

     The Company provides for losses relating to the origination and sale of mortgage loans and accounts receivable. The allowance for losses is based on management's evaluation of various factors, including potential for repurchase-related expenses and contractual recourse obligations relating to loans sold in the secondary market. While management uses the information available to make evaluations, future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used in making the evaluations. Management has considered all events and/or transactions that are subject to reasonable and normal methods of estimations, and the financial statements reflect that consideration.

     Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for losses through a charge to the provision.

     The Company has agreements with several unaffiliated investors, whereby all loans that are originated and funded are sold on an individual loan basis. The agreements include clauses whereby loans that fail to meet specific criteria require repurchase by the Company. Loans that are repurchased are usually resold to

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES--(CONTINUED)
other investors once the specific deficiencies are resolved. The impact of such repurchases has not been significant to date.

  (o) Secondary Marketing Revenue, Net

     Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans. Loan origination fees and direct loan origination costs on one to four family residential mortgage loans are deferred until the loans are sold to permanent investors and are considered part of the carrying value of a loan. Deferred origination fees and expenses, net of commitment fees paid in connection with the sale of the loans, are recognized when the related loans are sold.

  (p) Loan Production and Processing Fees, Net

     Loan production and processing fees, which are received for underwriting, processing and preparing documents for loans originated, are recorded when the loans are closed. Any disbursements incurred in originating the loans, such as for credit reports, appraisals and flood certifications, are charged as an offset against this revenue.

  (q) Management, Technology and Other Fees

     Revenue from software sales to unaffiliated third parties is recorded as revenue in the period during which the sale occurs, when there are no further obligations on behalf of the Company and no right of return exists. Maintenance fees are recorded as revenue in the period when services are rendered.

     Software sales, development, maintenance and user fees of approximately $1,638,000, $1,854,000 and $1,966,800 were earned from one customer for the years ended December 31, 1998, 1997 and 1996, respectively. (See note 13 for warrants issued in conjunction with revenue generated by the Company.)

     Research and development expenses are charged to operations in the year incurred and are comprised of the compensation and general and administrative expenses directly related to such activities.

  (r) Use of Estimates

     In preparation of the financial statements, management has considered all events and/or transactions that are subject to reasonable and normal methods of estimation, and the financial statements reflect that consideration.

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                               MORTGAGE.COM, INC.

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES--(CONTINUED)

  (s) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

  (t) Reclassifications

     Certain prior year balances have been reclassified to conform to current year presentation.

  (u) Stock-Based Compensation

     In 1997, the Company adopted the disclosure provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (See Note 15). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Stock issued to non-employees has been accounted for in accordance with SFAS No. 123 and valued using the Black-Scholes model.

  (v) Unearned Compensation

     Unearned compensation resulted when stock options were granted at prices that were subsequently determined to be less than their estimated fair value. The Company has recorded an estimate of the excess of fair value over the issue price as unearned compensation as a separate component of shareholders' equity.

  (w) Net Loss Per Share

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Special Preferrred Stock (Northern California Division), Series B, Series C, and Series D convertible preferred stock, are included in the diluted net loss per share computation to the extent such shares are dilutive.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES--(CONTINUED)


                                                                YEAR ENDED DECEMBER 31,
                                                             -----------------------------    MARCH 31,    MARCH 31,
                                                              1998       1997       1996        1999         1998
                                                             -------    -------    -------    ---------    ---------
                                                               (IN THOUSANDS, EXCEPT PER           (UNAUDITED)
                                                                    SHARE AMOUNTS)
Numerator:
  Net Loss................................................   $(6,078)   $(3,532)   $(4,018)    $(3,199)     $  (370)
  Dividends paid on special preferred stock...............      (751)        --         --        (178)          --
     Cumulative dividends on Series B convertible
       preferred stock....................................      (618)      (618)      (413)       (153)        (155)
     Cumulative dividends on Series C convertible
       preferred stock....................................      (665)      (335)        (3)       (164)        (166)
     Cumulative dividends on Series D convertible
       preferred stock....................................      (831)        --         --        (436)          --
                                                             -------    -------    -------     -------      -------
  Net loss attributable to common shareholders............   $(8,943)   $(4,485)   $(4,434)    $(4,130)     $  (691)
                                                             -------    -------    -------     -------      -------

Denominator:
  Weighted average shares--basic and diluted..............     8,729      8,162      7,924       9,492        7,686
                                                             -------    -------    -------     -------      -------
  Net loss per share--basic and diluted...................   $ (1.02)   $ (0.55)   $ (0.56)    $ (0.44)     $ (0.09)
                                                             -------    -------    -------     -------      -------
                                                             -------    -------    -------     -------      -------


     Since the Company reported a net loss, the computation does not consider the convertible preferred stock, common stock options and warrants due to the anti-dilutive effect on net loss per share.

  (x) Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of shareholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's consolidated balance sheets or statements of operations. The adoption of SFAS No. 130 has had no effect on the Company's consolidated financial statements.

  (y) Segment Reporting

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way that a public enterprise reports information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, and requires restatement of earlier periods presented. Segment information is presented in note 21.

  (z) Software Revenue Recognition

     In March 1998, the AICPA issued Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" ("SOP 98-4"). SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). Different informal and unauthoritative interpretations of certain provisions of SOP 97-2 have arisen and, as result, the AICPA is deliberating amendments to SOP 97-2, so they can issue interpretations regarding the applicability and the method of application of those provisions. The adoption of SOP 97-2 has not had a material impact on the Company's consolidated statements of operations, balance sheets or cash flows.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES--(CONTINUED)
  (aa) Derivatives

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Financial Accounting Standards Board has issued an exposed draft to delay the implementation of the Standard, however, it is not presently known if such implementation will be delayed. As the Company does not currently engage or plan to engage in derivative or hedging activities, there will be no impact to the Company's consolidated statements of operations, balance sheets or cash flows upon the adoption of this standard.

(2) RESTATEMENT

     In preparation of the consolidated financial statements, management considered all events and/or transactions that were subject to reasonable and normal methods of estimation to determine a fair value of the Company's common stock in order to estimate the unearned compensation amounts.


     Subsequent to the issuance of the Company's financial statements as of and for the year ended December 31, 1998, certain transactions were executed, and management continued to further refine the methodology used in determining the estimated fair value of its common stock. Accordingly, the Company's 1998 financial statements have been restated to reflect the impact of this decrease in fair value. The effect of this restatement is a reclass between additional paid-in capital and unearned compensation, thus having no effect on total shareholder's equity. In addition, the amortization related to unearned compensation was decreased to reflect this change.


                                                                      DECEMBER 31, 1998
                                                                 ----------------------------
                                                                      AS
                                                                  PREVIOUSLY
                                                                   REPORTED        RESTATED
                                                                 ------------    ------------
Consolidated Balance Sheet:
  Unearned compensation.......................................   $ (6,095,000)   $   (631,000)
  Additional paid-in capital..................................   $ 37,352,112    $ 31,162,112
  Accumulated deficit.........................................   $(18,166,360)   $(17,890,360)
  Total shareholder's equity..................................   $ 13,136,169    $ 13,136,169

Consolidated Statement of Operations:
  Compensation and benefits...................................   $ 26,350,914    $ 26,074,914
  Net loss....................................................   $ (6,353,788)   $ (6,077,788)

(3) MORTGAGE LOANS AVAILABLE FOR SALE, NET

     Mortgage loans available for sale, net are carried on the books at lower of cost or market and consist of the following at December 31, 1998 and 1997:

                                                                        DECEMBER 31,
                                                                 ---------------------------
                                                                     1998           1997
                                                                 ------------    -----------
Mortgage loans available for sale.............................   $175,683,013    $73,037,135
Loan broker premiums, origination points and
  discounts, net..............................................        185,933        572,618
Deferred loan origination costs...............................        503,570        128,180
                                                                 ------------    -----------
Mortgage loans available for sale, net........................   $176,372,516    $73,737,933
                                                                 ------------    -----------
                                                                 ------------    -----------

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(4) ACCOUNTS AND NOTES RECEIVABLE, NET

     Accounts and notes receivable, net, consist of the following at December 31, 1998 and 1997:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                      1998           1997
                                                                   -----------    -----------
Notes receivable................................................   $ 6,158,654    $ 5,898,901
Broker fee receivables..........................................       672,209        669,235
Other...........................................................       880,409        598,310
                                                                   -----------    -----------
     Subtotal...................................................     7,711,272      7,166,446
Less: allowance for losses......................................    (6,467,701)    (5,937,684)
                                                                   -----------    -----------
                                                                   $ 1,243,571    $ 1,228,762
                                                                   -----------    -----------
                                                                   -----------    -----------

     The activity in the allowance for losses account was as follows at December 31, 1998 and 1997:

                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                        1998          1997
                                                                     ----------    ----------
Allowance at beginning of period..................................   $5,937,684    $5,893,929
Recoveries, transfers and charge offs, net........................     (299,753)      (89,744)
Provision for losses..............................................      829,770       133,499
                                                                     ----------    ----------
Allowance at end of period........................................   $6,467,701    $5,937,684
                                                                     ----------    ----------
                                                                     ----------    ----------

                               MORTGAGE.COM, INC.

(5) PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following at December 31, 1998 and 1997:

                                                                          DECEMBER 31,
                                                                    -------------------------
                                                                       1998           1997
                                                                    -----------    ----------
Land.............................................................   $   132,000    $       --
Building.........................................................       287,800            --
Computer hardware and software...................................     3,515,647     1,523,408
Furniture and fixtures...........................................       729,222       295,939
Assets under capital leases......................................     2,058,436       310,231
Leasehold improvements...........................................       346,056       148,579
Telephone equipment..............................................       216,034            --
Vehicle..........................................................        12,063            --
                                                                    -----------    ----------
                                                                      7,297,258     2,278,157
                                                                    -----------    ----------
Less accumulated depreciation....................................    (2,031,381)     (938,920)
                                                                    -----------    ----------
Property and equipment, net......................................   $ 5,265,877    $1,339,237
                                                                    -----------    ----------
                                                                    -----------    ----------

     Useful lives for property and equipment are as follows:

Building.......................................................   30 years
Computer hardware and software.................................   3 years
Furniture and fixtures, telephone equipment and vehicle........   5 years

     The land and building were acquired in satisfaction of a note receivable owed to the Company by an individual who subsequently became an employee of the Company. The building is occupied by, and leased to, an auto maintenance franchise that pays the Company rent of $4,000 monthly under a lease that expires in 2015, with three subsequent five-year renewal periods. During 1998, $24,000 in revenue was recorded under the lease.

     Depreciation expense for the years ended 1998, 1997 and 1996 $1,092,000, $331,000 and $573,000, respectively.

(6) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Capitalized software costs at December 31, 1998, 1997 and 1996, were net of accumulated amortization of $666,253, $173,832 and $250,000, respectively.

     Information related to net capitalized software costs is as follows:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1998        1997
                                                                         --------    --------
Balance at beginning of year..........................................   $639,123    $250,000
Capitalized costs.....................................................    831,559     517,955
Amortization..........................................................   (492,421)   (128,832)
                                                                         --------    --------
                                                                         $978,261    $639,123
                                                                         --------    --------
                                                                         --------    --------

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(7) GOODWILL, NET

     Goodwill, net consists of the following at December 31, 1998 and 1997:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1998         1997
                                                                       ----------    --------
Online Capital, Inc. acquisition....................................   $  476,475    $476,475
RM Holdings, Inc. acquisition.......................................    2,112,629          --
Online Capital, Inc. earnout agreement..............................    2,402,694          --
                                                                       ----------    --------
                                                                        4,991,798     476,475
Less accumulated amortization.......................................     (303,673)    (11,041)
                                                                       ----------    --------
Goodwill, net.......................................................   $4,688,125    $465,434
                                                                       ----------    --------
                                                                       ----------    --------

     Goodwill is amortized on a straight-line basis over 15 years. The amortization of goodwill in the years ended 1998, 1997 and 1996 was $293,000, $21,000 and $0, respectively.

(8) WAREHOUSE NOTES PAYABLE

     Under the terms of the Company's warehouse agreements, all mortgage loans available for sale are pledged as collateral for the warehouse notes payable.

     The Company had warehouse lines of credit totaling $205,000,000, $90,000,000 and $195,000,000 at December 31, 1998 and 1997 and March 31, 1999
(unaudited), respectively, from unaffiliated entities. These lines are used to support the funding of mortgage loans as follows:

          (a) The Company has a $75,000,000 credit line at March 31, 1999. This credit line was $65,000,000 at December 31, 1998, and was temporarily increased from $45,000,000 to $75,000,000 during 1998. At December 31, 1998 and 1997 and March 31, 1999 (unaudited), $71,918,148, $37,890,528 and $69,432,892, respectively, were outstanding on this facility, with a weighted average interest rate of 7.60%, 8.47% and 7.01%, respectively. The line of credit is collateralized by a portion of the Company's mortgage loans available for sale, which amounted to $73,931,690, $48,120,268 and $72,300,119 at December 31, 1998 and 1997 and March 31, 1999,
              respectively. The line of credit requires the Company to maintain certain financial covenants, which were not met at December 31, 1998. The lender has provided the Company with a waiver of this default pending the receipt of additional capital, which was received in February and March 1999. The Company met the financial covenants at March 31, 1999.

          (b) The Company has a $60,000,000 credit line with an entity, which temporarily was increased to $70,000,000 for December 31, 1998. This credit line was increased from $35,000,000 during 1998. At December 31, 1998 and 1997 and March 31, 1999 (unaudited), $62,486,268, $20,209,540 and $55,298,564, respectively, was outstanding on this facility, with a weighted average interest rate of 7.33%, 8.65% and 6.82%, respectively. The line of credit is collateralized by a portion of the Company's mortgage loans available for sale, which amounted to $67,518,557, $19,551,770 and $60,390,766 at December 31, 1998 and 1997 and March 31, 1999
              (unaudited), respectively. The line of credit requires the Company to maintain certain financial covenants, which were not met at December 31, 1998 or March 31, 1999. The lender has provided the Company with a waiver of this default pending the receipt of additional capital, which was received in February, March and April 1999.

          (c) The Company received a $25,000,000 credit line with an entity during 1998. At December 31, 1998 and March 31, 1999 (unaudited), $24,417,181 and $25,628,993, respectively, was outstanding on this facility, with a weighted average interest rate of 7.29% and 6.74%, respectively. The line of credit is collateralized by a portion of the Company's mortgage loans

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) WAREHOUSE NOTES PAYABLE--(CONTINUED) available for sale, which amounted to $26,320,308 and $26,690,321 at
              December 31, 1998 and March 31, 1999 (unaudited), respectively. The line of credit requires the Company to maintain certain financial covenants, which were not met at December 31, 1998. The lender has provided the Company with a waiver of this default pending the receipt of additional capital, which was received in February and March 1999. The Company met the financial covenants at March 31, 1999.

          (d) The Company received a $25,000,000 repurchase credit line from an entity during 1998. At December 31, 1998 and March 31, 1999 (unaudited), there was no outstanding amount on this facility.

          (e) Since 1996, the Company has had a $10,000,000 line of credit by an entity. The line of credit bears interest at prime less 0.25% and has no maturity date. At December 31, 1998 and 1997 and March 31, 1999 (unaudited), $7,367,831, $5,123,845 and $6,422,858, respectively, were outstanding on this facility. This line of credit is collateralized by a portion of the Company's mortgage loans available for sale, which amounted to $7,067,801, $5,167,405 and $6,300,955 at December 31, 1998 and 1997 and March 31, 1999
              (unaudited), respectively. Under the terms of the Company's warehouse agreements, all mortgage loans available for sale are pledged as collateral for the warehouse notes payable.

     The warehouse lines of credit described in (a) through (c) above were in default as to requirements for ratios of tangible net worth and leverage at December 31, 1998. The creditors have given the Company waivers on these requirements pending receipt of additional capital, which was received as described in note 13. The additional capital received in the form of Subordinated Debt eliminated the defaults as of February 28, 1999. However, the line of credit described in (b) above was in default again at March 31, 1999. The creditor has given the Company a waiver on these requirements due to the receipt of additional capital.

(9) NOTE PAYABLE


     A note payable in the amount of $291,456 with an interest rate of 9.25% was assumed through the acquisition of the land and building described in note 5. At December 31, 1998, this note payable has an outstanding balance of $288,701 and matures on April 10, 2002.


     The note payable in the amount of $70,833 at December 31, 1997, arose through the Online Capital acquisition in the amount of $99,999 and had an interest rate of 10%. The note was paid in full when it matured in 1998.

(10) LINES OF CREDIT

     The Company has three lines of credit with entities under which furniture and equipment are leased. One line of credit is with the unaffiliated financing subsidiary of a computer manufacturer and is accounted for as an operating lease. No equipment at December 31, 1998, was under lease in this line of credit. The Company accounts for the other two lease lines as capital leases. One of these lease credit lines is with an affiliated entity and has an available limit of $1,595,000 in equipment value, bears interest at approximately 10% per annum and had an outstanding balance of $996,610 at December 31, 1998. The other lease credit line is with an unaffiliated entity and has no stated limit, bears interest at varying rates according to the purchase amount of the underlying equipment and had an outstanding balance of $520,167 at December 31, 1998. (See note 19 for capital lease obligation).

     During 1998 and 1997, the Company had a line of credit of $110,000 from an unaffiliated financial institution for the use of purchasing equipment, which had an outstanding balance of $49,001 and $85,668 at

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(10) LINES OF CREDIT--(CONTINUED)
December 31, 1998 and 1997, respectively. The note matures on August 18, 2002, and bears interest at the prime rate, which was 8.25% at December 31, 1998.

     During 1997, the Company opened a $200,000 working capital line of credit with an unaffiliated financial institution. At December 31, 1998 and 1997, there was no balance outstanding.

(11) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1998 and 1997:

                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                        1998          1997
                                                                     ----------    ----------
Accounts payable..................................................   $3,225,450    $1,143,321
Accrued expenses..................................................    1,488,223       471,637
Profit distribution payable.......................................      312,120       160,958
Warehouse line interest payable...................................      512,228       132,387
                                                                     ----------    ----------
     Total accounts payable and accrued expenses..................   $5,538,021    $1,908,303
                                                                     ----------    ----------
                                                                     ----------    ----------

(12) LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has funded operations primarily through net cash proceeds from private placements of preferred and common stock totaling
$36 million through December 31, 1998. As of December 31, 1998, the Company had cash and cash equivalents of $3.4 million. During the three month period ended March 31, 1999 (unaudited), the Company has raised an additional $10 million in cash through the issuance of senior subordinated debentures, and is currently in discussion with various potential investors to provide additional capital for the operations and growth of the Company. The Company's primary need for operating capital is for the funding of mortgage loans between closing and eventual sale to investors, which is accomplished through the use of warehouse lines of credit and the funding of operating losses. There can be no assurance that the Company will be able to continue raising capital sufficient to fund its operations or obtain sufficient warehouse borrowing capacity to maintain current operating levels.

(13) SUBORDINATED DEBT, NET OF DISCOUNT


     Subordinated debt, net of discount at March 31, 1999 (unaudited), of $9,622,774, consists of convertible debentures at a fixed rate of interest of 12%, $2,000,000 of which matures on February 9, 2000 and $8,000,000 matures on February 26, 2001. The holders of these notes received 46,676 and 186,704, respectively of common stock warrants that are convertible to common stock at $4.29 per share at any time prior to or upon maturity.



     Subordinated debt at December 31, 1998 of $100,000 consists of convertible debentures, at a fixed rate of interest of 12%, which mature May 1, 1999. Interest is due and payable monthly through maturity. At the option of the holders, the debt can be converted to equity at the rate of $2.14 per share in multiples of $15,000 at any time prior to or upon maturity. The debentures are subordinated to any future indebtedness of the Company that is wholly secured by first mortgage loans.


     During December 1997, the Company issued $2,400,000 of convertible subordinated debt, of which $2,200,000 subsequently converted to preferred stock at $11.50 per share during 1998. The remaining $200,000 was redeemed for cash during 1998.

     During August 1997, the Company issued $1,500,000 of convertible subordinated debt, which subsequently converted to preferred stock at $7.50 per share during December 1997.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(14) SHAREHOLDERS' EQUITY

  (a) Common Stock Transactions


     During January 1999, the Company issued 140,000 shares of common stock at a value of $4.61 per share in connection with the acquisition of the Internet domain name www.mortgage.com as described in note 1(c).



     Options to purchase 840 shares of common stock were exercised during the three-month period ending March 31, 1999.



     During April 1998, the Company issued 700,000 shares of common stock at a value of $1.07 per share in connection with the acquisition of RM Holdings, Inc. as described in note 1(c).



     During March 1998, the Company issued 700,000 shares of common stock at a value of $1.07 per share in accordance with the contingent consideration agreement as described in note 1(c).



     During June 1998, the Company issued 308,000 shares of common stock at a value of $1.07 per share to a brokerage firm in consideration for the facilitation of capital investments in the Company by unaffiliated firms.



     During 1997, the Company issued 501,676 shares of common stock at a value of $1.07 per share in connection with the acquisition of Online Capital as described in note 1(c).


  (b) Preferred Stock Transactions

     During 1998, the Company issued 1,273,898 shares of $.01 par value Series D preferred stock at a price of $11.50 per share. Of these shares, 191,301 were issued upon conversion of $2,200,000 of subordinated debt. Net proceeds from the issuance of preferred stock, other than those converted from subordinated debt, were $12,224,971. All Series D preferred stock will automatically convert into common stock if the Company sells shares of its stock in an initial public offering meeting certain specific criteria and the shareholders have not redeemed their shares or upon the consent of holders of two-thirds of the outstanding Series D preferred shares. These shares are entitled to voting rights equal to those of the common stock of the Company and have liquidation preference to all other shares of stock.

     During 1997 and 1996, the Company issued 472,668 and 133,333 shares, respectively, of $.01 par value Series C preferred stock at a price of $7.50 per share. Of these shares, 206,000 were issued upon conversion of $1,500,000 of subordinated debt. Net proceeds from the issuance of preferred stock, other than those converted from subordinated debt, were $2,000,000. All Series C preferred stock will automatically convert into common stock if the Company sells shares of its stock in an initial public offering meeting certain specific criteria and the shareholders have not redeemed their shares or upon the consent of holders of two-thirds of the outstanding Series C preferred shares. These shares are entitled to voting rights equal to those of the common stock of the Company and have liquidation preference to all other shares of stock.

                               MORTGAGE.COM, INC.

(14) SHAREHOLDERS' EQUITY--(CONTINUED)

     During 1996, the Company sold $5,150,000 of 12% cumulative Series B preferred stock in a private-placement offering. Net proceeds from this transaction were $4,581,600. In addition, $127,875 of the 14% subordinated debt was converted to Series B preferred stock. The remaining $1,134,625 of the 14% subordinated debt was subsequently redeemed for cash in May 1996. All Series B preferred stock will convert into common stock if the Company sells it's stock in an initial public offering. These shares are also redeemable, at the discretion of the holders, if the Company sells shares of its stock in an initial public offering or private offering meeting certain specified criteria. These shares are entitled to voting rights equal to those of the common stock of the Company and have liquidation preference to all other shares of stock.

     Pursuant to the acquisition of Western American Mortgage, Inc. ("WAM") in 1996, the Company issued a class of preferred stock with special dividend requirements equal to 50% of the net profits, as defined, of the WAM operations. In July 1997, in conjunction with the acquisition of Online Capital, Inc., the operations of WAM were integrated with other California operations of the Company and the dividend requirements were amended to 20% of the net profit of the Company's Northern California Division. Dividends paid for the year ending December 31, 1998 and 1997 and the three month period ending March 31, 1999 (unaudited) to holders of this class of preferred stock amounted to $750,397, $0 and $179,483, respectively.

     Cumulative dividends, not declared, on the Series B preferred stock totaled $1,649,129, $1,031,129 and $1,801,513 as of December 31, 1998 and 1997 and
March 31, 1999 (unaudited), respectively. Cumulative dividends, not declared, on the Series C preferred stock totaled $1,002,924, $337,522 and $1,166,996 as of December 31, 1998 and 1997 and March 31, 1999 (unaudited), respectively. Cumulative dividends, not declared, on the Series D preferred stock totaled $831,342, $-0- and $1,264,816 as of December 31, 1998 and 1997 and March 31,
1999 (unaudited), respectively. No liability has been established for the cumulative dividends, inasmuch as they have not been declared.

     The Company's preferred stock has a liquidation preference to common stock.

  (c) Stock Warrant Transactions


     During the three month period ending March 31, 1999, 175,000 common stock warrants converted to common stock options at $0.71 per share.



     In connection with certain operational and capital transactions, the Company issued 1,117,650, 350,000, 2,541,000 and 233,380 common and preferred stock warrants during 1998, 1997 and 1996 and the three months ended March 31, 1999 (unaudited), respectively. Total warrants outstanding as of December 31, 1998 and March 31, 1999 were 8,143,298 and 8,201,678 shares, respectively, with exercise prices on the warrants ranging from $0.71 to $4.29 per share. The Company has agreed to repurchase 3,500,000 of these warrants in the event that the Company issues equity rights, either through a public or private placement of shares, of 25% or more of the then outstanding total equity of the Company or if the Company sells substantially all of its assets. Subsequent to March 31, 1999, under this agreement the Company repurchased 700,000 of these warrants and expects to repurchase the remaining 2,800,000 warrants by June 30, 1999.


  (d) Other


     During 1997, the Company retired 735,000 shares of outstanding treasury stock.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(14) SHAREHOLDERS' EQUITY--(CONTINUED)
     The following summarizes the activity in the number of shares outstanding at December 31, 1998 and 1997 and March 31, 1999 (unaudited):


                                                                                              COMMON      PREFERRED
                                                                    COMMON      PREFERRED      STOCK       STOCK
                                                                     STOCK        STOCK      WARRANTS     WARRANTS
                                                                   ---------    ---------    ---------    ---------
Balance at December 31, 1996....................................   7,923,594    1,452,507    6,675,648          --
  Issuance of common stock......................................     501,676           --           --          --
  Issuance of preferred stock...................................          --      472,668           --          --
  stock warrants granted........................................          --           --      350,000          --
  Preferred stock warrants granted..............................          --           --           --          --
  Retirement of treasury stock..................................    (735,000)          --           --          --
                                                                   ---------    ---------    ---------     -------
Balance at December 31, 1997....................................   7,690,270    1,925,175    7,025,648          --
  Issuance of common stock......................................   1,708,000           --           --          --
  Issuance of preferred stock...................................          --    1,273,898           --          --
  Common stock warrants granted.................................          --           --    1,099,000          --
  Preferred stock warrants granted..............................          --           --           --      18,650
                                                                   ---------    ---------    ---------     -------
Balance at December 31, 1998....................................   9,398,270    3,199,073    8,124,648      18,650
  Issuance of common stock......................................     140,840           --           --          --
  Common stock warrants granted.................................          --           --      233,380          --
  Warrants converted to options.................................          --           --     (175,000)         --
                                                                   ---------    ---------    ---------     -------
Balance at March 31, 1999 (unaudited)...........................   9,539,110    3,199,073    8,183,028      18,650
                                                                   ---------    ---------    ---------     -------
                                                                   ---------    ---------    ---------     -------


(15) STOCK OPTION PLANS


     The Company's 1996 Employee Stock Option Plan (the "Plan") covered 2,450,000 shares of the Company's common stock and has been amended in 1997 and 1998 to include a total of 8,330,000 shares. Subsequent to 1998, the Plan was amended to increase the total shares to 11,130,000. Under the terms of the Plan, officers, directors, key employees and consultants of the Company are eligible to receive incentive as well as nonqualified stock options. Incentive stock options granted under the Plan vest 40% on the second anniversary from the date of grant and 20% in each of three years thereafter, except that California residents vest 20% on the first anniversary. The options are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the Company's common stock on the date of the grant. For any stockholder owning more than 10% of the outstanding common stock, incentive stock options are exercisable for a period of up to ten year exercise price which is not less than 110% of the fair market value of the Company's common stock on the date of the grant. Nonqualified options vest at 40% after the second anniversary of the date of first service as an employee or consultant to the Company and then equally over three years on the anniversary date of service, and are granted on terms determined by the Company's board of directors.



     The Company's Directors' 1996 Stock Option Plan (the "Directors' Plan") covers 420,000 shares of the Company's common stock and provides for the grant of nonqualified stock options to the Company's nonemployee directors. Stock options granted under the Directors' Plan vest 66.67% on the second anniversary of the date of first service as a director of the Company and entirely on the third anniversary and are exercisable for a period of up to 3 1/2 years from the date of grant at an exercise price which is not less than the fair market value of the Company's common stock on the date of grant. The Directors' Plan is administered by the board of directors or a committee appointed by the board of directors consisting of at least three of its members.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(15) STOCK OPTION PLANS--(CONTINUED)
     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee and non-employee directors' stock options. Accordingly, no compensation expense has been recognized for the options, as the exercise price equals or exceeds the market price of the underlying stock on the date of grant.

     Stock option activity during the periods indicated is as follows:


                                                                                               WEIGHTED-
                                                                                               AVERAGE
                                                                                               EXERCISE
                                                                                  OPTIONS       PRICE
                                                                                 ----------    ---------
Outstanding at December 31, 1995..............................................           --     $    --
  Granted.....................................................................    2,744,000        0.79
  Exercised...................................................................           --          --
  Forfeited...................................................................     (122,500)       0.79
                                                                                 ----------     -------
Outstanding at December 31, 1996..............................................    2,621,500        0.79
  Granted.....................................................................    1,631,000        1.07
  Exercised...................................................................           --          --
  Forfeited...................................................................     (343,700)       0.91
                                                                                 ----------     -------
Outstanding at December 31, 1997..............................................    3,908,800        0.90
  Granted.....................................................................    4,400,739        1.47
  Exercised...................................................................           --          --
  Forfeited...................................................................     (462,875)       1.16
                                                                                 ----------     -------
Outstanding at December 31, 1998..............................................    7,846,664        1.21
  Granted.....................................................................    4,545,072        2.16
  Exercised...................................................................         (840)       1.07
  Forfeited...................................................................     (103,320)       1.95
                                                                                 ----------     -------
Outstanding at March 31, 1999 (unaudited).....................................   12,287,576     $  1.53
                                                                                 ----------     -------
                                                                                 ----------     -------

     Weighted-average fair value of options granted during 1998, 1997, 1996 and 1999 (unaudited) were $0.37, $0.10, $0.04, and $3.43, respectively.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(15) STOCK OPTION PLANS--(CONTINUED)
     The following table summarizes information about stock options outstanding at December 31, 1998:


                           OPTIONS OUTSTANDING
-------------------------------------------------------------------------            OPTIONS EXERCISABLE
                                        WEIGHTED-                             ---------------------------------
                      NUMBER             AVERAGE           WEIGHTED-             NUMBER          WEIGHTED-
                   OUTSTANDING AT       REMAINING           AVERAGE           OUTSTANDING AT      AVERAGE
EXERCISE PRICE       12/31/98         CONTRACTUAL LIFE     EXERCISE PRICE       12/31/98         EXERCISE PRICE
---------------    --------------     ----------------     --------------     --------------     --------------
  $0.79-1.64          7,846,664         9.26 years             $ 1.21            2,793,819           $ 0.89


     The following table summarizes information about stock options outstanding at December 31, 1997:


                           OPTIONS OUTSTANDING
-------------------------------------------------------------------------            OPTIONS EXERCISABLE
                                        WEIGHTED-                             ---------------------------------
                      NUMBER             AVERAGE           WEIGHTED-             NUMBER          WEIGHTED-
                   OUTSTANDING AT       REMAINING           AVERAGE           OUTSTANDING AT      AVERAGE
EXERCISE PRICE       12/31/97         CONTRACTUAL LIFE     EXERCISE PRICE       12/31/97         EXERCISE PRICE
---------------    --------------     ----------------     --------------     --------------     --------------
  $0.79-1.07          3,908,800            9 years             $ 0.90            1,631,000           $ 0.91


     The following table summarizes information about stock options outstanding at December 31, 1996:


                           OPTIONS OUTSTANDING
-------------------------------------------------------------------------            OPTIONS EXERCISABLE
                                        WEIGHTED-                             ---------------------------------
                      NUMBER             AVERAGE           WEIGHTED-             NUMBER          WEIGHTED-
                   OUTSTANDING AT       REMAINING           AVERAGE           OUTSTANDING AT      AVERAGE
EXERCISE PRICE       12/31/96         CONTRACTUAL LIFE     EXERCISE PRICE       12/31/96         EXERCISE PRICE
---------------    --------------     ----------------     --------------     --------------     --------------
     $0.79            2,621,500           7.8 years            $ 0.79            1,039,514           $ 0.79


    The following table summarizes information about stock options outstanding at March 31, 1999 (unaudited):


                           OPTIONS OUTSTANDING
-------------------------------------------------------------------------            OPTIONS EXERCISABLE
                                        WEIGHTED-                             ---------------------------------
                      NUMBER             AVERAGE           WEIGHTED-             NUMBER          WEIGHTED-
                   OUTSTANDING AT       REMAINING           AVERAGE           OUTSTANDING AT      AVERAGE
EXERCISE PRICE       3/31/99          CONTRACTUAL LIFE     EXERCISE PRICE       3/31/99          EXERCISE PRICE
---------------    --------------     ----------------     --------------     --------------     --------------
    $ 0.79            2,299,500           7.4 years            $ 0.79            2,132,900           $ 0.79
      1.07            2,805,152           8.5 years              1.07            1,284,500             1.07
     1.64             3,068,352           9.0 years              1.64              125,104             1.64
     2.14             4,044,572           9.9 years              2.14                3,780             2.14
     4.29                70,000           9.9 years              4.29                   --             4.29


     Aggregate proceeds realizable upon the exercise of all options outstanding at December 31, 1998, 1997, 1996 and March 31, 1999 (unaudited) approximates $9.5 million, $3.5 million, $2.1 million and $18.8 million, respectively.

                               MORTGAGE.COM, INC.

     Pro forma information regarding results of operations had compensation expense been recorded at the grant date for awards consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") has been determined as if the Company had accounted for the employee and nonemployee directors' stock options granted during the years ended December 31, 1998 and 1997, under the fair value method of SFAS No. 123. The fair value of each employee stock option grant has been estimated on the date of grant with the following assumptions for the years ended December 31, 1998, 1997 and 1996 and the three month period ending
March 31, 1999 (unaudited):


                                                               DECEMBER 31,                MARCH 31,
                                                  --------------------------------------  ------------
                                                      1998         1997         1996          1999
                                                  ------------  -----------  -----------  ------------
                                                                                          (UNAUDITED)
Weighted-average risk-free interest rate........   4.42-5.74%   6.12-6.73%      6.46%     4.63%-5.30%
Dividend yield..................................       --           --           --            --
Weighted-average expected option life...........    6 years      5 years     4-10 years     5 years
Fair market value of the common stock...........   $1.07-3.63      $0.71        $0.71      $4.61-6.06



     The Black-Scholes Model was used in estimating the fair market value of options and warrants. An expected volatility of .001 was used and a discount for lack of marketability was used as the warrants and options are not traded on a public market. Management of the Company has reviewed both internal and external factors which influence the value of the warrants and options. Internal factors include, among other things, the Company's financial position, results of its operations and the size and marketability of the interest being valued. External factors include, among other things, the status of the industry, the position of the Company relative to the industry and the local, national and international economic environment. For the purposes of pro forma disclosure, the estimated fair value of the options is amortized over the options' vesting period.


     Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996 and the three month period ending March 31, 1999 (unaudited), consistent with the provisions of SFAS 123, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:


                                                                    YEAR ENDED
                                                                   DECEMBER 31,             THREE MONTHS
                                                           -----------------------------       ENDED
                                                            1998       1997       1996      MARCH 31, 1999
                                                           -------    -------    -------    --------------
                                                                                            (UNAUDITED)
Net Loss--attributable to common shareholders...........   $(8,943)   $(4,485)   $(4,433)      $ (4,133)
Net Loss--atrributable to common shareholders--as
  adjusted..............................................   $(9,077)   $(4,524)   $(4,445)      $ (4,488)
Basic and diluted net loss per share--as reported.......   $ (1.02)   $ (0.55)   $ (0.56)      $  (0.44)
Basic and diluted net loss per share--as adjusted.......   $ (1.04)   $ (0.55)   $ (0.56)      $  (0.47)


     The effects of applying SFAS 123 in this disclosure are not indicative of future amounts. Additional grants in future years are anticipated.

(16) INCOME TAXES

     No current or deferred provision for income taxes was recorded for the years ended December 31, 1998 and 1997, due to the Company's operating losses in the respective periods.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(16) INCOME TAXES--(CONTINUED)
     At December 31, 1998, the Company had approximately $16.1 million of tax net operating loss carryforwards. The net operating loss carryforwards will expire as follows:

YEAR                                                            AMOUNT
-----------------------------------------------------------   -----------
2010.......................................................   $ 2,200,000
2011.......................................................     2,900,000
2012.......................................................     1,900,000
2013.......................................................     3,100,000
2018.......................................................     6,000,000
                                                              -----------
Total......................................................   $16,100,000
                                                              -----------
                                                              -----------

     Utilization of these carryforwards is dependent on the future profitability of the Company and may be limited if certain changes in ownership occur. If certain substantial changes in the Company's ownership should occur, or have already occurred, there would be an annual limitation in the amount of tax net operating loss carryforwards which could be utilized.

     The composition of net deferred tax assets at December 31, 1998 and 1997, is as follows:

                                                  1998           1997
                                               -----------    -----------
Deferred tax assets:
     Tax net operating loss carryforward....   $ 6,052,874    $ 3,568,212
     Software sale..........................       607,055        607,055
     Organization costs.....................        29,881         59,682
     Provision for losses...................       181,969         71,340
     Property and equipment.................        37,650         57,533
     Other..................................        10,915         67,042
                                               -----------    -----------
                                                 6,920,344      4,430,864
Valuation allowance.........................    (6,479,601)    (4,190,362)
                                               -----------    -----------
     Net deferred tax asset.................       440,743        240,502
Deferred tax liabilities:
     Capitalized software development
       costs................................       440,743        240,502
                                               -----------    -----------
          Total.............................   $        --    $        --
                                               -----------    -----------
                                               -----------    -----------

     A 100 percent valuation allowance was established against the net deferred tax asset at December 31, 1998 and 1997.

(17) RELATED PARTIES

     The Company has a consulting agreement with a consulting firm of which the two principle owners are shareholders of the Company. Total consulting fees expensed related to this consulting firm were $604,600, $300,100 and $266,000 for the years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998, total unpaid fees for services rendered during 1998 under such agreement totaled $115,000.

(18) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(18) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED) Financial instruments include such items as mortgage loans available for sale, warehouse notes payable and other instruments.

     Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgements made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumption used to estimate fair value, the Company's fair values should not be compared to those of other companies.

     Under the Statement, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amount presented does not represent the underlying value of the Company. For certain assets and liabilities, the information required under the Statement is supplemental with additional information relevant to an understanding of the fair value.

     The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

     Cash and Cash Equivalents

          The carrying amount reported in the balance sheet approximates fair value.

     Mortgage Loans Available For Sale, Net

          Fair values are based on the estimated value at which the loans could be sold in the secondary market. These loans are priced to be sold with servicing rights released, as is the Company's normal business practice.

     Accounts and Notes Receivable, Net

          Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off and or reserved.

     Warehouse Notes Payable

          The carrying amount of warehouse notes payable reported in the balance sheet approximates its fair value.

     Note Payable

          Fair value of note payable is estimated by discounting estimated future cash flows using a rate commensurate with the risks involved.

     Subordinated Debt

          Fair value is estimated using the estimated fair value of the preferred stocks into which the subordinated debt can be converted.

     Lines of Credit

          The carrying amount of amounts outstanding on lines of credit is estimated by discounting estimated future cash flows using a rate commensurate with the risks involved.

                               MORTGAGE.COM, INC.

     The estimated fair values of the Company's financial investments are as follows:

                                                DECEMBER 31, 1998              DECEMBER 31, 1997
                                           ----------------------------    --------------------------
                                             CARRYING          FAIR         CARRYING         FAIR
                                              AMOUNT          VALUE          AMOUNT          VALUE
                                           ------------    ------------    -----------    -----------
ASSETS
Cash and cash equivalents...............   $  3,412,283    $  3,412,283    $ 1,679,722    $ 1,679,722
Mortgage loans available for sale, net..    176,372,516     177,167,458     73,737,933     74,316,028
Accounts and notes receivable, net......      1,243,571       1,243,571      1,228,762      1,228,762

LIABILITIES
Warehouse notes payable.................   $171,777,572    $171,777,572    $72,223,912    $72,223,912
Note payable............................        288,701         295,934         70,833         70,833
Lines of credit.........................      1,565,778       1,565,778        395,899        395,899
Subordinated debt.......................        100,000         333,350      2,500,000      2,500,000

(19) COMMITMENTS AND CONTINGENCIES

  (a) Leases

     The Company is obligated under various operating lease agreements relating to branch and executive offices and equipment. Lease terms expire during the years 1998 to 2003, subject to renewal options. The following is a schedule of future minimum rental payments under non-cancelable operating leases for office space and equipment as of December 31, 1998:

YEAR                                                             AMOUNT
------------------------------------------------------------   ----------
1999........................................................   $2,342,000
2000........................................................    1,940,000
2001........................................................    1,449,000
2002........................................................    1,089,000
2003 and thereafter.........................................      896,000
                                                               ----------
     Total minimum payments.................................   $7,716,000
                                                               ----------
                                                               ----------

     Beginning in 1998, the Company is obligated under various capital lease agreements relating to computer equipment, furniture and leasehold improvements. Lease terms are from 36 to 42 months and expire from 1999 to 2002, subject to renewal options.

     At December 31, 1998 and 1997, the gross amount of equipment, furniture and leasehold improvements and related accumulated amortization recorded under capital leases is as follows:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1998         1997
                                                                       ----------    --------
Computer hardware and software......................................   $1,101,804    $310,231
Furniture and fixtures..............................................      322,420          --
Telephone equipment.................................................      526,947          --
Leasehold improvements..............................................      107,265          --
                                                                       ----------    --------
                                                                        2,058,436     310,231
Less: accumulated amortization......................................     (397,089)         --
                                                                       ----------    --------
                                                                       $1,661,347    $310,231
                                                                       ----------    --------
                                                                       ----------    --------

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(19) COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     The following is a schedule of future minimum rental payments under capital leases as of December 31, 1998:

YEAR                                                             AMOUNT
------------------------------------------------------------   ----------
1999........................................................   $  829,000
2000........................................................      704,000
2001........................................................      447,000
2002........................................................       70,000
2003 and thereafter.........................................           --
                                                               ----------
Total minimum lease payments................................    2,050,000
Less amount representing interest at 12%....................     (502,000)
                                                               ----------
Present value of net minimum capital lease payments.........    1,548,000
Less current installments of obligations under capital
  leases....................................................     (665,000)
                                                               ----------
Obligations under capital leases excluding current
  installments..............................................   $  883,000
                                                               ----------
                                                               ----------

     Rent expense for the years ended December 31, 1998, 1997 and 1996 was $1,343,053, $739,805 and $453,029, respectively. Included in the rent for 1998 is $647,577 relating to the capital leases.

  (b) Litigation

     The Company is a defendant in various lawsuits arising during the ordinary course of business. Management has consulted with legal counsel and is of the opinion, based on legal counsel's advice, that none of these matters will have a material adverse effect on the financial position of the Company. Where appropriate, the Company has adequately reserved for fees and costs.

  (c) Software Rights

     The Company sold its CLOser software to a customer under a financing arrangement whereby the Company retained licensing rights to the software and a repurchase option. Under certain events, including a public offering of stock in the Company, the Company is required to repurchase the CLOser software for $3.5 million.

  (d) Other

     On December 3, 1996, the Company entered into a partnership agreement whose primary function is the ownership of rental office space in Plantation, Florida. The Company had a 25% interest in this partnership and entered into a ten-year lease for approximately 22% of the rentable space in the partnership's office building. In addition, the partnership committed to reimburse the Company for approximately $146,000 in rental expense in 1997 attributable to the Company's prior leased headquarters. During 1997, the Company sold its investment in the partnership for $247,000.

     The Company has entered into arrangements with certain employees and third parties which provide for profit sharing based on results of operations of specified products or divisions of the Company. In conjunction with these arrangements, the Company has also entered into employment and noncompetitive agreements with certain individuals.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(20) SUBSEQUENT EVENTS

     During the three month period ended March 31, 1999 (unaudited), the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public.

(21) YEAR 2000

     Many currently installed computer systems and software products are designed to accept only two digit entries in the date code field. As a result, they may have problems properly recognizing 1/1/00 as January 1, 2000. In less than a year, computer systems and/or software used by many companies may need to be upgraded to comply with "Year 2000" or "Y2K" requirements. Significant uncertainty exists concerning the potential effects associated with the Year 2000 issue on business operations.

     In early 1998, the Company commenced a program to review the Y2K compliance status of the software and systems used in its internal business processes, its technology platforms licensed to others and other systems and services provided by third-party vendors on which the Company is reliant. The assessment and the research and strategy phases of the program have been completed and strategies are being implemented, including the development of contingency plans for potential third-party Y2K compliance problems that management believes could affect business continuity. There can be no assurance that all potential Y2K effects on the Company's business will be anticipated or identified by the program or that contingency plans developed will be effective.

     The Company has fully integrated Y2K testing into the development process for all of its own software. The Company believes that the entire technology platform on which it operates and which provides for use by clients is generally Y2K compliant. In certain circumstances, the Company has warranted to customers that the use or occurrence of dates on or after January 1, 2000, will not adversely affect the performance of the Company's systems with respect to the ability to create, store, process and output information related to such data. If any of these customers experience Y2K problems, such customers could assert claims for damages against the Company.


     The Company has contacted all major customers and critical suppliers of components, equipment and services to determine whether their products and services are Year 2000 compliant. In addition, the Company has performed testing of the systems of critical suppliers and major customers to provide additional assurance of their readiness. These tests have not revealed any significant problems handling dates after December 31, 1999. Based on the results of this testing and responses to inquiries, management believes that critical suppliers to and major customers of the Company are Year 2000 compliant. However, should one or more of these entities prove not to be compliant, it could have a significant adverse effect on the Company's operations. Accordingly, management is currently in the process of developing contingency plans which are expected to be complete by the end of September. These contingency plans will focus on disruption of third party services which are key to the Company's operations, particularly telecommunications and electric utility services.



     The Company has budgeted $600,000 for investigating and remedying issues related to Year 2000 compliance, including the cost of developing contingency plans. To date, the Company has spent $400,000 on these efforts and plans to meet their original budget estimates.


     To the extent the Company has not adequately assessed its Y2K compliance deficiencies, additional and possibly significant Company resources may be spent on investigating and remedying Y2K issues. The expenditure of such resources may have a material adverse effect on the Company's business, financial condition and results of operations.

                               MORTGAGE.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(22) SEGMENT INFORMATION

     The Company operates in two reportable business segments: the Direct to Consumer reportable Segment, which includes the Mortgage.com internet web site and retail mortgage brokerage operations, both of which originate mortgage loans that are subsequently sold in the secondary market; and the Business to Business reportable Segment, which includes back-office mortgage services for lenders, realtors, homebuilders and software and internet conduits, technology platform licenses to mortgage industry participants and the Openclose.com website that enables brokers, correspondents and insurance companies to conduct their business through a neutral internet site with selected financial institutions using automated underwriting capabilities provided by the Federal National Mortgage Association. The Business to Business reportable Segment generates revenues by charging fees for these services. These segments are characterized by the nature of their customers. Summarized financial information concerning the business segments is shown in the following table: (Certain expenses that are not directly attributable to the business channels have been reclassified to Overhead in these tables.)

                               MORTGAGE.COM, INC.

                                                                                       DIRECT TO     BUSINESS TO
                                                                         TOTAL         CONSUMER       BUSINESS
                                                                      ------------    -----------    -----------
Year ended December 31, 1998
Revenue:
  Secondary marketing revenue, net.................................   $ 28,597,825    $12,571,230    $16,026,595
  Loan production and processing fees, net.........................      5,337,625      1,826,050      3,511,575
  Management, technology and other fees............................      1,868,202             --      1,868,202
  Net interest (expense) income....................................       (113,102)      (217,118)       104,016
                                                                      ------------    -----------    -----------
Total revenue......................................................     35,690,550     14,180,162     21,510,388
                                                                      ------------    -----------    -----------
Expenses:
  Compensation and employee benefits...............................     23,640,569     10,732,442     12,908,127
  Marketing........................................................      1,324,760        613,465        711,295
  Depreciation and amortization....................................        742,661        240,424        502,237
  General and administrative.......................................      7,997,176      3,007,596      4,989,580
                                                                      ------------    -----------    -----------
  Total segment expenses...........................................     33,705,166     14,593,927     19,111,239
                                                                                      -----------    -----------
  Segment (loss)/income............................................                   $  (413,765)   $ 2,399,149
                                                                                      -----------    -----------
  Research and development not allocated to segments...............      2,888,159
  Overhead expenses not allocated to segments......................      5,175,013
                                                                      ------------
Total expenses.....................................................     41,768,338
                                                                      ------------
Net loss...........................................................   $ (6,077,788)
                                                                      ------------
                                                                      ------------
Segment assets.....................................................   $176,372,516    $93,324,622    $83,047,894
                                                                      ------------    -----------    -----------
                                                                      ------------    -----------    -----------

Year ended December 31, 1997
Revenue:
  Secondary marketing revenue, net.................................   $ 11,594,660    $ 4,997,935    $ 6,596,726
  Loan production and processing fees, net.........................      2,347,321        788,358      1,558,963
  Management, technology and other fees............................      2,032,428             90      2,032,338
  Net interest (expense) income....................................        500,008         58,022        441,985
                                                                      ------------    -----------    -----------
Total revenue......................................................     16,474,417      5,844,405     10,630,012
                                                                      ------------    -----------    -----------
Expenses:
  Compensation and employee benefits...............................     12,057,725      4,781,058      7,276,667
  Marketing........................................................         57,586         51,007          6,579
  Depreciation and amortization....................................        318,704         91,236        227,468
  General and administrative.......................................      3,258,339        714,118      2,544,221
                                                                      ------------    -----------    -----------
  Total segment expenses...........................................     15,692,354      5,637,419     10,054,935
                                                                                      -----------    -----------
  Segment income...................................................                   $   206,986    $   575,077
                                                                                      -----------    -----------
  Research and development not allocated to segments...............      1,079,257
  Overhead expenses not allocated to segments......................      3,234,672
                                                                      ------------
Total expenses.....................................................     20,006,283
                                                                      ------------
Net loss...........................................................   $ (3,531,866)
                                                                      ------------
                                                                      ------------
Segment assets.....................................................   $ 73,737,933    $31,243,110    $42,494,823
                                                                      ------------    -----------    -----------
                                                                      ------------    -----------    -----------

                               MORTGAGE.COM, INC.

                                                                                     DIRECT TO     BUSINESS TO
                                                                       TOTAL         CONSUMER        BUSINESS
                                                                    ------------    -----------    ------------
Year ended December 31, 1996
Revenue:
  Secondary marketing revenue, net...............................   $  4,101,341    $ 1,466,111    $  2,635,230
  Loan production and processing fees, net.......................        820,469        256,766         563,703
  Management, technology and other fees..........................      2,577,296         (2,250)      2,579,546
  Net interest (expense) income..................................         17,203         18,826          (1,623)
                                                                    ------------    -----------    ------------
Total revenue....................................................      7,516,309      1,739,453       5,776,855
                                                                    ------------    -----------    ------------
Expenses:
  Compensation and employee benefits.............................      5,810,129      1,538,761       4,271,368
  Marketing......................................................         17,795          4,162          13,633
  Depreciation and amortization..................................         42,728          2,361          40,367
  General and administrative.....................................      2,224,406        394,214       1,830,192
                                                                    ------------    -----------    ------------
  Total segment expenses.........................................      8,095,058      1,939,498       6,155,560
                                                                                    -----------    ------------
  Segment loss...................................................                   $  (200,045)   $   (378,705)
                                                                                    -----------    ------------
  Research and development not allocated to segments.............        496,568
  Overhead expenses not allocated to segments....................      2,942,858
                                                                    ------------
Total expenses...................................................     11,534,484
                                                                    ------------
Net loss.........................................................   $ (4,018,175)
                                                                    ------------
                                                                    ------------
Segment assets...................................................   $ 24,701,486    $ 3,705,223    $ 20,996,263
                                                                    ------------    -----------    ------------
                                                                    ------------    -----------    ------------

Three months ended March 31, 1999 (unaudited)
Revenue:
  Secondary marketing revenue, net...............................   $  8,599,974    $ 2,421,061    $  6,178,913
  Loan production and processing fees, net.......................      2,598,337        533,640       2,064,697
  Management, technology and other fees..........................      1,991,360             --       1,991,360
  Net interest (expense) income..................................         25,837         12,362          13,475
                                                                    ------------    -----------    ------------
Total revenue....................................................     13,215,508      2,967,063      10,248,445
                                                                    ------------    -----------    ------------
Expenses:
  Compensation and employee benefits.............................      8,753,356      2,507,748       6,245,608
  Marketing......................................................      1,349,337        350,964         998,373
  Depreciation and amortization..................................        384,764         91,277         293,487
  General and administrative.....................................      2,987,684        505,815       2,481,869
                                                                    ------------    -----------    ------------
  Total segment expenses.........................................     13,475,141      3,455,804      10,019,337
                                                                                    -----------    ------------
  Segment (loss)/income..........................................                   $  (448,741)   $    229,108
                                                                                    -----------    ------------
  Research and development not allocated to segments.............        776,565
  Overhead expenses not allocated to segments....................      2,162,712
                                                                    ------------
Total expenses...................................................     16,414,418
                                                                    ------------
Net loss.........................................................   $  3,198,910
                                                                    ------------
                                                                    ------------
Segment assets...................................................   $166,149,185    $52,436,683    $113,712,502
                                                                    ------------    -----------    ------------
                                                                    ------------    -----------    ------------

                               MORTGAGE.COM, INC.

(22) SEGMENT INFORMATION--(CONTINUED)

                                                                    DECEMBER 31,                    MARCH 31,
                                                     ------------------------------------------    ------------
                                                         1998           1997           1996            1999
                   Total Assets                      ------------    -----------    -----------    ------------
                                                                                                   (UNAUDITED)
Total assets for reportable segments..............   $176,372,516    $73,737,933    $24,701,486    $166,149,185
Other assets not allocated to segments............     17,065,193      8,189,037      6,009,641      22,655,978
                                                     ------------    -----------    -----------    ------------
Total consolidated assets.........................   $193,437,709    $81,926,970    $30,711,127    $188,805,163
                                                     ------------    -----------    -----------    ------------
                                                     ------------    -----------    -----------    ------------

     Assets not allocated to reportable segments include all assets other than mortgage loans available for sale, net. All segment revenues are from external customers. Expenses not allocated to reportable segments include corporate overhead related to facilities, general and administrative costs and executive salaries. Certain costs are allocated between segments based on either the number of loans processed and/or originated. Research and development costs are not allocated as the development efforts are primarily related to the technology platform which is used to support activities conducted by all segments.

                               MORTGAGE.COM, INC.

(23) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents the Company's statements of operation on a quarterly basis for the years ended December 31, 1998 and 1997 (amounts in thousands):


                      QUARTER ENDED:                           MARCH      JUNE     SEPTEMBER     DECEMBER
-----------------------------------------------------------   -------    ------    ----------    ---------
1998:
  Revenue:
     Secondary marketing revenue, net......................   $ 5,407    $6,620     $  7,632      $ 8,938
     Loan production and processing fees, net..............       922     1,278        1,329        1,809
     Management, technology and other fees.................       546       649          539          134
     Net interest (expense) income.........................       (56)      (22)         108         (143)
                                                              -------    ------     --------      -------
       Total revenue.......................................     6,819     8,525        9,608       10,738
                                                              -------    ------     --------      -------
  Expenses:
     Compensation and employee benefits....................     4,927     5,892        6,653        8,602
     Marketing.............................................        85       258          454          539
     Research and development..............................       434       578          722        1,155
     Depreciation and amortization.........................       154       268          337        1,114
     General and administrative............................     1,589     2,292        2,721        2,994
                                                              -------    ------     --------      -------
       Total expenses......................................     7,189     9,288       10,887       14,404
                                                              -------    ------     --------      -------
  Net loss.................................................   $  (370)   $ (763)    $ (1,279)     $(3,666)
                                                              -------    ------     --------      -------
                                                              -------    ------     --------      -------
  Net loss per share, basic and dilutive...................   $ (0.12)   $(0.16)    $  (0.23)     $ (0.51)
                                                              -------    ------     --------      -------
                                                              -------    ------     --------      -------
1997:
  Revenue:
     Secondary marketing revenue, net......................   $   997    $2,116     $  4,052      $ 4,430
     Loan production and processing fees, net..............       300       521          685          842
     Management, technology and other fees.................       416       359          707          551
     Net interest (expense) income.........................       144       137          155           63
                                                              -------    ------     --------      -------
       Total revenue.......................................     1,857     3,133        5,599        5,886
                                                              -------    ------     --------      -------
  Expenses:
     Compensation and employee benefits....................     1,754     2,534        4,067        4,728
     Marketing.............................................        26        49           79           84
     Research and development..............................       162       216          269          432
     Depreciation and amortization.........................       110       123          143          105
     General and administrative............................       869     1,205        1,574        1,478
                                                              -------    ------     --------      -------
       Total expenses......................................     2,921     4,127        6,132        6,827
                                                              -------    ------     --------      -------
  Net loss.................................................   $(1,064)   $ (994)    $   (533)     $  (941)
                                                              -------    ------     --------      -------
                                                              -------    ------     --------      -------
  Net loss per share, basic and dilutive...................   $ (0.16)   $(0.15)    $  (0.10)     $ (0.14)
                                                              -------    ------     --------      -------
                                                              -------    ------     --------      -------

     [The graphic appearing here is a picture of the real estate section of a newspaper with the Mortgage.com logo and slogan in the middle of the page.]

                             [LOGO] mortgage.com
                             THE EASIEST WAY HOME

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee. All of these costs and expenses will be borne by the registrant.


Securities and Exchange Commission filing fee...............   $   31,171
NASD filing fee.............................................       11,713
Nasdaq listing fee..........................................        5,000
Blue Sky fees and expenses..................................        5,000
Transfer agent expenses and fees............................       15,000
Printing and engraving......................................      200,000
Accountants' fees and expenses..............................      375,000
Legal fees and expenses.....................................      425,000
Miscellaneous...............................................       32,116
                                                               ----------
     TOTAL..................................................   $1,100,000
                                                               ----------
                                                               ----------





ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 607.0850 of the Florida Business Corporation Act authorizes a court to award, or permits a Florida corporation to grant, indemnity to present or former directors and officers, as well as certain other persons serving at the request of the corporation in related capacities. This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, including reimbursement for expenses incurred.

     The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant's Bylaws provide for the indemnification of directors, former directors and officers to the maximum extent permitted by Florida law. The registrant's Bylaws also provide that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity. In addition, the registrant has entered into Indemnification Agreements (Exhibits 10.32, 10.33 and 10.34 hereto) with each officer and director, other than John Buscema. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the registrant and the Underwriters with respect to certain matters, including matters arising under the Securities Act.




ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES



     Within the past three years, the registrant has sold the following securities which were not registered under the Securities Act. The purchases and sales were exempt pursuant to Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant. The information in this Item has not been adjusted for the proposed 7-for-1 stock split of the common stock.



     1. Between December 24, 1996 and June 30, 1997, the registrant issued 533,336 shares of Series C Preferred Stock to six accredited institutional investors, Canaan Equity, L.P., Canaan Ventures II Limited Partnership, Canaan Ventures II Offshore CV, Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, CV, and Dominion Fund III, for aggregate consideration of approximately $4,000,000. We undertook this transaction to raise funds for general working capital purposes. In connection with this issuance and sale, between December 24, 1996 and March 10, 1997, the registrant also issued warrants to purchase 14,952 shares of common stock at $7.50 per share to Raymond James and Associates, Inc. in consideration for its services as placement agent in the sale of Series C Preferred Stock. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.


     2. As of June 30, 1997, the registrant issued 35,834 shares of common stock to John Hogan in consideration for the merger of OnLine Capital into the registrant. On January 1, 1998, the registrant issued an additional 35,834 shares of common stock to John Hogan pursuant to a clause in the OnLine Capital merger agreement. As of January 1, 1998, the registrant issued 100,000 shares of common stock to John Hogan in consideration of changing John Hogan's compensation plan.


     3. As of August 31, 1997, the registrant issued $1,500,000 in face amount of 12% Senior Subordinated Convertible Notes due September 30, 2002 and warrants to purchase 50,000 shares of common stock at $7.50 per share to two accredited, institutional investors, Canaan Equity, L.P. and Dominion Fund III. We undertook this transaction to raise funds for general working capital purposes. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.



     4. As of December 31, 1997, the registrant issued 206,000 shares of Series C Preferred Stock to two accredited, institutional investors, Canaan Equity, L.P. and Dominion Fund III, upon their conversion of $1,500,000 in face amount of 12% Senior Subordinated Convertible Notes due September 30, 2002. We undertook this transaction to raise funds for general working capital purposes and to retire debt. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution and received or had access to adequate information about the registrant.



     5. As of January 30, 1998, the registrant issued $2,000,000 of 12% Senior Subordinated Convertible Notes due January 31, 2003 and warrants to purchase 66,667 shares of common stock at $7.50 per share to two accredited, institutional investors, Canaan Equity, L.P. and Dominion Fund III. We undertook this transaction to raise funds for general working capital purposes. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.


     6. As of March 31, 1998, the registrant issued 100,000 shares of common stock to John Rodgers, Andrew Heller and Kyle Meyer as consideration for the merger of RM Holdings, Inc. into the registrant. The merger agreement also contained an earn-out provision which provided for the issuance of warrants to purchase 100,000 shares of common stock at $7.50 per share, pursuant to a formula. On December 31, 1998, the registrant issued warrants to purchase 29,126 shares of common stock at $7.50 per share to John Rodgers, Andrew Heller and Kyle Meyer pursuant to the earn-out provision.

     7. As of April 1, 1998 the registrant issued a warrant to purchase 300,000 shares of common stock at $5.00 per share and a warrant to purchase 100,000 shares of common stock at $7.50 per share to an accredited, institutional investor, Superior Bank, FSB, in consideration of services under the Sale and Marketing Agreement between the registrant and Superior Bank dated as of April 28, 1995, as amended.

     8. As of April 15, 1998, the registrant issued a warrant to purchase 36,000 shares of common stock with an exercise price of $11.50 per share to FMN Associates Limited Partnership in consideration for the settlement of a dispute.

     9. As of April 15, 1998, the registrant issued warrants to purchase 21,000 shares of common stock with an exercise price of $7.50 per share and 44,000 shares of common stock to an accredited, institutional investor, Raymond James & Associates, Inc., in settlement of a dispute regarding services as a placement agent in connection with the sale of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

     10. As of April 1, 1998, the registrant issued a warrant to purchase 9,800 shares of Series D Preferred Stock with an exercise price of $11.50 per share to an accredited, institutional investor, Dominion Fund III, as consideration for the establishment of an equipment lease line of credit with an affiliate of Dominion Fund III. As of November 20, 1998, the registrant issued a warrant to purchase 8,850 shares of Series D Preferred Stock with an exercise price of $11.50 per share to Dominion Capital Management, LLC, an affiliate of the lessor, for an aggregate price of $672.60 in connection with an increase of $925,000 in the equipment lease line of credit.


     11. Between May 29, 1998 and August 31, 1998, the registrant issued 1,273,898 shares of Series D Preferred Stock to sixteen investors in exchange for the retirement of $200,000 in face amount of 12% Senior Subordinated Notes due January 31, 2003 and $14,900,000 in cash. We undertook this transaction to raise funds for general working capital purposes and to retire debt. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.


     12. As of January 1, 1999, the registrant issued 20,000 shares of common stock to Credit.Com, LLC as partial consideration for the acquisition of the domain name "www.mortgage.com".


     13. As of February 9, 1999, the registrant issued an aggregate amount of $2,000,000 of 12% Senior Subordinated Notes due February 9, 2000 and warrants to purchase 6,668 shares common stock with an adjustable exercise price (initially $30 per share) to eight accredited, institutional investors. We undertook this transaction to raise funds for general working capital purposes in the event funds were unavailable in the public market. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.



     14. As of February 26, 1999, the registrant issued an aggregate amount of $8,000,000 of 12% Senior Subordinated Notes due February 26, 2001 and warrants to purchase 53,334 shares of common stock with an adjustable exercise price (initially $30 per share) to seven accredited, institutional investors. We undertook this transaction to raise funds for general working capital purposes in the event funds were unavailable in the public market. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.



     15. As of April 5, 1999, the registrant issued an aggregate amount of $3,000,000 of 12% Senior Subordinated Notes due April 5, 1999 and a warrant to purchase 20,004 shares of common stock with an adjustable exercise price (initially $30 per share) to an accredited, institutional investor, TeleBanc Capital Markets, Inc. We undertook this transaction to raise funds for general working capital purposes in the event funds were unavailable in the public market. The purchase and sale was exempt pursuant to Rule 506 and Regulation D as a transaction by an issuer not involving a public offering, where the purchaser was an accredited investor, represented its intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.


     16. As of April 15, 1999, the registrant issued warrants to purchase an aggregate of 4,000 shares of common stock with an exercise price equal to the initial public offering price of the common stock in consideration for the waiver by First Capital Corporation of Los Angeles and Mortgage Loan Specialists, Inc. of their respective conversion rights pursuant to Technology Member Correspondent Agreements dated as of November 1, 1998.


     17. As of April 30, 1999, the registrant issued 6,667 shares of common stock to Harris Friedman in conversion of a 12% Convertible Subordinated Debenture with a principal amount of $100,000 due May 1, 1999. We undertook this transaction to retire debt.



     18. As of May 6, 1999, the registrant issued $27,500,000 in face amount of 12% Senior Subordinated Convertible Debentures, due May 6, 2001, convertible in certain circumstances to common stock or Series E Preferred Stock, to an accredited, institutional investor, Intuit Inc. We undertook this transaction for general working capital purposes and to purchase technology and redeem warrants. The purchase and sale was exempt pursuant to Rule 506 and Regulation D as a transaction by an issuer not involving a public offering, where the purchaser was an accredited investor, represented its intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.



     19. As of May 28, 1999, the registrant issued 250,001 shares of its Series F Preferred Stock to three accredited institutional investors, consisting of affiliates of Dominion Fund III, Canaan Equity, L.P. and Technology Crossover Ventures, for aggregate consideration of $15,000,000. We undertook this transaction to raise funds for general working capital purposes in the event funds were unavailable in the public market. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.


     20. Since May 1996, the registrant granted stock options to purchase 1,766,583 shares of common stock with exercise prices ranging from $5.50 to $60.00 per share, to employees, directors, and consultants pursuant to the registrant's employee stock option plan. As of May 1, 1997, the Registrant also granted an option outside of the plan to an employee for 6,000 shares of common stock with an exercise price of $5.50 per share as part of a severance arrangement. Of these options, 625 have been exercised for an aggregate consideration of $4,678.50. The issuance of common stock upon exercise of the options was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

     No underwriters were employed in any of the above transactions. Appropriate legends were affixed to the share certificates and warrants issued in the transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
  1.1         --   Form of Underwriting Agreement
  3.1         --   Fourth Amended and Restated Articles of Incorporation
                   (a) Form of Amendment to Fourth Amended and Restated Articles of Incorporation
  3.2*        --   Amended and Restated Bylaws
  4.1*        --   $27,500,000 Note Purchase Agreement dated as of May 5, 1999
  4.2*        --   $8,000,000 Note Purchase Agreement dated as of February 26, 1999
  4.3*        --   $3,000,000 Note Purchase Agreement dated as of April 19, 1999
  4.4*        --   Registration Rights Agreement dated March 15, 1996, between the Registrant and Mason-McDuffie Real
                   Estate, Inc.
  4.5*        --   Registration Rights Agreement dated May 1, 1996, between the Registrant and Raymond James &
                   Associates, Inc.
  4.6*        --   Registration Rights Agreement dated as of January 1, 1998, between the Registrant and Credit.com,
                   LLC
  4.7*        --   Series B Preferred Stock Purchase Agreement dated as of March 29, 1996 among the Registrant, purchasers of the Series B Preferred Stock, Purchasers of the Series C Preferred Stock, Purchasers
                   of the Series D Preferred Stock, Andrew Heller, Kyle Meyer, John T. Rodgers, TeleBanc Capital
                   Markets, Inc. and Dominion Fund IV, L.P.
                   (a) First Amendment to Series B Purchase Agreement
                   (b) Second Amendment to Series B Purchase Agreement
                   (c) Third Amendment to Series B Purchase Agreement
                   (d) Fourth Amendment to Series B Purchase Agreement
                   (e) Fifth Amendment to Series B Purchase Agreement
                   (f) Sixth Amendment to Series B Purchase Agreement
                   (g) Seventh Amendment to Series B Purchase Agreement
  4.8         --   Specimen certificate for shares of the Registrant's common stock

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
  4.9         --   Recapitalization Agreement and Plan of Reorganization between the Registrant and Mason-McDuffie
                   Real Estate, Inc.
  5.1         --   Legal Opinion of Foley & Lardner as to legality of securities
 10.1         --   Employment Agreement between the Registrant and Seth S. Werner dated January 1, 1999
 10.2         --   Employment Agreement between the Registrant and John J. Hogan dated May 28,1999
 10.3         --   Amended and Restated Employment Agreement between the Registrant and David Larson dated May 28, 1999
 10.4         --   Letter re Employment of John T. Rodgers dated May 26, 1999
                   (a) Noncompetition Agreement between the Registrant and John T. Rodgers dated May 26, 1999
 10.5         --   Noncompetition Agreement between the Registrant and John Buscema dated May 24, 1999
 10.6*        --   Purchase and Sale Agreement dated April 7, 1995 among the Registrant, Morbank Financial Systems,
                   Inc., Globe Mortgage Company, John Buscema, and Financial Resources Group (a) Waiver of Rights to
                   Software
 10.7*        --   Amended and Restated Stock Option Plan (as of March 24, 1999)
 10.8*        --   Form of Stock Option Agreements under Employee Stock Option Plan
                   (a) Mortgage.com, Inc. (f/k/a First Mortgage Network, Inc.) Non-Qualified Stock Option Agreement
                   (b) Mortgage.com, Inc. (f/k/a First Mortgage Network, Inc.) Non-Qualified Stock Option Agreement
                   (For Employees of Network Members)
                   (c) Mortgage.com, Inc. (f/k/a First Mortgage Network, Inc.) Incentive Stock Option Agreement
                   (d) Mortgage.com, Inc. Non-Qualified Stock Option Agreement (Revised April 26, 1999)
                   (e) Mortgage.com, Inc. Non-Qualified Stock Option Agreement (For Employees of Network Members
                   Revised April 26, 1999)
                   (f) Mortgage.com, Inc. Incentive Stock Option Agreement (Revised April 26, 1999)
 10.9*        --   Superior Bank Warrant Repurchase Agreement between Registrant and Superior Bank, FSB dated May 4,
                   1999
 10.10*       --   Agreement between Registrant and Superior Bank, FSB dated as of April 1, 1998
 10.11        --   Common Stock Warrant dated April 1, 1998 to Superior Bank, FSB to purchase 200,000 shares of
                   Common Stock at $5.00 per share
 10.12*       --   Common Stock Warrant dated April 1, 1998 to Superior Bank, FSB to purchase 100,000 shares of
                   Common Stock at $7.50 per share
 10.13+       --   Amended and Restated Desktop Underwriter Seller/Servicer Software License and Subscription
                   Agreement between Registrant and Fannie Mae executed October 15, 1998
 10.14+       --   Distribution, Marketing, Facilities and Service Agreement between Registrant and Intuit Lender
                   Services, Inc. dated as of May 31, 1998, as amended
 10.15+       --   Mortgage Loan Processing Agreement between the Registrant and Atlanta Internet Bank, FSB dated as of April 1, 1998
 10.16*       --   Atlanta Internet Bank Mortgage Center Mortgage Loan Origination, Processing, Purchase and Sale
                   Agreement between Registrant and Atlanta Internet Bank dated as of April 1, 1998
 10.17+       --   License, Staffing, Purchase and Sale Agreement between Registrant and Atlanta Internet Bank, FSB dated as of April 1, 1998
 10.18*       --   Letter Agreement dated May 20, 1999, between the Registrant and NetBank
 10.19*       --   $2,000,000 Note Purchase Agreement dated as of February 9, 1999
 10.20*       --   Form of Common Stock Warrant dated August 31, 1997 with an exercise price of $7.50 per share
                   (50,000 shares)
 10.21*       --   Form of Common Stock Warrant dated January 30, 1998 with an exercise price of $7.50 per share
                   (66,667 shares)
 10.22*       --   Form of Warrant dated February 9, 1999 with an exercise price of $30.00 per share (6,668 shares)
 10.23*       --   Form of Warrant dated February 26, 1999 with an exercise price of $30.00 per share
                   (53,334 shares)

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
 10.24*       --   Form of Warrant dated April 19, 1999 with an exercise price of $30.00 per share (20,004 shares)
 10.25+       --   Warehousing Credit and Security Agreement (Single-Family Mortgage Loans) between Registrant and
                   Bank United dated as of July 1, 1998
                   (a) Second Amendment to Warehousing Credit and Security Agreement dated as of July 1, 1999
 10.26+       --   First Amended and Restated Warehousing Credit and Security Agreement (Single Family Mortgage
                   Loans) between Registrant and Residential Funding Corporation dated as of June 8, 1998
                   (a) First Amendment to First Amended and Restated Warehousing Credit and Security Agreement
                   (Single Family Mortgage Loans)
                   (b) Second Amendment to First Amended and Restated Warehousing Credit and Security Agreement
                   (Single Family Mortgage Loans)
                   (c) Third Amendment to First Amended and Restated Warehousing Credit and Security Agreement
                   (Single Family Mortgage Loans)
                   (d) Fourth Amendment to First Amended and Restated Warehousing Credit and Security Agreement
                   (Single Family Mortgage Loans)
                   (e) Letter dated July 9, 1999
 10.27*       --   Master Lease Agreement between Dominion Ventures, Inc. and Registrant dated as of April 1, 1998
 10.28+       --   $25,000,000 Warehouse Credit Agreement among Registrant, Cooper River Funding, Inc. and GE Capital
                   Mortgage Services, Inc. dated as of August 7, 1998
 10.29        --   Agreement Regarding Creation of Western America Mortgage, Ltd. dated as of July 8, 1999, among the
                   Registrant, FMN Management Company, Inc., Western America Mortgage, Ltd., Amcalfund, Inc. and
                   Mason-McDuffie Real Estate, Inc.
                   (a) Western America Mortgage, Ltd. Limited Partnership Agreement among FMN Management Company,
                   Inc. and Amcalfund, Inc.
                   (b) Office Use and Services Agreement between Mason-McDuffie Real Estate, Inc. and Western America
                   Mortgage, Ltd.
                   (c) Noncompetition and Option Agreement between Western America Mortgage, Ltd., Amcalfund, Inc.,
                   FMN Management Company, Inc. and Mason-McDuffie Real Estate, Inc.
 10.30        --   Domain Name Assignment Agreement dated as of January 1, 1999, between the Registrant and
                   Credit.com, LLC
                   (a) Amendment Number One to Domain Name Assignment Agreement dated June 30, 1999.
 10.31+       --   Intuit Lender Services, Inc. Subprime Agreement for Distribution, Marketing, Facilities and
                   Services dated as of May 26, 1999, between the Registrant and Intuit Lender Services, Inc.
 10.32*       --   Form of Director Indemnification Agreement dated as of April 15, 1999
 10.33*       --   Form of Director/Officer Indemnification Agreement dated as of April 15, 1999
 10.34*       --   Form of Officer Indemnification Agreement dated as of April 15, 1999
 10.35        --   Waiver Agreement dated December 28, 1998, between Cendant Mortgage and Mortgage.com.
 10.36        --   B. Anderson Young -- Terms of Offer of Employment
                   (a) Non-Competition Agreement for B. Anderson Young
 21.1*        --   List of Subsidiaries
 23.1         --   Consent of KPMG LLP
 23.2         --   Consent of Foley & Lardner (included in Exhibit 5.1)
 24.1*        --   Power of Attorney (included on signature page hereto)
 27.1*        --   Financial Data Schedule (for SEC use only)


------------------


* Previously filed.


+ Some portions of these exhibits are omitted pursuant to a confidential treatment request filed with the SEC.

(B) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in the applicable accounting regulations of the Securites and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against such public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issues.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PLANTATION, STATE OF FLORIDA, ON JULY 13, 1999.


                                          MORTGAGE.COM, INC.

                                          By: ________/s/ SETH S. WERNER________
                                                       Seth S. Werner
                                               Chairman, President and Chief
                                                    Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRANT'S REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

            /s/ SETH S. WERNER              Chairman of the Board, President and Chief          July 13, 1999
------------------------------------------  Executive Officer
              Seth S. Werner

              /s/ JOHN HOGAN                Executive Vice President and Director               July 13, 1999
------------------------------------------
                John Hogan

           /s/ DAVID W. LARSON              Executive Vice President and Director               July 13, 1999
------------------------------------------
             David W. Larson

          /s/ GEORGE A. NADDAFF             Vice-Chairman of the Board                          July 13, 1999
------------------------------------------
            George A. Naddaff

            /s/ EDWIN JOHNSON               Senior Vice President, Chief Financial              July 13, 1999
------------------------------------------  Officer and Chief Accounting Officer
              Edwin Johnson

            /s/ STEPHEN GREEN               Director                                            July 13, 1999
------------------------------------------
              Stephen Green

            /s/ MICHAEL K. LEE              Director                                            July 13, 1999
------------------------------------------
              Michael K. Lee

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
  1.1         --   Form of Underwriting Agreement
  3.1         --   Fourth Amended and Restated Articles of Incorporation
                   (a) Form of Amendment to Fourth Amended and Restated Articles of Incorporation
  3.2*        --   Amended and Restated Bylaws
  4.1*        --   $27,500,000 Note Purchase Agreement dated as of May 5, 1999
  4.2*        --   $8,000,000 Note Purchase Agreement dated as of February 26, 1999
  4.3*        --   $3,000,000 Note Purchase Agreement dated as of April 19, 1999
  4.4*        --   Registration Rights Agreement dated March 15, 1996, between the Registrant and Mason-McDuffie Real
                   Estate, Inc.
  4.5*        --   Registration Rights Agreement dated May 1, 1996, between the Registrant and Raymond James &
                   Associates, Inc.
  4.6*        --   Registration Rights Agreement dated as of January 1, 1998, between the Registrant and Credit.com,
                   LLC
  4.7*        --   Series B Preferred Stock Purchase Agreement dated as of March 29, 1996 among the Registrant, purchasers of the Series B Preferred Stock, Purchasers of the Series C Preferred Stock, Purchasers
                   of the Series D Preferred Stock, Andrew Heller, Kyle Meyer, John T. Rodgers, TeleBanc Capital
                   Markets, Inc. and Dominion Fund IV, L.P.
                   (a) First Amendment to Series B Purchase Agreement
                   (b) Second Amendment to Series B Purchase Agreement
                   (c) Third Amendment to Series B Purchase Agreement
                   (d) Fourth Amendment to Series B Purchase Agreement
                   (e) Fifth Amendment to Series B Purchase Agreement
                   (f) Sixth Amendment to Series B Purchase Agreement
                   (g) Seventh Amendment to Series B Purchase Agreement
  4.8         --   Specimen certificate for shares of the Registrant's common stock
  4.9         --   Recapitalization Agreement and Plan of Reorganization between the Registrant and Mason-McDuffie
                   Real Estate, Inc.
  5.1         --   Legal Opinion of Foley & Lardner as to legality of securities
 10.1         --   Employment Agreement between the Registrant and Seth S. Werner dated January 1, 1999
 10.2         --   Employment Agreement between the Registrant and John J. Hogan dated May 28, 1999
 10.3         --   Amended and Restated Employment Agreement between the Registrant and David Larson dated May 28, 1999
 10.4         --   Letter re Employment of John T. Rodgers dated May 26, 1999
                   (a) Noncompetition Agreement between the Registrant and John T. Rodgers dated May 26, 1999
 10.5         --   Noncompetition Agreement between the Registrant and John Buscema dated May 24, 1999
 10.6*        --   Purchase and Sale Agreement dated April 7, 1995 among the Registrant, Morbank Financial Systems,
                   Inc., Globe Mortgage Company, John Buscema, and Financial Resources Group (a) Waiver of Rights to
                   Software
 10.7*        --   Amended and Restated Stock Option Plan (as of March 24, 1999)
 10.8*        --   Form of Stock Option Agreements under Employee Stock Option Plan
                   (a) Mortgage.com, Inc. (f/k/a First Mortgage Network, Inc.) Non-Qualified Stock Option Agreement
                   (b) Mortgage.com, Inc. (f/k/a First Mortgage Network, Inc.) Non-Qualified Stock Option Agreement
                   (For Employees of Network Members)
                   (c) Mortgage.com, Inc. (f/k/a First Mortgage Network, Inc.) Incentive Stock Option Agreement
                   (d) Mortgage.com, Inc. Non-Qualified Stock Option Agreement (Revised April 26, 1999)
                   (e) Mortgage.com, Inc. Non-Qualified Stock Option Agreement (For Employees of Network Members
                   Revised April 26, 1999)
                   (f) Mortgage.com, Inc. Incentive Stock Option Agreement (Revised April 26, 1999)

  EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------

 10.9*        --   Superior Bank Warrant Repurchase Agreement between Registrant and Superior Bank, FSB dated May 4,
                   1999
 10.10*       --   Agreement between Registrant and Superior Bank, FSB dated as of April 1, 1998
 10.11        --   Common Stock Warrant dated April 1, 1998 to Superior Bank, FSB to purchase 200,000 shares of
                   Common Stock at $5.00 per share
 10.12*       --   Common Stock Warrant dated April 1, 1998 to Superior Bank, FSB to purchase 100,000 shares of
                   Common Stock at $7.50 per share
 10.13+       --   Amended and Restated Desktop Underwriter Seller/Servicer Software License and Subscription
                   Agreement between Registrant and Fannie Mae executed October 15, 1998
 10.14+       --   Distribution, Marketing, Facilities and Service Agreement between Registrant and Intuit Lender
                   Services, Inc. dated as of May 31, 1998, as amended
 10.15+       --   Mortgage Loan Processing Agreement between the Registrant and Atlanta Internet Bank, FSB dated as of April 1, 1998
 10.16*       --   Atlanta Internet Bank Mortgage Center Mortgage Loan Origination, Processing, Purchase and Sale
                   Agreement between Registrant and Atlanta Internet Bank dated as of April 1, 1998
 10.17+       --   License, Staffing, Purchase and Sale Agreement between Registrant and Atlanta Internet Bank, FSB dated as of April 1, 1998
 10.18*       --   Letter Agreement dated May 20, 1999, between the Registrant and NetBank
 10.19*       --   $2,000,000 Note Purchase Agreement dated as of February 9, 1999
 10.20*       --   Form of Common Stock Warrant dated August 31, 1997 with an exercise price of $7.50 per share
                   (50,000 shares)
 10.21*       --   Form of Common Stock Warrant dated January 30, 1998 with an exercise price of $7.50 per share
                   (66,667 shares)
 10.22*       --   Form of Warrant dated February 9, 1999 with an exercise price of $30.00 per share (6,668 shares)
 10.23*       --   Form of Warrant dated February 26, 1999 with an exercise price of $30.00 per share
                   (53,334 shares)
 10.24*       --   Form of Warrant dated April 19, 1999 with an exercise price of $30.00 per share (20,004 shares)
 10.25+       --   Warehousing Credit and Security Agreement (Single-Family Mortgage Loans) between Registrant and
                   Bank United dated as of July 1, 1998
                   (a) Second Amendment to Warehousing Credit and Security Agreement dated as of July 1, 1999
 10.26+       --   First Amended and Restated Warehousing Credit and Security Agreement (Single Family Mortgage
                   Loans) between Registrant and Residential Funding Corporation dated as of June 8, 1998
                   (a) First Amendment to First Amended and Restated Warehousing Credit and Security Agreement
                   (Single Family Mortgage Loans)
                   (b) Second Amendment to First Amended and Restated Warehousing Credit and Security Agreement
                   (Single Family Mortgage Loans)
                   (c) Third Amendment to First Amended and Restated Warehousing Credit and Security Agreement
                   (Single Family Mortgage Loans)
                   (d) Fourth Amendment to First Amended and Restated Warehousing Credit and Security Agreement
                   (Single Family Mortgage Loans)
                   (e) Letter dated July 9, 1999
 10.27*       --   Master Lease Agreement between Dominion Ventures, Inc. and Registrant dated as of April 1, 1998
 10.28+       --   $25,000,000 Warehouse Credit Agreement among Registrant, Cooper River Funding, Inc. and GE Capital
                   Mortgage Services, Inc. dated as of August 7, 1998

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------

 10.29        --   Agreement Regarding Creation of Western America Mortgage, Ltd. dated as of July 8, 1999, among the
                   Registrant, FMN Management Company, Inc., Western America Mortgage, Ltd., Amcalfund, Inc. and
                   Mason-McDuffie Real Estate, Inc.
                   (a) Western America Mortgage, Ltd. Limited Partnership Agreement among FMN Management Company,
                   Inc. and Amcalfund, Inc.
                   (b) Office Use and Services Agreement between Mason-McDuffie Real Estate, Inc. and Western America
                   Mortgage, Ltd.
                   (c) Noncompetition and Option Agreement between Western America Mortgage, Ltd., Amcalfund, Inc.,
                   FMN Management Company, Inc. and Mason-McDuffie Real Estate, Inc.
 10.30        --   Domain Name Assignment Agreement dated as of January 1, 1999, between the Registrant and
                   Credit.com, LLC
                   (a) Amendment Number One to Domain Name Assignment Agreement dated June 30, 1999.
 10.31+       --   Intuit Lender Services, Inc. Subprime Agreement for Distribution, Marketing, Facilities and
                   Services dated as of May 26, 1999, between the Registrant and Intuit Lender Services, Inc.
 10.32*       --   Form of Director Indemnification Agreement dated as of April 15, 1999
 10.33*       --   Form of Director/Officer Indemnification Agreement dated as of April 15, 1999
 10.34*       --   Form of Officer Indemnification Agreement dated as of April 15, 1999
 10.35        --   Waiver Agreement dated December 28, 1998, between Cendant Mortgage and Mortgage.com.
 10.36        --   B. Anderson Young -- Terms of Offer of Employment
                   (a) Non-Competition Agreement for B. Anderson Young
 21.1*        --   List of Subsidiaries
 23.1         --   Consent of KPMG LLP
 23.2         --   Consent of Foley & Lardner (included in Exhibit 5.1)
 24.1*        --   Power of Attorney (included on signature page hereto)
 27.1*        --   Financial Data Schedule (for SEC use only)

*  Previously filed.
+ Some protions of these exhibits are omitted pursuant to a confidential treatment request filed with the SEC.